   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 9, 1997


                                                      REGISTRATION NO. 333-32671

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                          PATINA OIL & GAS CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         1311                        75-2629477
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL          (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)
                                                             KEITH M. CROUCH
                1625 BROADWAY                                 1625 BROADWAY
            DENVER, COLORADO 80202                        DENVER, COLORADO 80202
                (303) 389-3600                                (303) 389-3600
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE        (ADDRESS, INCLUDING ZIP CODE, AND
       NUMBER, INCLUDING AREA CODE, OF               TELEPHONE NUMBER, INCLUDING AREA
  REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)             CODE OF AGENT FOR SERVICE)

                               ------------------

                                   COPIES TO:

       JOHN E. RILEY                 PETER E. LORENZEN               MARTIN J. COLLINS
 SIMPSON THACHER & BARTLETT        SNYDER OIL CORPORATION           MAYER, BROWN & PLATT
    425 LEXINGTON AVENUE              777 MAIN STREET                  1675 BROADWAY
  NEW YORK, NEW YORK 10017        FORT WORTH, TEXAS 76102         NEW YORK, NEW YORK 10019
       (212) 455-2520                  (817) 338-4043                  (212) 506-2500

                               ------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
    As soon as practicable following the effectiveness of this Registration
                                   Statement.

                               ------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 1997

                                7,500,000 SHARES
                          PATINA OIL & GAS CORPORATION
                                  COMMON STOCK
                               ------------------


     All of the shares of Common Stock, $.01 par value (the "Common Stock"), of Patina Oil & Gas Corporation (the "Company" or "Patina") offered hereby are being sold by Snyder Oil Corporation ("SOCO"). Accordingly, the Company will not receive any proceeds from the sale of the shares offered hereby. See "Selling Stockholder."



     Concurrently with the sale of the shares of Common Stock offered hereby (the "Offering"), the Company intends to (i) sell in private transactions up to 2,520,000 shares of its 8.5% Convertible Preferred Stock (the "New Preferred Stock") to a limited number of investors for an aggregate purchase price of up to $63.0 million, (ii) sell shares of Common Stock having an aggregate purchase price of $3.0 million, at a price per share equal to the per share "Price to Public" set forth below (the "Public Offering Price"), to certain members of management of the Company and (iii) use the proceeds from such sales, together with bank borrowings, if necessary, to purchase the balance of the Common Stock owned by SOCO at a price equal to the per share "Proceeds to SOCO" set forth below (the "Net Offering Price"). Such transactions are herein collectively referred to as the "Concurrent Transactions" and, together with the Offering, as the "Transactions. " The consummation of the Offering is contingent upon the consummation of certain of the Concurrent Transactions and upon SOCO's receiving a Net Offering Price of at least $7.0875 per share (which requires, assuming underwriting discounts and commissions of $.4125 per share, a Public Offering Price of at least $7.50 per share) in the Offering. See "Concurrent Transactions."



     The Common Stock is traded on the New York Stock Exchange under the symbol "POG." The last reported sale price of the Common Stock on the New York Stock Exchange on September 8, 1997 was $9.00 per share. See "Price Range of Common Stock."


     SEE "RISK FACTORS", BEGINNING ON PAGE 10, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                               ------------------


======================================================================================================
                                                                UNDERWRITING
                                                                  DISCOUNTS           PROCEEDS TO
                                          PRICE TO PUBLIC    AND COMMISSIONS(1)         SOCO(2)
- ------------------------------------------------------------------------------------------------------
Per Share                                        $                    $                    $
- ------------------------------------------------------------------------------------------------------
Total(3)                                         $                    $                    $
======================================================================================================


(1) For information regarding indemnification of the Underwriters, see "Underwriting."

(2) Before deducting expenses estimated to be $          payable by the Company.


(3) SOCO has granted the Underwriters a 30-day option to purchase up to 1,125,000 additional shares of Common Stock solely to cover overallotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to SOCO will be
    $          , $          and $          , respectively. See "Underwriting."


                               ------------------

     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
            , 1997, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.
                               ------------------

SMITH BARNEY INC.                                     MORGAN STANLEY DEAN WITTER
         A.G. EDWARDS & SONS, INC.
                           JEFFERIES & COMPANY, INC.
                                                        PAINEWEBBER INCORPORATED

            , 1997

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549 and at its Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such materials also may be obtained by mail at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. The Common Stock is listed on the New York Stock Exchange, and similar information concerning the Company may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements and exhibits thereto, the "Registration Statement"), of which this Prospectus constitutes a part, under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in or incorporated by reference in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares offered hereby, reference is made to the Registration Statement, copies of which may be obtained from the Commission as set forth above. Any statements contained in this Prospectus concerning the provisions of any contract, agreement or other document filed with the Registration Statement as exhibits are not necessarily complete summaries of such documents, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act (Commission file number 1-14344) are incorporated herein by reference:


          (a) Annual Report on Form 10-K for the year ended December 31, 1996;

          (b) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997 and June 30, 1997; and


          (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated April 25, 1996, as updated by any amendment or report filed for the purpose of updating such description.



     In addition, the following document heretofore filed by Gerrity Oil & Gas Corporation with the Commission pursuant to the Exchange Act (Commission file number 0-18667) is incorporated herein by reference: Quarterly Report on form 10-Q for the quarterly period ended March 31, 1996.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document all or a portion of which is incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will furnish without charge to each person, including any beneficial owner of Common Stock, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any of the foregoing documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to Patina Oil & Gas Corporation, Attention: Investor Relations, 1625 Broadway, Suite 2000, Denver, Colorado 80202 (telephone: (303) 389-3600).

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified by, the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference. Unless the context suggests otherwise, (i) Patina or the Company refers to Patina Oil & Gas Corporation and its subsidiaries and (ii) Predecessors refers to Snyder Oil Corporation's Wattenberg field operations and Gerrity Oil & Gas Corporation. The terms defined in the Glossary have the meanings provided therein. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' overallotment option.

                                  THE COMPANY

GENERAL


     Patina Oil & Gas Corporation (the "Company" or "Patina") is an independent energy company engaged in the acquisition, development, exploitation and production of oil and natural gas in the Wattenberg field ("Wattenberg") of Colorado's Denver-Julesburg Basin (the "D-J Basin"). The Company was formed in early 1996 to hold the Wattenberg assets of Snyder Oil Corporation ("SOCO") and to facilitate the acquisition of Gerrity Oil & Gas Corporation (the "Gerrity Acquisition"). Thomas J. Edelman structured and negotiated the Gerrity Acquisition and has served as the Company's chief executive from its inception. Since the Gerrity Acquisition in May 1996, the Company has focused its efforts on consolidating its properties, developing a focused and efficient organization, reducing costs and improving operations. From May 1996 through June 30, 1997, the Company used operating cash flow to reduce indebtedness by over $40 million and repurchase $14.4 million of its equity securities, while investing $15.5 million in the further development of its properties.



     SOCO has been the Company's major stockholder since its formation and currently owns 74% of Patina's Common Stock. For strategic reasons, SOCO has decided to liquidate its stake in Patina and redeploy the proceeds in its core business. Pursuant to the Transactions described in this Prospectus, SOCO's ownership in the Company will be eliminated and the Company will be positioned to pursue an independent growth strategy.



     At December 31, 1996, the Company had total assets of $430.2 million and
431.5 Bcfe of proved reserves. The reserves had an estimated pretax present value of $649 million based on unescalated prices and costs in effect on that date. Approximately 70% of the reserves by volume were natural gas and over 90% of the pretax present value was attributable to proved developed reserves. Average oil and natural gas prices for the six months ended June 30, 1997 have declined 19% and 36%, respectively, from 1996 year-end prices. Equivalent reserves and pretax present value would have been approximately 397 Bcfe and $343 million, respectively, at 1996 year-end, assuming constant wellhead prices of $20.00 per barrel of oil and $2.00 per Mcf of gas. The Company operates almost 90% of the roughly 3,550 producing wells in which it holds an interest, representing 98% of its producing reserves. In the year ended December 31, 1996, the Company generated revenues of $83.2 million, net income of $3.6 million and net cash provided by operations of $53.0 million. During that period, production averaged 93.1 MMcfe per day. During the six months ended June 30, 1997, the Company generated revenues of $52.3 million, net income of $7.1 million and net cash provided by operations of $33.5 million, with average production of 108.3 MMcfe per day. Based on pro forma production for 1996 and year-end 1996 reserves, the Company has a reserve life index of 10.3 years.


     Since 1986, the Company and its Predecessors have grown through a series of acquisitions in combination with the further exploitation and development of its properties. Mr. Edelman and certain other members of Patina's management have extensive experience in structuring and negotiating acquisitions as well as managing large scale and cost efficient operations. During the past ten years, the Company and its Predecessors have completed more than 65 acquisitions having an aggregate purchase price of over $450 million and during the past five years, have expended more than $400 million on development projects including the drilling of over 1,500 wells and the recompletion of more than 400 wells. Management believes that the Company's sizable asset base and cash flow, along with its low production costs and efficient operating structure, provide it with a competitive advantage in Wattenberg and in certain analogous basins. Given management's expertise in acquisitions and the advantages set forth above, the Company believes it will be in an excellent position after the Transactions described herein to pursue further consolidation in Wattenberg and to acquire positions in other basins where it has or can develop a competitive advantage.


     To ensure that management has a significant stake in the Company's success, all of the Company's executive officers and certain of its key employees have collectively committed to purchase $3.0 million of the Company's Common Stock at the Public Offering Price. In addition, these same individuals will be awarded 500,000 shares of restricted Common Stock that will vest over a five-year period. Simultaneously, several sizable institutional investors possessing substantial experience and an ongoing interest in investing in the energy business, as well as several individuals, have committed to invest up to $63.0 million in the Company's New Preferred Stock. Immediately following the Offering, the Company anticipates using the proceeds from management's stock purchase, together with proceeds from the sale of the New Preferred Stock and bank borrowings, if necessary, to repurchase the balance of Patina Common Stock owned by SOCO after the Offering.


BUSINESS STRATEGY


     The Company plans to increase its reserves, production and cash flow in a cost-efficient manner, primarily through: (i) selectively pursuing consolidation and acquisition opportunities in existing and future core areas; (ii) efficiently controlling operating and overhead expenses; (iii) operating its properties in order to enhance production through well workovers, development activity and operational improvements; (iv) utilizing improved exploitation and development techniques to maximize the value of its properties; and (v) developing a strong financial position that affords the Company the financial flexibility to execute its business strategy.


  Pursue Consolidation and Acquisition Opportunities

     The Company intends to pursue further consolidation and exploitation opportunities in Wattenberg where it is currently the largest producer, accounting for over 30% of total annual production from the field. In addition, management intends to simultaneously pursue low-risk acquisitions of producing reserves in other Western U.S. basins where the Company can leverage its operating efficiencies and pursue consolidation opportunities. Management believes that the Company's economies of scale, focused operations and operating expertise give it a competitive advantage in pursuing further consolidation and acquisition opportunities.

  Control Operating and Overhead Costs

     As a result of its extensive operating experience and concentrated reserve base, the Company believes that it is one of the most efficient oil and natural gas producers in the United States. The Company's lease operating expenses during 1996 and for the six months ended June 30, 1997 were $0.26 and $0.30 per Mcfe, respectively. In addition, the Company's annual general and administrative ("G&A") expenses have been reduced to less than half those incurred by its Predecessors, resulting in G&A expenses during 1996 and for the six months ended June 30, 1997 of $0.18 and $0.13 per Mcfe, respectively. The Company's low operating costs increase its operating margin, extend the economic life of its wells and enhance its reserve value.

  Operate Properties

     The Company prefers to operate its properties in order to exercise greater control over the timing and plans for future development, well workovers, production enhancements and lease operating expenses, as well as the marketing of oil and natural gas production. The Company currently operates approximately 3,175 (or 90%) of the 3,550 producing wells in which it owns an interest and these operated properties account for approximately 98% of the pretax present value of its year-end 1996 producing reserves.

  Exploit Existing Reserves

     The Company seeks to maximize the value of its properties by increasing production and recoverable reserves through the active development, recompletion and exploitation of its properties. At December 31, 1996, the Company had 728 proved undeveloped drilling locations and 605 recompletion opportunities. A recompletion can increase per well producing reserves by up to 100% at less than half the cost of drilling a new well. During the past 12 months, the Company has focused extensively on frac design and stimulation techniques. Early results have shown an increase in productivity on newly drilled wells and recompletions. The Company initiated a refrac program in 1996 and, to date, the Company has successfully performed seven refracs and identified approximately 100 wells suitable for refrac. The Company's year-end reserve report does not include any reserves attributable to the refrac program. During 1996, the Company successfully drilled 12 development wells and recompleted an additional 61 wells at a total capital cost of $8.5 million. The Company's existing 1997 capital expenditure budget provides $15 million for the drilling of 35 new development wells, the recompletion of an additional 75 wells and the expansion of the refrac program. Through June 30, 1997, the Company had drilled 10 development wells, recompleted 40 wells (including seven refracs) and completed the drilling of nine wells in progress at year-end 1996 for a total capital cost of $8.0 million.

  Develop Financial Flexibility

     The Company is committed to developing its financial flexibility. Since the Gerrity Acquisition, the Company has reduced its indebtedness by over $40 million and has repurchased $14.4 million of its equity securities. At June 30, 1997, assuming the consummation of the Transactions described herein, the Company would have had a debt-to-book capitalization ratio of approximately 51%. Management expects future capital expenditures, excluding acquisitions, to be funded by operating cash flow. The New Preferred Stock Investors have committed to purchase up to $63.0 million of New Preferred Stock, and the Company expects to use at least $40.0 million from the sale of shares of New Preferred Stock to complete the repurchase of Patina Common Stock owned by the Selling Stockholder after the Offering. In the event the Company issues New Preferred Stock at the closing of the Offering, the balance of this commitment will remain available through December 31, 1997 for acquisition financing or for general corporate purposes.

                                  THE OFFERING


Common Stock offered by SOCO..........................  7,500,000 shares
Common Stock to be outstanding after the Offering
  without giving effect to the Concurrent
  Transactions........................................  18,820,248 shares(a)
Common Stock to be outstanding after the
  Transactions........................................  13,273,189 shares(b)
Use of Proceeds.......................................  The Company will not receive any of the proceeds from the Offering. See
                                                        "Use of Proceeds" and "Concurrent
                                                        Transactions."
Conditions to the Offering............................  The consummation of the Offering is conditioned upon the concurrent
                                                        consummation of certain of the
                                                        Concurrent Transactions and on a
                                                        minimum Net Offering Price of $7.0875
                                                        per share.
New York Stock Exchange symbol........................  POG


- ---------------
(a) Excludes: (i) 4,262,271 shares issuable upon the conversion of outstanding shares of the Company's presently outstanding shares of 7.125% Preferred Stock (the "Old Preferred Stock") (having a conversion price of $8.61 per share); (ii) 2,919,451 shares issuable upon exercise of outstanding warrants (having an exercise price of $12.50 per share); and (iii) 788,960 shares issuable upon exercise of outstanding stock options (having a weighted average exercise price of $8.30 per share). See "Description of Capital Stock -- Preferred Stock" and " -- Warrants" and "Management -- Stock Option Plan."

(b) Reflects the shares of Common Stock to be outstanding after the Offering, adjusted for the Concurrent Transactions, including: (i) 6,500,000 shares purchased by the Company in the Repurchase (as defined below); (ii) 352,941 shares purchased by the Management Investors (as defined below) (assuming a Public Offering Price of $8.50 per share); (iii) 500,000 shares awarded to the Management Investors; and (iv) 100,000 shares issued to the New Preferred Stock Investors (as defined below). Excludes: (i) 4,545,455 shares issuable upon conversion of the New Preferred Stock (assuming the issuance of 1,600,000 shares of New Preferred Stock having a conversion price of $8.80 per share) and (ii) 230,000 shares issuable to the New Preferred Stock Investors under certain circumstances. See "Description of Capital
    Stock -- Preferred Stock," "Management -- Management Equity Participation Program" and "Concurrent Transactions -- Certain Other Events -- Grant of Options by SOCO."

                            THE CONCURRENT TRANSACTIONS


     SOCO currently owns 14,000,000 shares (or approximately 74%) of the Company's Common Stock. Concurrently with the sale of shares of Common Stock offered hereby, the Company will repurchase the remaining shares of Common Stock held by SOCO after the Offering at a price per share equal to the Net Offering Price (the "Repurchase"). The Transactions are intended to establish the Company as an independent entity and to provide it with the financial and operational flexibility necessary to execute its business strategy. The Concurrent Transactions consist of: (a) the sale by the Company of up to $63.0 million (as determined by the Company in its sole discretion, subject to a minimum of $40.0 million) of its New Preferred Stock, which will have an annual dividend of 8.5% and a liquidation preference of $25.00 per share, to a limited number of investors (none of whom is presently an affiliate of the Company), including First Reserve Fund VII, Limited Partnership, Chase Venture Capital Associates, L.P. and Highbridge International LDC (collectively, the "New Preferred Stock Investors"); (b) the sale by the Company to Mr. Edelman and other members of management (collectively, the "Management Investors") of $3.0 million of Common Stock at a purchase price per share equal to the Public Offering Price; and (c) the Repurchase, using the proceeds from the sales of the New Preferred Stock and Common Stock described above, together with bank borrowings, if necessary. The Repurchase will cost approximately $52.2 million, assuming a Public Offering Price of $8.50 per share. Consummation of the Offering is contingent upon, among other things, the consummation of the sale of shares of Common Stock to the Management Investors, the Repurchase and upon SOCO's receiving a Net Offering Price of at least $7.0875 per share (which requires, assuming underwriting discounts and commissions of $.4125 per share, a Public Offering Price of at least $7.50 per share) in the Offering.



     At the time of the sale of the shares of New Preferred Stock, the Company will also issue 100,000 shares of Common Stock to the New Preferred Stock Investors as a part of the purchase of the New Preferred Stock. Under certain circumstances, the Company may also issue 230,000 shares of Common Stock to the New Preferred Stock Investors. For a discussion of the circumstances under which the 230,000 shares will be issued. See "Concurrent Transactions -- Issuance of New Preferred Stock." The Company has also agreed to award the Management Investors 500,000 shares of restricted Common Stock, the ownership of which will vest in equal increments over a period of five years. For a description of the financial accounting for the 100,000 shares of Common Stock to be issued to the New Preferred Stock Investors and the 500,000 shares of Common Stock to be issued to the Management Investors, see clause (c) under "Balance Sheet" in the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.


     For more information regarding these transactions, see "Concurrent Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition and Capital Resources," "Description of Capital Stock -- Preferred Stock -- New Preferred Stock," "Management -- Management Equity Participation Program."

     The following table sets forth the anticipated sources and uses of funds applicable to the Company in connection with the consummation of the Concurrent Transactions, assuming a Public Offering Price of $8.50 per share:


                                                                        IN MILLIONS
                                                                        -----------
            SOURCES OF FUNDS:
              Sale of New Preferred Stock...........................       $40.0(a)
              Sale of Common Stock to the Management Investors......         3.0(b)
              Bank borrowings.......................................        11.0(c)
                                                                        -----------
                      Total.........................................       $54.0
                                                                        ========
            USES OF FUNDS:
              Repurchase the balance of Common Stock held by SOCO...       $52.2
              Expenses payable by the Company.......................         0.9
              Loans to the Management Investors.....................         0.9(b)
                                                                        -----------
                      Total.........................................       $54.0
                                                                        ========


- ---------------
(a) Assumes 1,600,000 shares of New Preferred Stock are sold to the New Preferred Stock Investors at a price per share of $25.00.

(b) The Management Investors will purchase $3.0 million of Common Stock at the Public Offering Price, of which up to $850,000 will be funded with loans from the Company. See "Management -- Management Equity Participation Program."


(c) Assumes 7,500,000 shares of Common Stock are sold in the Offering and the Underwriters' overallotment option is not exercised. If the Underwriters' overallotment option is immediately exercised in full, the Company will not need to make any long-term bank borrowings to finance the Share Repurchase.



                                  RISK FACTORS



     There are a number of risks associated with an investment in the Company's Common Stock, including: (i) risks related to the Company (such as acquisition risks, dependence on key personnel and the replacement of reserves and production decline); (ii) risks related to the oil and gas industry generally (such as the volatility of oil and natural gas prices, operating risks of oil and natural gas operations and the uncertainty of reserve estimates); and (iii) risks associated with the Transactions (such as the shares eligible for future sale, the absence of dividends, the consummation of the Repurchase and the preferences of the New Preferred Stock). See "Risks Factors."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                      (In thousands except per share data)

     The following tables present summary historical and pro forma financial and operating data of the Company and have been derived from the Consolidated Financial Statements and Unaudited Pro Forma Condensed Consolidated Financial Statements included elsewhere within this Prospectus and should be read in conjunction with those statements and the notes thereto. The amounts and results of operations of the Company for periods prior to the Gerrity Acquisition include the historical amounts and results of SOCO's Wattenberg operations. Neither the historical data nor the pro forma data is necessarily indicative of the results to be expected after the Transactions. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.


                                             YEAR ENDED DECEMBER 31,
                                   --------------------------------------------      SIX MONTHS ENDED JUNE 30,
                                                                     PRO FORMA    --------------------------------
                                                                    AS ADJUSTED                        AS ADJUSTED
                                     1994       1995       1996     1996(a)(b)     1996       1997       1997(b)
                                   --------   --------   --------   -----------   -------   --------   -----------
                                                                    (UNAUDITED)             (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues.......................... $ 67,822   $ 50,102   $ 83,188    $ 100,138    $30,110   $ 52,340     $52,340
Expenses
  Direct operating................    8,110      8,867     14,519       17,718      5,401      9,322       9,322
  Exploration.....................      784        416        224          658        149         62          62
  General and administrative......    7,484      5,974      6,151        8,049      3,113      2,611       3,050
  Interest and other..............    3,869      5,476     14,304       19,968      4,979      8,485       8,870
  Depletion, depreciation and
    amortization..................   43,036     32,591     44,822       51,663     18,723     24,776      24,776
                                   --------   --------   --------     --------    -------   --------     -------
         Total expenses...........   63,283     53,324     80,020       98,056     32,365     45,256      46,080
                                   --------   --------   --------     --------    -------   --------     -------
Income (loss) before taxes........    4,539     (3,222)     3,168        2,082     (2,255)     7,084       6,260
Provision (benefit) for income
  taxes...........................    1,589     (1,128)      (394)          --       (394)        --          --
                                   --------   --------   --------     --------    -------   --------     -------
Net income (loss)................. $  2,950   $ (2,094)  $  3,562    $   2,082    $(1,861)  $  7,084     $ 6,260
                                   ========   ========   ========     ========    =======   ========     =======
Net income (loss) per common
  share........................... $   0.21   $  (0.15)  $   0.08    $   (0.30)   $ (0.16)  $   0.30     $  0.24
                                   ========   ========   ========     ========    =======   ========     =======
Weighted average shares
  outstanding.....................   14,000     14,000     17,796       14,240     15,959     18,921      13,374
                                   ========   ========   ========     ========    =======   ========     =======

CASH FLOW DATA
Net cash provided by operations... $ 47,690   $ 18,407   $ 52,996          N/A    $14,968   $ 33,481         N/A
Net cash used by investing........  (96,378)   (21,060)    (9,796)         N/A     (2,415)    (8,348)        N/A
Net cash realized (used) by
  financing.......................   46,688      2,653    (38,047)         N/A       (340)   (20,718)        N/A

OTHER FINANCIAL DATA
EBITDA(c)......................... $ 51,444   $ 34,778   $ 62,265    $  74,342    $21,390   $ 40,266     $39,827
Capital expenditures(d)...........  (95,596)   (21,842)    (8,532)     (12,821)    (1,375)    (8,348)     (8,348)



                                                                                       AS OF JUNE 30, 1997
                                                  AS OF DECEMBER 31,                 ------------------------
                                          ----------------------------------                          AS
                                            1994         1995         1996            ACTUAL      ADJUSTED(b)
                                          --------     --------     --------         --------     -----------
                                                                                           (UNAUDITED)
BALANCE SHEET DATA
Working capital.......................... $(12,755)    $    --      $ 1,015          $ 1,881       $   1,881
Oil and natural gas properties, net...... 234,821      214,594      398,640          381,016         381,016
Total assets............................. 246,686      224,521      430,233          413,517         413,517
Long-term debt...........................  79,333       75,000      197,594          182,685         193,685
Stockholders' equity..................... 115,846      113,663      196,236          197,542         186,542


- ---------------
(a) Pro forma to give effect to the Gerrity Acquisition as if it had occurred on the first day of the period presented.

(b) As adjusted to give effect to the Transactions (assuming a Public Offering Price of $8.50 per share, the purchase by the Management Investors of 352,941 shares of Common Stock at the Public Offering Price, the issuance by the Company of $40.0 million of New Preferred Stock and the repurchase by the Company of 6,500,000 shares of Common Stock from SOCO at a Net Offering Price of $8.0325 per share), as if each had occurred on the first day of the period presented, in the case of Statement of Operations Data and Other Financial Data, or as if each had occurred on the date presented, in the case of Balance Sheet Data.



(c) EBITDA represents net income (loss) plus income taxes, interest expense and depletion, depreciation and amortization expense. EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operating activities, each as determined in accordance with generally accepted accounting principles ("GAAP"). Moreover, EBITDA does not necessarily indicate whether cash flow will be sufficient for such items as working capital or capital expenditures, or to react to changes to the Company's industry or to the economy generally. The Company believes that EBITDA is a measure commonly used by lenders and certain investors to evaluate oil and gas companies. The Company also believes that EBITDA data may help to understand the Company's performance because such data may reflect the Company's ability to generate cash flows, which is an indicator of its ability to satisfy its debt service, capital expenditure and working capital requirements. EBITDA may not be comparable to other similarly titled measures of other companies. The Company's Credit Agreement requires the maintenance of certain EBITDA ratios. See "Description of Certain Indebtedness -- Credit Agreement."



(d) Capital expenditures do not include $218.4 million of non-cash acquisitions in 1996.

                             SUMMARY OPERATING DATA

     The following table sets forth certain summary operating data for the Company.


                                           YEAR ENDED DECEMBER 31,                  SIX MONTHS ENDED
                                ----------------------------------------------          JUNE 30,
                                                                   PRO FORMA       -------------------
                                 1994       1995       1996           1996          1996        1997
                                ------     ------     -------     ------------     -------     -------
                                                                                       (UNAUDITED)
AVERAGE DAILY PRODUCTION
  Oil (Bbl)....................  5,011      3,677       4,612          5,786         3,809       5,442
  Natural gas (Mcf)............ 65,460     57,482      65,429         79,241        56,640      75,624
  Total Mcfe................... 95,526     79,544      93,101        113,957        79,494     108,275
AVERAGE PRICES
  Oil (Bbl).................... $14.84     $16.43      $20.47         $20.21        $19.55      $20.29
  Natural gas (Mcf)............   1.70       1.34        1.99           1.93          1.58        2.35
  Mcfe.........................   1.94       1.73        2.41           2.37          2.06        2.66
PER MCFE DATA
  Revenues..................... $ 1.94     $ 1.73     $  2.41       $   2.37       $  2.06     $  2.66
  Lease operating expenses.....   0.10       0.19        0.26           0.26          0.23        0.30
  Production taxes.............   0.13       0.12        0.17           0.17          0.14        0.18
  General and administrative
     expenses..................   0.22       0.21        0.18           0.19          0.22        0.13
                                ------     ------      ------         ------        ------      ------
  Operating margin.............  $1.49      $1.21       $1.80          $1.75         $1.47       $2.05
                                ======     ======      ======         ======        ======      ======
RESERVE LIFE INDEX(years)(a)...    7.2        6.3        12.7           10.3           N/A         N/A


- ---------------
(a) The reserve life index is calculated as proved reserves divided by annual or pro forma production for the relevant period.

                              SUMMARY RESERVE DATA

     The following table summarizes the Company's net proved developed and undeveloped reserves as of December 31, 1996, based upon a report prepared by Netherland, Sewell & Associates, Inc. The quantities and values are based on wellhead prices at December 31, 1996, which averaged $25.20 per barrel of oil and $3.70 per Mcf of gas.

                                                                       PROVED RESERVES(a)
                                                             --------------------------------------
                                                             DEVELOPED   UNDEVELOPED       TOTAL
                                                             ---------   -----------     ----------
Oil (MBbl).................................................     15,799        6,676          22,475
Natural gas (MMcf).........................................    242,777       53,882         296,659
Total Proved Reserves (MMcfe)..............................    337,572       93,938         431,509
Future net cash flow before income taxes (in thousands)....  $ 980,264    $ 188,603      $1,168,867
Pretax present value (in thousands)........................  $ 582,408    $  66,389      $  648,797

- ---------------
(a) Oil and natural gas prices in effect at December 31, 1996 were significantly higher than current prices. Equivalent reserves and pretax present value would be approximately 397,000 MMcfe and $343 million, respectively, assuming constant wellhead prices of $20.00 per barrel of oil and $2.00 per Mcf of gas.

                                  RISK FACTORS

COMPANY RISKS

  Acquisition Risks

     The Company's growth has been attributable in significant part to acquisitions. The Company expects to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms management considers satisfactory. There can be no assurance that suitable acquisitions will be identified in the future or that the Company will be able to finance such acquisitions on favorable terms. In connection with consummating any significant future acquisitions, the Company will require additional debt or equity financing, which may not be available or, if available, may not be on terms that are acceptable to the Company. In addition, the Company competes against other companies for acquisitions, and there can be no assurance that the Company will be successful in the acquisition of any material property interests. Furthermore, there can be no assurance that any future acquisitions made by the Company will be integrated successfully into the Company's operations or will achieve desired rates of return.

     Successful acquisitions require an assessment of recoverable reserves, exploration potential, future oil and natural gas prices, operating costs, as well as environmental and other risks beyond the Company's control. In connection with such assessments, the Company performs a review of the subject properties that it believes to be generally consistent with industry practices. Nonetheless, the resulting assessments are necessarily inexact and their accuracy inherently uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit the Company to become sufficiently familiar with the properties to fully assess their merits and efficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken.

     Significant acquisitions can change the nature of the operations and business of the Company depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location from existing properties.

  Dependence on Key Personnel

     The continued growth of the Company depends, and will continue to depend in the foreseeable future, on the services of its officers and key employees who have extensive experience and expertise in evaluating and analyzing potential acquisitions and managing the Company's oil and natural gas properties, including Mr. Edelman, the Company's Chairman, President and Chief Executive Officer. Although the Company has a three-year employment agreement with Mr. Edelman, the agreement only obligates Mr. Edelman to commit a substantial portion of his working time to the Company; he is not required to devote all of his time and effort to the business of the Company. The Company does not have employment agreements with any of its officers or key employees, other than Mr. Edelman. The ability of the Company to retain its officers and key employees is important to the continued success and growth of the Company. The loss of Mr. Edelman would, and the loss of other key personnel could, have a material adverse effect on the Company's future growth prospects. The Company does not maintain key man life insurance on any of its employees. See "Management."

  Replacement of Reserves and Production Decline

     In general, the volume of production from oil and natural gas properties declines as reserves are depleted. A typical Wattenberg Codell/Niobrara well produces at the highest rates in the first six to twelve months, during which production declines significantly from initial rates. More than half of a typical well's reserves are recovered in the first three-to-five years of production. Absent the Gerrity Acquisition, production from the Company's properties would have declined in 1996 and, in view of the limited drilling and development activity expected in 1997, production is expected to decline further in 1997. Management believes that production will continue to decline thereafter unless capital expenditures are increased above currently projected levels. Except to the extent the Company acquires properties containing proved reserves or conducts successful development activities, its proved reserves will decline as reserves are produced. The Company's future oil and natural gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. The business of acquiring or developing reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investment to maintain or expand its asset base of oil and natural gas reserves would be impaired. In addition, there can be no assurance that its future development, acquisition and exploration activities will result in additional proved reserves or that the Company will be able to drill productive wells at acceptable costs.

  Geographic Concentration of Operations

     All of the Company's operations are currently located in Wattenberg. Because of this geographic concentration, any regional events that increase costs, reduce availability of equipment or supplies, reduce demand or limit production, including weather and natural disasters, may impact it more than if its operations were more geographically diversified. The Company's natural gas production is transported on local pipeline systems for processing at several local processing plants. While the Company expects to have flexibility to mitigate the effects of pipeline curtailments or plant shut-downs, curtailment of a significant portion of a pipeline or a prolonged shut-down at a major processing plant could adversely affect its operations, perhaps materially.

  Effects of Leverage


     Giving effect to the Transactions as if they had occurred on June 30, 1997, the Company's outstanding indebtedness on that date would have been $193.7 million and its ratio of total debt-to-total capitalization would have been 51%. Such indebtedness does not include the Company's dividend obligations with respect to the New Preferred Stock or the Old Preferred Stock. As a result of, and after giving effect to, the Transactions (assuming that 7,500,000 shares of Common Stock are sold in the Offering at a Public Offering Price of $8.50 per share and that $40 million of New Preferred Stock is issued), (i) the Company will have an aggregate of $11 million additional outstanding indebtedness and
(ii) following the expiration of the two-year pay-in-kind period for the New Preferred Stock, cash dividends in the amount of $4.0 million per year in the aggregate (which will have increased from an initial dividend rate of $3.4 million per year as a result of the pay-in-kind feature of the New Preferred Stock) will accrue on the New Preferred Stock ($6.3 million per year if all $63.0 million of New Preferred Stock is issued). The Company's level of indebtedness will have several important effects on its future operations. First, a significant portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes. The Company expects that its 1997 interest expense will approximate $16.2 million, which amount is expected to gradually decrease for the next two years thereafter, subject to the Company's future acquisition activity. Second, covenants contained in the Company's debt obligations (which covenants are described herein under "Description of Certain Indebtedness") will require the Company to meet certain financial tests and may limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its businesses, including possible acquisition activities. The Company is not currently restricted in its ability to borrow funds as a result of these restrictive covenants, but the Company's ability to pay dividends is restricted by such restrictive covenants (subject to certain exceptions). Third, the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to oil and natural gas prices, the Company's level of production, general economic conditions and financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by some or all of these factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


  Hedging Risks

     From time to time, the Company hedges a portion of its physical oil and natural gas production utilizing a variety of instruments, including fixed price swaps and options and exchange-traded futures contracts and options thereon. The Company's hedging activities, while intended to reduce the Company's sensitivity to changes in market prices of oil and natural gas, are subject to a number of risks including instances in which: (i) production is less than expected; (ii) there is a widening of price differentials between delivery points required by fixed price delivery contracts, to the extent they differ from those of the Company's production; or (iii) the Company's customers or the counterparties fail to purchase or deliver the contracted quantities of oil or natural gas. Additionally, fixed price sales and hedging contracts limit the benefits the Company will realize if actual prices rise above the hedging contract prices. The Company currently has approximately 40% of its projected natural gas production hedged through September 1997. In the future, the Company may increase the percentage of its production covered by hedging arrangements. Pursuant to the terms of the Company's Credit Agreement, dated as of April 1, 1997 (the "Credit Agreement"), the Company is permitted to hedge up to 75% of its anticipated oil and natural gas production for the duration of the relevant hedge contracts.

  Influence of New Preferred Stock Investors


     Subject to the terms and conditions of the Preferred Stock Purchase Agreement, the nine New Preferred Stock Investors have severally, but not jointly, committed to purchase in the aggregate a minimum of $40.0 million and a maximum of $63.0 million of New Preferred Stock, with First Reserve Fund VII, Limited Partnership, Chase Venture Capital Associated, L.P. and Highbridge International LDC having commitments of up to $32.5 million, $22.5 million and $4.75 million, respectively. None of the other New Preferred Stock Investors' commitments exceeds $2.5 million. Holders of the New Preferred Stock will have (assuming that 2,520,000 shares of New Preferred Stock are issued and are convertible at $8.80 per share and that no currently outstanding warrants or options have been exercised) up to approximately 35% of the votes entitled to be cast on most matters submitted to shareholders for a vote. In addition, the two holders of the New Preferred Stock holding the most shares of New Preferred Stock will each be entitled to designate one member of the Board of Directors. As a result, the holders of the New Preferred Stock will have significant influence over the business, policies and affairs of the Company and to have a significant effect on the outcome of any corporate transaction or other matters submitted to the stockholders for approval such as: (i) any amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation"), including the authorization of additional shares of capital stock; (ii) any merger, consolidation or sale of all or substantially all of the assets of the Company; and (iii) any "going private" transaction, and prevent or cause a change of control of the Company, all of which may adversely affect the Company and the interests of its other stockholders.


  Continued Reliance on SOCO

     At the time of the sale of the shares of Common Stock offered hereby, the Company will enter into an agreement (the "Transition Agreement") with SOCO whereby SOCO will agree to provide the Company with certain computer and administrative services for a period of up to one year. The breach or termination of the Transition Agreement by SOCO could have an adverse effect on the Company's business, operations or financial condition. There can be no assurance that the Company would be able to arrange an alternative source of such services provided under the Transition Agreement upon comparable terms.


  Potential Conflicting Business Interests of Chief Executive Officer



     Mr. Edelman, the Chief Executive Officer of the Company, has served since 1988 and expects to continue to serve as Chairman of Lomak Petroleum, Inc. ("Lomak"), a publicly traded oil and gas company whose principal areas of operation are the Midcontinent, Appalachian and Gulf Coast regions of the United States. The Company currently has no business relationships with Lomak, and Lomak does not own any of the Company's securities. In addition, the Company has not and currently does not compete, and, although no assurances can be given, in the future does not expect to compete with Lomak, including any competition in respect of acquisition opportunities. Although the Company does not believe that any conflicts have arisen, or are likely to arise, as a result of Mr. Edelman's position with Lomak, because of Mr. Edelman's position with Lomak, or other positions or business interests that he may now or hereafter have or acquire, conflicts of interests may arise between them. See "Management -- Edelman Employment Agreement and Related

Matters." In the past, with respect to new business proposals, including acquisitions, the Company and Mr. Edelman have employed the following procedures to resolve any potential conflicts: (i) if such proposals were directed to or originated by Lomak or its employees, such proposals were deemed to be for Lomak's benefit; and (ii) if such proposals were directed to or originated by the Company or its employees, or if such proposals were not specifically identified for either company or its employees, such proposals were deemed to be for the Company's benefit. Mr. Edelman and the Company plan to continue the foregoing procedures to resolve any future conflicts that may arise.


INDUSTRY RISKS

  Volatility of Oil and Natural Gas Prices


     Historically, the markets for oil and natural gas have been volatile, particularly in the Rocky Mountain region, and are likely to continue to be volatile in the future. During the past five years, average oil and natural gas prices have ranged from $14.84 per barrel to $20.47 per barrel for oil, and from $1.34 per Mcf to $2.08 per Mcf for natural gas. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Inflation and Changes in Prices." Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that will be beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, proximity and capacity of natural gas pipelines and other transportation facilities, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices may adversely affect the Company's financial condition, liquidity and results of operations. Lower oil and natural gas prices also may reduce the amount of oil and natural gas reserves that can be produced economically.


  Operating Risks of Oil and Natural Gas Operations

     The oil and natural gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to the Company. In addition, the Company may be liable for environmental damages caused by previous owners of property held by the Company. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for development, acquisitions or exploration, or result in the loss of the Company's properties. In accordance with customary industry practices, the Company will maintain insurance against some, but not all, of such risks and losses. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations.

  Uncertainty of Reserve Estimates

     There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus represents estimates only. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and developed geological interpretation and judgment. As a result, estimates of different engineers may vary.

     In addition, estimates of reserves and future net revenues from such reserves and the present value thereof are based on assumptions regarding production levels, future oil and natural gas prices, operating costs and other factors that may not prove to be correct over time. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this Prospectus.

  Title to Properties

     Title to the Company's oil and natural gas properties is subject to royalty, overriding royalty, carried and other similar interests and contractual arrangements customary in the oil and natural gas industry, to liens incident to operating agreements and for current taxes not yet due and other comparatively minor encumbrances.

     As is customary in the oil and natural gas industry, only a perfunctory investigation as to ownership is conducted at the time undeveloped properties believed to be suitable for drilling are acquired. Prior to the commencement of drilling on a tract, a detailed title examination is conducted and curative work is performed with respect to known significant title defects.

  Competition

     The oil and natural gas industry is highly competitive in all its phases. Competition is particularly intense with respect to the acquisition of producing properties. There is also competition for the acquisition of oil and natural gas leases, in the hiring of experienced personnel and from other industries in supplying alternative sources of energy.

     Competitors in acquisitions, exploration, development and production include the major oil companies in addition to numerous independent oil companies, individual proprietors, drilling and acquisition programs and others. Many of these competitors possess financial and personnel resources substantially in excess of those available to the Company. Such competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties than the financial or personnel resources of the Company permit. The ability of the Company to increase reserves in the future will be dependent on its ability to select and acquire suitable producing properties and prospects for future exploration and development.

  Regulation

     Oil and natural gas operations are subject to extensive governmental regulation, which may change in response to economic or political conditions and other factors. The Company believes that the trend of more expansive and stricter environmental laws and regulations will continue. The implementation of new, or the modification of existing, environmental laws or regulations could reduce demand for oil and natural gas or natural gas liquids ("NGLs"), increase the Company's costs or have a material adverse impact on the Company. See "Business -- Regulation."

OFFERING RISKS


  Shares Eligible for Future Sale; Registration Rights



     Future sales, or the availability for sale, of a substantial number of additional shares of Common Stock in the public market following the Offering (as well as any sale of shares of New Preferred Stock) could adversely affect the market price of the Common Stock. For a description of Common Stock available for resale after the Offering, see "Shares Eligible for Future Sale." After giving effect to the Transactions (assuming that the shares of Common Stock offered hereby are sold at a Public Offering Price of $8.50 per share and that $63.0 million of New Preferred Stock is issued with a conversion price of $8.80 per share), there will be 8.1 million restricted shares of Common Stock (including 7.2 million shares of Common Stock that may be issued upon conversion of the New Preferred Stock). In addition, the New Preferred Stock Investors have been granted certain demand registration rights, which may be exercised after the second anniversary of the initial sale of the New Preferred Stock, for the future registration of the New Preferred Stock, the Common Stock into which the New Preferred Stock may be converted and the 100,000 shares of Common Stock to be issued at the initial sale date to the New Preferred Stock Investors. The Management Investors have also been granted certain limited registration rights. See "Shares Eligible For Future Sale."

  No Dividends

     The Company does not currently intend to pay cash dividends on its Common Stock. The Company currently intends to retain its cash for the continued expansion of its business, including development and acquisition activities and to reduce debt levels. No cash dividends may be paid unless all accrued and unpaid dividends on the Company's Preferred Stock have been paid. In addition, the Company's Credit Agreement currently prohibits the payment of dividends on the Common Stock.

  Consummation of the Repurchase

     The repurchase by the Company of the remaining shares of Common Stock which would be held by SOCO after the sale of the Common Stock offered hereby is a condition to the closing of the Offering. Under certain circumstances, the Company may not be able to issue the New Preferred Stock and, pursuant to the terms of its current Credit Agreement, the Company may not have sufficient proceeds available to repurchase the balance of such shares, and, accordingly, would require additional debt or equity financing. There can be no assurance that the Company will be able to obtain such financing, or that such financing, if available, would be on terms that are acceptable to the Company.


  Preferences of New Preferred Stock



     By its terms (and assuming that the Company issues 2,520,000 shares of New Preferred Stock), the New Preferred Stock will have (i) a liquidation preference of $25.00 per share (or $63.0 million in the aggregate) and (ii) a dividend preference based on the 8.5% annual dividend rate in each case over the rights of the holders of the Company's Common Stock. For a description of the material terms of the New Preferred Stock, including dividend rights and redemption, conversion and voting provisions, see "Description of Capital Stock -- New Preferred Stock."



  Benefits to Affiliates and Management of the Company



     Certain directors and officers of the Company and SOCO and certain of their respective affiliates, as well as certain nominees of the New Preferred Stock Investors, have interests described herein that present them with potential conflicts of interest in connection with the Transactions. In particular, the Management Investors will be participating in the Transactions by means of the issuances of Common Stock to them, Mr. Edelman has received from SOCO the Edelman Option and Mr. Edelman has entered into a new three-year employment agreement with the Company. In addition, two of the Company's current directors, John C. Snyder and William J. Johnson, are directors of SOCO. The Company's Board of Directors and the Independent Committee were aware of such potential conflicts and considered them in connection with the approval of the Transactions.


FORWARD LOOKING INFORMATION


     Prospective purchasers of the Common Stock should consider carefully the risk factors described above, in addition to the other information relating to the Company and the Common Stock set forth in this Prospectus, before purchasing any Common Stock. This Prospectus contains certain forward-looking statements, including statements containing the words "believes," "anticipates," "expects," and words of similar import. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: adverse changes in national or local economic conditions; increased competition; changes in availability, cost and terms of financing; changes in operating expenses and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including without limitation, under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

                            CONCURRENT TRANSACTIONS


     Concurrently with the sale of the shares of Common Stock offered hereby, the Company will: (a) sell an aggregate of between 1,600,000 and 2,520,000 shares of the New Preferred Stock for a purchase price of $25.00 per share to the New Preferred Stock Investors; (b) sell $3,000,000 of Common Stock for a purchase price per share equal to the Public Offering Price (352,941 shares of Common Stock, assuming the Public Offering Price is $8.50 per share) to the Management Investors; and (c) use the proceeds from the sale of the New Preferred Stock and such shares of Common Stock, together with bank borrowings, if necessary, to purchase the balance of the shares of Common Stock owned by SOCO. Certain other events are also expected to occur at or about the time the shares of Common Stock offered hereby are sold.


  Issuance of New Preferred Stock


     Pursuant to a Stock Purchase Agreement, dated as of July 31, 1997, the Company has agreed to sell an aggregate of between 1,600,000 and 2,520,000 shares of the New Preferred Stock to the New Preferred Stock Investors (none of whom is presently an affiliate of the Company) at a purchase price of $25.00 per share, or an aggregate purchase price of between $40.0 million and $63.0 million, respectively. The exact number of shares of New Preferred Stock to be sold to the New Preferred Stock Investors will be determined by the Company in its discretion at or shortly before the time of sale. To the extent that the Company elects to sell less than 2,520,000 (but more than 1,600,000) shares of New Preferred Stock concurrently with the sale of the shares of Common Stock offered hereby, it shall retain the right to sell, in a subsequent sale, up to the balance of such shares to the New Preferred Stock Investors at any time prior to December 31, 1997 for a purchase price of $25.00 per share (subject to the satisfaction of certain conditions). See "Description of Capital
Stock -- Preferred Stock -- Future Issuances of Preferred Stock." It is anticipated that shares of New Preferred Stock will be initially sold to the New Preferred Stock Investors concurrently with the sale of the shares of Common Stock being offered hereby; provided, however, that under certain circumstances a portion of the proceeds from the sale of New Preferred Stock will be paid up to seven business days following the sale of shares of Common Stock offered hereby. For a description of the terms of the New Preferred Stock, see "Description of Capital Stock -- Preferred Stock -- New Preferred Stock."



     In the event that the Independent Committee's financial advisor, A.G. Edwards & Sons, Inc. does not, at the time of the Offering, confirm its advice regarding the fairness to the Company, from a financial point of view, of the consideration to be paid to the Company for the New Preferred Stock, the Company shall have the right to decline to sell any shares of New Preferred Stock in connection with the sale of the shares of Common Stock offered hereby. If the Company exercises this right and the New Preferred Stock Investors are not, as a result thereof, entitled to exercise the Investors' SOCO Options (as described below under "Grant of Options by SOCO"), the Company shall promptly issue to the New Preferred Stock Investors, on a pro rata basis, an aggregate of 230,000 shares of Common Stock. If the Company exercises this right, the New Preferred Stock Investors shall not have any obligation to purchase any shares of New Preferred Stock thereafter.The Company will account for the issuance of the 230,000 shares of Common Stock as a periodic transaction cost and will expense the fair value of such shares if they are issued.



     As a part of the issuance of the New Preferred Stock, the Company will issue to the New Preferred Stock Investors, on a pro rata basis, at the time of the initial sale of the shares of New Preferred Stock, an aggregate of 100,000 shares of Common Stock. If any shares of New Preferred Stock are issued, the New Preferred Stock Investors will acquire the full amount of these shares of Common Stock, regardless of how many shares of the New Preferred Stock are actually issued.


     Each of the New Preferred Stock Investors has agreed not to sell, transfer or otherwise dispose of any shares of New Preferred Stock or Common Stock for a period of one year following the sale of the shares of Common Stock offered hereby. See "Shares Eligible for Future Sale." The New Preferred Stock Investors have further agreed that: (i) for the period from the first anniversary until the second anniversary of the sale of the shares of Common Stock offered hereby, they will not sell, transfer or otherwise dispose of any shares of New Preferred Stock or Common Stock, without the prior consent of the Company's Board of Directors or pursuant to Rule 144 under the Securities Act; and (ii) thereafter, the New Preferred Stock Investors will be free to sell such shares but any such sale, transfer or disposition must be in compliance with the requirements of the Securities Act and any other applicable laws. In addition to the foregoing restrictions, the New Preferred Stock Investors and their affiliates and permitted transferees have also agreed: (i) not to sell short any of the Company's securities for a period of two years following the sale of the shares of Common Stock offered hereby; and (ii) to certain standstill provisions with respect to the Company's voting securities, including, among other provisions, a five-year restriction on the Preferred Stock Investors' ability to transfer any shares of New Preferred Stock or Common Stock to any person who, after giving effect to such transfers, would be the beneficial owner of 7.5% or more of the aggregate voting power of all of the Company's securities, except for transfers permitted under the Securities Act, in connection with an underwritten offering or certain qualifying tender or exchange offers and transfers to persons who agree to substantially similar restrictions as those agreed to by the New Preferred Stock Investors.

     The Company has agreed to register with the Commission, following the second anniversary of the sale of the shares of Common Stock offered hereby, for sale to the public the shares of New Preferred Stock, the shares of Common Stock issuable upon conversion of shares of New Preferred Stock and the 100,000 shares of Common Stock issued to the New Preferred Stock Investors in consideration for their prior commitment to purchase shares of New Preferred Stock, as described under "Description of Capital Stock -- Registration Rights."

  Issuance of Common Stock to Management Investors


     Pursuant to a Management Stock Purchase Agreement, dated as of September 4, 1997, the Company has agreed to sell shares of Common Stock having an aggregate purchase price of $3.0 million, at a per share purchase price equal to the Public Offering Price, to the Management Investors, including Mr. Edelman, the Chief Executive Officer of the Company. Mr. Edelman has committed to purchase an aggregate of $2.0 million of Common Stock (or, assuming a Public Offering Price of $8.50 per share, 235,294 shares) and the other Management Investors have committed to purchase an aggregate of $1.0 million of Common Stock (or, assuming a Public Offering Price of $8.50 per share, 117,647 shares). The Company will lend each Management Investor (other than Mr. Edelman) up to 85% of such purchase price pursuant to five-year 8.5% loan arrangements. It is anticipated that such shares of Common Stock will be sold to the Management Investors concurrently with the shares of Common Stock being offered hereby and the issuance of such shares of Common Stock is conditioned upon the concurrent sale of the shares of Common Stock offered hereby and the issuance of such shares is a condition to the sale of the shares of Common Stock offered hereby. In addition, the Company will also award to the Management Investors, subject to certain vesting requirements, an aggregate of 500,000 shares of restricted Common Stock, of which Mr. Edelman will receive 350,000 shares. See
"Management -- Management Equity Participation Program."


     Each of the Management Investors has agreed not to sell, transfer or otherwise dispose of any shares of Common Stock for a period of 180 days following the sale of the shares of Common Stock offered hereby. See "Shares Eligible for Future Sale." Thereafter the Management Investors will be free to sell the shares of Common Stock that they have purchased, subject to compliance with the requirements of the Securities Act and any other applicable laws. The restricted shares of Common Stock that have been awarded them may not be sold until ownership in such shares has vested, as described in "Management -- Management Equity Participation Program." The Company has agreed to register with the Commission for sale to the public the shares of Common Stock purchased by, or awarded to, the Management Investors, as described under "Description of Capital Stock -- Registration Rights."

  Repurchase of Common Stock


     Pursuant to a Share Repurchase Agreement, dated as of July 31, 1997, the Company has agreed to purchase the balance of the shares of Common Stock owned by SOCO (6,500,000 shares, assuming no exercise of the Underwriters' overallotment option and the sale of 7,500,000 shares in the Offering; 5,375,000 shares, assuming exercise of such option in full) at a per share purchase price equal to the Net Offering Price. The Company will repurchase such shares of Common Stock concurrently with the sale of the New Preferred Stock and shares of Common Stock offered hereby and the concurrent repurchase of such shares of Common

Stock is a condition to the sale of the shares of Common Stock offered hereby. After the consummation of the Offering and the Share Repurchase, SOCO will no longer own any shares of Common Stock.



     Pursuant to the Share Repurchase Agreement, SOCO has agreed that, for a period of 30 days following the date a preliminary prospectus relating to the Offering is broadly distributed, it will not take any action with respect to the acquisition or disposition of assets or securities of the Company by any third party.



     The Company will use the proceeds from the sale of the New Preferred Stock and the shares of Common Stock sold to the Management Investors, together with bank borrowings, if necessary, to pay for the shares of Common Stock being repurchased from SOCO.


  Approval of the Transactions


     The Board of Directors of the Company has established a committee of independent directors not affiliated with either the Company or SOCO (the "Independent Committee") and such committee has recommended to the Board of Directors that the Board approve, and the Board of Directors by unanimous vote has approved, the Transactions, including the Offering, as being fair, from a financial point of view, to the Company. In reaching its conclusion as to the fairness of the Transactions, the Independent Committee considered the advice of A.G. Edwards & Sons, Inc. concerning the fairness, from a financial point of view, of: (i) the consideration to be paid to the Company for the New Preferred Stock; and (ii) the Repurchase. A.G. Edwards & Sons, Inc.'s advice will be confirmed in an opinion to be delivered to the Independent Committee on the date of the Offering. A.G. Edwards' & Sons, Inc.'s fairness opinion does not, and will not, address the fairness of all of the components of the Transactions; in particular, the issuance of Common Stock to the Management Investors and the Offering are not, and will not be, addressed in such opinion. A.G. Edwards & Sons, Inc. is one of the Underwriters of the Offering and, in such capacity, will receive compensation in connection with the sales of Common Stock thereunder. See "Underwriting."


  Certain Other Events

     In addition to the Concurrent Transactions described above, at or about the time of the Offering, certain other events are anticipated to occur:

     Employment Arrangements with Mr. Edelman. The Company and Mr. Edelman, the Chief Executive Officer of the Company, have entered into a three-year employment agreement which will become effective concurrently with the Offering. For a description of the terms of this agreement, see "Management -- Edelman Employment Agreement and Related Matters."


     Certain Changes in the Company's Board of Directors. It is anticipated that, concurrently with the consummation of the Transactions, the members of the Company's Board of Directors affiliated with SOCO, Mr. John C. Snyder and Mr. William J. Johnson, will resign from the Board and will be replaced by persons designated by First Reserve Fund VII, Limited Partnership and Chase Venture Capital Associates, L.P., the two largest holders of shares of the New Preferred Stock. First Reserve Fund VII, Limited Partnership has designated Mr. William E. Macaulay and Chase Venture Capital Associates, L.P. has designated Mr. Arnold L. Chavkin. See "Management -- Directors and Executive Officers."


     Termination of Certain Arrangements with SOCO; Transition Agreement. At the time the shares of Common Stock offered hereby are sold, the Company will terminate certain arrangements it has with SOCO relating to the treatment of certain business opportunities and the provision of certain corporate services to the Company by SOCO. In lieu thereof, the Company and SOCO will enter into the Transition Agreement. The Transition Agreement provides that, for a period of up to one year, SOCO will provide the Company with certain computer and administrative services.


     Grant of Options by SOCO. SOCO has granted the New Preferred Stock Investors, in connection with and in consideration of, their commitment to purchase the New Preferred Stock, options to acquire an aggregate of 2,000,000 shares of the Company's Common Stock owned by SOCO at a price of $8.00 per share (the "Investors' SOCO Options"). SOCO has also granted Mr. Edelman, the Chief Executive Officer, in consideration for Mr. Edelman's efforts to arrange and structure the Concurrent Transactions, options to acquire 2,000,000 shares of the Company's Common Stock owned by SOCO at a price of $8.00 per share (the "Edelman SOCO Options" and, together with the "Investors' SOCO Options, the "SOCO Options"). In general, the SOCO Options represent a "break-up" fee to be paid by SOCO to each of the New Preferred Stock Investors or their affiliates and Mr. Edelman under certain limited circumstances described below.



     The SOCO Options may generally be either physically settled or cash settled, as the holder elects. To the extent that the value of a SOCO Option (as described below) at the time that the SOCO Option is exercised or deemed exercised (the "Option Exercise Value") is less than $1.00 (in the case of an Investors' SOCO Option) or $0.50 (in the case of an Edelman SOCO Option), SOCO will pay an amount equal to such difference to the holder of the SOCO Option; to the extent that the Option Exercise Value equals or exceeds $1.25, the holder of the SOCO Option will pay an amount equal to one-half of such excess to SOCO. As used herein, the value of any SOCO Option means the amount, if any, by which the value of the consideration to be received upon the exercise of the SOCO Option (as determined pursuant the terms thereof) exceeds $8.00. The SOCO Options can be exercised only upon the following events (each an "Option Trigger Event"):
(i) upon the cancellation of the Offering by SOCO or the termination of the Repurchase by SOCO other than because (a) the Net Offering Price would be less than $7.0875 per share; (b) the Offering is not consummated by October 29, 1997;
(c) less than 5,000,000 shares of Common Stock can be sold in the Offering; or
(d) the Company materially breaches the Share Repurchase Agreement; or (ii) in the case of the Investors' SOCO Options only, (a) the Company elects not to sell any shares of New Preferred Stock to the New Preferred Stock Investors in connection with the sale of the shares of Common Stock offered hereby and (b) SOCO elects to sell at least 12,000,000 shares of Common Stock in the Offering or pursuant to the Share Repurchase Agreement or otherwise within 20 business days following the date the Company elects not to sell any shares of New Preferred Stock. In the case of an exercise pursuant to clause (ii) above, the SOCO Options must be physically settled and the New Preferred Stock Investors are not required to pay any portion of the Option Exercise Value in excess of $1.25 to SOCO.



     Any physical exercise of the SOCO Options will be satisfied with shares of Common Stock owned by SOCO and any cash settlement of the SOCO Options will be paid by SOCO. However, the Company's obligations to repurchase shares of Common Stock under the Share Repurchase Agreement will not be reduced as a result of any exercise of the SOCO Options (except to the extent that an Option Trigger Event results from SOCO's termination of the Share Repurchase Agreement, in which case the Company will not have any obligation to purchase any shares of its Common Stock from SOCO). The SOCO Options will terminate upon the earliest to occur of: (i) the consummation of the Offering and the Share Repurchase; (ii) the withdrawal of the shares of Common Stock from the Offering or the termination of the Share Repurchase Agreement, except following an Option Trigger Event; (iii) five days following the consummation of a transaction in which a third party acquires a majority of the Company's Common Stock or assets;
(iv) 11 days following the occurrence of an Option Trigger Event described under clause (ii) of the preceding paragraph; and (v) the expiration of 12 months (or, under certain circumstances, six months) after the termination of the Share Repurchase Agreement or withdrawal of the shares of Common Stock from the Offering.

                                 CAPITALIZATION

     The following table sets forth as of June 30, 1997 (i) the capitalization of the Company and (ii) the capitalization of the Company as adjusted to give effect to the Transactions. This table should be read in conjunction with the Consolidated Financial Statements and Notes included elsewhere in this Prospectus.


                                                                            JUNE 30, 1997
                                                                     ---------------------------
                                                                      ACTUAL      AS ADJUSTED(a)
                                                                     --------     --------------
                                                                           (IN THOUSANDS)
Cash...............................................................  $ 10,568        $ 10,568
                                                                     ========        ========
Long-term debt:
Senior debt........................................................  $ 85,000        $ 96,000
Subordinated debt..................................................    97,685          97,685
                                                                     --------        --------
     Total long-term debt..........................................   182,685         193,685
                                                                     --------        --------
Stockholders' equity:
Preferred stock, par value $.01 per share; 5,000,000 shares
  authorized:
  Old Preferred Stock; 1,467,926 shares issued and outstanding.....        15              15
  New Preferred Stock; -0- shares issued and outstanding, 1,600,000
     shares issued and outstanding as adjusted.....................        --              16
Common Stock, par value $.01 per share; 40,000,000 shares
  authorized: 18,820,248 shares issued and outstanding; 13,273,189
  shares issued and outstanding as adjusted(b).....................       188             133
Additional paid-in capital.........................................   189,620         178,659
Retained earnings..................................................     7,719           7,719
                                                                     --------        --------
     Total stockholders' equity....................................   197,542         186,542
                                                                     --------        --------
Total capitalization...............................................  $380,227        $380,227
                                                                     ========        ========


- ---------------

(a) Assumes a Public Offering Price of $8.50 per share, the purchase by the Management Investors of 352,941 shares of Common Stock at the Public Offering Price, a Net Offering Price of $8.0325 per share, the issuance by the Company of $40.0 million of New Preferred Stock, the repurchase by the Company of 6,500,000 shares of Common Stock from SOCO at a price per share equal to the Net Offering Price and the borrowing by the Company of $11.0 million under the Credit Agreement.


(b) Includes: (i) 352,941 shares of Common Stock to be purchased by the Management Investors; (ii) 500,000 shares of restricted Common Stock awarded to the Management Investors; and (iii) and 100,000 shares of Common Stock issued to the New Preferred Stock Investors. Excludes: (i) 4,262,271 shares and 4,545,455 shares (assuming the issuance of 1,600,000 shares of New Preferred Stock) of Common Stock issuable upon the conversion of outstanding shares of the Old Preferred Stock (at a conversion price of $8.61 per share) and shares of New Preferred Stock (assuming a conversion price of $8.80 per share), respectively; (ii) 2,919,451 shares of Common Stock issuable upon exercise of outstanding warrants (having an exercise price of $12.50 per share) (the "Warrants"); and (iii) 788,960 shares of Common Stock issuable upon exercise of outstanding stock options (having a weighted average exercise price of $8.30 per share). See "Description of Capital
    Stock -- Preferred Stock" and "-- Warrants" and "Management -- Management Equity Participation Program."

                                USE OF PROCEEDS


     All of the shares of Common Stock offered hereby are being sold by SOCO. The Company will not receive any of the proceeds from the sale of such shares. The Company will pay certain expenses relating to the Offering, estimated to be
approximately $          .

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded on the New York Stock Exchange under the symbol "POG." The Common Stock began trading on the New York Stock Exchange on May 3, 1996, following the consummation of the Gerrity Acquisition. The following table sets forth, for the periods indicated, the range of high and low per share closing prices for the Common Stock, as reported on the New York Stock Exchange.


                                                                         HIGH         LOW
                                                                        ------       -----
    1996
      Second Quarter (from May 3, 1996)...............................  $ 8.25       $6.13
      Third Quarter...................................................    7.38        6.75
      Fourth Quarter..................................................    9.50        7.00
    1997
      First Quarter...................................................   10.50        8.63
      Second Quarter..................................................    9.50        8.00
      Third Quarter (through September 5, 1997).......................    9.06        8.00



     On September 8, 1997, the last reported sales price of the Common Stock on the New York Stock Exchange was $9.00. As of that same date, there were approximately 110 stockholders of record of Common Stock and approximately 18.8 million shares of Common Stock outstanding.


                                DIVIDEND POLICY

     No dividends were declared or paid on the Common Stock during the periods reported in the table above. The Company intends to retain future cash flow for use in its business and has no current intention of paying cash dividends on its Common Stock in the foreseeable future. Any payment of future dividends and the amounts thereof will depend upon the Company's earnings, financial condition, capital requirements and other factors deemed relevant by the Company's Board of Directors. In addition, the Company's Credit Agreement currently prohibits the payment of any dividends on the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition and Capital Resources" and "Description of Certain Indebtedness -- Credit Agreement."

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

     The following table presents selected historical and pro forma financial data of the Company. The selected historical financial data as of or for each of the years in the three-year period ended December 31, 1996 are derived from the audited Consolidated Financial Statements of the Company. The pro forma financial data of the Company have been derived from the Unaudited Pro Forma Condensed Consolidated Financial Statements included elsewhere within this Prospectus and should be read in conjunction with those statements and the notes thereto. The amounts and results of operations of the Company for periods prior to the Gerrity Acquisition reflected in these financial statements include the historical amounts and results of SOCO's Wattenberg operations. The selected historical financial data for the six month periods ended June 30, 1996 and 1997 are derived from, and are qualified by reference to, unaudited interim financial statements appearing elsewhere in this Prospectus. In the opinion of management, such unaudited interim financial statements include all adjustments (consisting only of normal recurring accruals) necessary for a fair and, except as noted below, consistent presentation, in accordance with generally accepted accounting principles, of such information. Future results may differ substantially from historical results because of changes in oil and natural gas prices, normal production declines and other factors. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations, presented elsewhere in this Prospectus. This data reflects the Gerrity Acquisition in May 1996.


                                                   YEAR ENDED DECEMBER 31,
                                       -----------------------------------------------         SIX MONTHS ENDED JUNE 30,
                                                                            PRO FORMA     -----------------------------------
                                                                           AS ADJUSTED                            AS ADJUSTED
                                         1994        1995        1996      1996(a)(b)       1996        1997        1997(b)
                                       --------    --------    --------    -----------    --------    --------    -----------
                                                                           (UNAUDITED)                (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues.............................  $ 67,822    $ 50,102    $ 83,188     $  100,138    $ 30,110    $ 52,340      $  52,340
Expenses
  Direct operating...................     8,110       8,867      14,519         17,718       5,401       9,322          9,322
  Exploration........................       784         416         224            658         149          62             62
  General and administrative.........     7,484       5,974       6,151          8,049       3,113       2,611          3,050
  Interest and other.................     3,869       5,476      14,304         19,968       4,979       8,485          8,870
  Depletion, depreciation and
    amortization.....................    43,036      32,591      44,822         51,663      18,723      24,776         24,776
                                       --------    --------    --------       --------    --------    --------       --------
    Total expenses...................    63,283      53,324      80,020         98,056      32,365      45,256         46,080
                                       --------    --------    --------       --------    --------    --------       --------
Income (loss) before taxes...........     4,539      (3,222)      3,168          2,082      (2,255)      7,084          6,260
Provision (benefit) for income
  taxes..............................     1,589      (1,128)       (394)            --        (394)         --             --
                                       --------    --------    --------       --------    --------    --------       --------
Net income (loss)....................  $  2,950    $ (2,094)   $  3,562          2,082    $ (1,861)      7,084          6,260
                                       ========    ========    ========       ========    ========    ========       ========
Net income (loss) per common share...  $   0.21    $  (0.15)   $   0.08     $    (0.30)   $  (0.16)   $   0.30      $    0.24
                                       ========    ========    ========       ========    ========    ========       ========
Weighted average shares
  outstanding........................    14,000      14,000      17,796         14,240      15,959    $ 18,921         13,374
                                       ========    ========    ========       ========    ========    ========       ========
CASH FLOW DATA
Net cash provided by operations......  $ 47,690    $ 18,407    $ 52,996            N/A    $ 14,968    $ 33,481            N/A
Net cash used by investing...........   (96,378)    (21,060)     (9,796)           N/A      (2,415)     (8,348)           N/A
Net cash realized (used) by
  financing..........................    46,688       2,653     (38,047)           N/A        (340)    (20,718)           N/A
OTHER FINANCIAL DATA
EBITDA(c)............................  $ 51,444    $ 34,778    $ 62,265     $   74,342    $ 21,390    $ 40,266      $  39,827
Capital expenditures(d)..............   (95,596)    (21,842)     (8,532)       (12,821)     (1,375)     (8,348)        (8,348)

                                                                                                  AS OF JUNE 30, 1997
                                                             AS OF DECEMBER 31,                 ------------------------
                                                     ----------------------------------                          AS
                                                       1994         1995         1996            ACTUAL      ADJUSTED(b)
                                                     --------     --------     --------         --------     -----------
                                                                                                      (UNAUDITED)
BALANCE SHEET DATA
Working capital..................................... $(12,755)    $    --      $ 1,015          $ 1,881       $   1,881
Oil and natural gas properties, net................. 234,821      214,594      398,640          381,016         381,016
Total assets........................................ 246,686      224,521      430,233          413,517         413,517
Long-term debt......................................  79,333       75,000      197,594          182,685         193,685
Stockholders' equity................................ 115,846      113,663      196,236          197,542         186,542


- ---------------
(a) Pro forma to give effect to the Gerrity Acquisition as if it had occurred on the first day of the period presented.


(b) As adjusted to give effect to the Transactions (assuming a Public Offering Price of $8.50 per share, the purchase by the Management Investors of 352,941 shares of Common Stock at the Public Offering Price, the issuance by the Company of $40.0 million of New Preferred Stock and the repurchase by the Company of 6,500,000 shares of Common Stock from SOCO at a Net Offering Price of $8.0325 per share), as if each had occurred on the first day of the period presented, in the case of Statement of Operations Data and Other Financial Data, or as if each had occurred on the date presented, in the case of Balance Sheet Data.



(c) EBITDA represents net income (loss) plus income taxes, interest expense and depletion, depreciation and amortization expense. EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operating activities, each as determined in accordance with generally accepted accounting principles ("GAAP"). Moreover, EBITDA does not necessarily indicate whether cash flow will be sufficient for such items as working capital or capital expenditures, or to react to changes to the Company's industry or to the economy generally. The Company believes that EBITDA is a measure commonly used by lenders and certain investors to evaluate oil and gas companies. The Company also believes that EBITDA data may help to understand the Company's performance because such data may reflect the Company's ability to generate cash flows, which is an indicator of its ability to satisfy its debt service, capital expenditure and working capital requirements. EBITDA may not be comparable to other similarly titled measures of other companies. The Company's Credit Agreement requires the maintenance of certain EBITDA ratios. See "Description of Certain Indebtedness -- Credit Agreement."



(d) Capital expenditures do not include $218.4 million of non-cash acquisitions in 1996.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     On May 2, 1996 Gerrity Oil & Gas Corporation ("Gerrity") was merged into a wholly-owned subsidiary of the Company. The Gerrity Acquisition was accounted for as a purchase of Gerrity. Accordingly, the results of operations since the Gerrity Acquisition reflect the impact of the purchase.


     Six months ended June 30, 1997 compared to six months ended June 30, 1996. Total revenues for the six month period ended June 30, 1997 increased to $52.3 million from $30.1 million, representing an increase of 74% from the prior year period. The revenue increase was due to the higher production associated with the Gerrity Acquisition and improved oil and natural gas prices. Exclusive of the Gerrity Acquisition, revenues would have increased by $1.8 million or 8%. Net income for the six months ended June 30, 1997 was $7.1 million compared to a net loss of ($1.9 million) for the same period in 1996. The increase in net income is primarily attributed to the increased revenue, partially offset by increased interest expense and higher depletion, depreciation and amortization expense.



     Oil and natural gas sales less direct operating expenses for the six months ended June 30, 1997 were $42.8 million, a 75% increase from the prior year period. Average daily production for the six months ended June 30, 1997 was 5,442 barrels and 75.6 MMcf (108.3 MMcfe), increases of 42% and 33%, respectively. The production increases resulted solely from the Gerrity Acquisition. Exclusive of the Gerrity Acquisition, average daily production would have declined by 453 barrels and 8.0 MMcf due to the Company's limited development schedule and expected initial declines on the large number of wells drilled and completed in 1994 and early 1995. There was one well placed on production in the first six months of 1996 compared to 19 wells in the first six months of 1997. In the future, while production has increased from the first quarter of 1997, a decrease is expected unless development activity is substantially increased or acquisitions are consummated. The decision to increase development activity is heavily dependent on the prices being received for production.


     Average oil prices increased from $19.55 per barrel for the six months ended June 30, 1996 to $20.29 in 1997. Natural gas prices increased from $1.58 per Mcf for the six months ended June 30, 1996 to $2.35 in 1997. The increase in natural gas prices was primarily the result of the 86% increase in the average CIG index for the six month period. Direct operating expenses increased to $0.48 per Mcfe compared to $0.37 in the prior year period. The increase is primarily attributed to focusing more attention on enhancing production through increased well workovers, additional field staff overtime and the overall increase in production taxes as a result of higher oil and gas prices.

     General and administrative expenses, net of reimbursements, for the six months ended June 30, 1997 totalled $2.6 million, a 16% decrease from the same period in 1996. Prior to the Gerrity Acquisition, the Company did not have its own employees. Employees and certain office space and furniture, fixtures and equipment were provided by SOCO. SOCO allocated general and administrative expenses based on estimates of expenditures incurred on behalf of the Company.

     Interest and other expenses was $8.5 million compared to $5.0 million for the six months ended June 30, 1996. Interest expense increased as a result of higher average outstanding debt levels due to additional debt recorded as a result of the Gerrity Acquisition as well as debt incurred to finance certain costs related to the Gerrity Acquisition. The Company's average interest rate was 9.5% compared to 7.5% in the prior year period. This increase is due primarily to the Company's 11.75% Senior Subordinated Notes due July 15, 2004 (the "Notes") which the Company assumed as part of the Gerrity Acquisition.

     Depletion, depreciation and amortization expense for the six months ended June 30, 1997 totalled $24.8 million, an increase of $6.1 million or 32% from the same period in 1996. The increase resulted from higher oil and natural gas production as a result of the Gerrity Acquisition, partially offset by a decreased depletion, depreciation and amortization rate of $1.27 per Mcfe compared to $1.29 in 1996. The decreased rate was attributed to a decrease in the depletion rate from $1.23 per Mcfe in 1996 to $1.20 in 1997, partially offset by $1,167,000 of amortization, or $0.06 per Mcfe, related to a noncompete agreement entered into as part of the

Gerrity Acquisition during the six months ended June 30, 1997 as compared to $640,000, or $0.04 per Mcfe in 1996.


     Comparison of 1996 results to 1995. Total revenues for 1996 were $83.2 million, an increase of $33.1 million from 1995. The amount represents an increase of 66% as compared to the prior year period. The revenue increase is due to the effect of the Gerrity Acquisition, improved product prices in 1996 and includes other revenue of $1.0 million attributable to oil marketing income associated with arrangements whereby the Company sold barrels at Cushing, Oklahoma. Exclusive of the Gerrity Acquisition, revenues would have decreased by $3.5 million or 7%. Net income for 1996 was $3.6 million compared to a net loss of $2.1 million in 1995. The increase in net income is primarily attributed to a significant increase in average oil and natural gas prices received, offset by an increase in interest expense and depletion, depreciation and amortization.



     Oil and natural gas sales less direct operating expenses for 1996 were $67.7 million, a 64% increase from the prior year period. Average daily production in 1996 was 4,612 barrels and 65.4 MMcf (or 93.1 MMcfe), increases of 26% and 14%, respectively. The production increases resulted solely from the Gerrity Acquisition. Exclusive of the Gerrity Acquisition, average daily production would have declined by 1,165 barrels and 18.3 MMcf due to the Company's reduced capital expenditures and expected production declines on the large number of wells drilled and completed in 1994 and early 1995. There were 88 wells placed on production in 1995 compared to 12 wells in 1996. In the future, while production is not expected to continue to decline at the current rate, a decrease is expected unless development drilling activity is substantially increased or additional acquisitions are consummated. The decision to increase development drilling is heavily dependent on the commodity prices being received for production.


     Average oil prices increased to $20.47 per barrel compared to $16.43 received in 1995. Average natural gas prices increased from $1.34 per Mcf in 1995 to $1.99 in 1996. The increase in natural gas prices was primarily the result of prior year production being marketed under term arrangements which were based on Rocky Mountain region pricing (which was depressed) whereas the 1996 production benefitted from several factors. A portion of these term arrangements expired during 1996 which allowed the production to be sold at local spot prices which had increased as a result of higher demand and declining production in the D-J Basin. In addition, enhanced marketing efforts combined with higher natural gas liquids("NGLs") prices contributed to the overall price increase. Direct operating expenses increased to $0.43 per Mcfe compared to $.31 in 1995. The increase is primarily attributed to the Company's focus on enhancing production through performing well workovers on existing properties and the overall increase in production taxes as a result of the higher average oil and natural gas prices.

     General and administrative expenses, net of third party reimbursements, for 1996 were $6.2 million, a 3% increase over 1995. The increase is the result of the Gerrity Acquisition partially offset by reductions in allocated costs from SOCO during the first four months of 1996. Prior to the Gerrity Acquisition, the Company did not have its own employees. Employees and certain office space and furniture, fixtures and equipment were provided by SOCO. SOCO allocated general and administrative expenses based on estimates of expenditures incurred on behalf of the Company.

     Interest and other expense was $14.3 million compared to $5.5 million in 1995. Interest expense increased as a result of higher average outstanding debt levels as a result of the Gerrity Acquisition. The Company's average interest rate climbed to 9.3% compared to 7.0% in 1995. This increase is due primarily to the Notes which were assumed as part of the Gerrity Acquisition.

     Depletion, depreciation and amortization expense for 1996 totaled $44.8 million, an increase of $12.2 million, or 38% over 1995. The increase resulted from the higher production and an increased depletion, depreciation and amortization rate of $1.32 per Mcfe compared to $1.12 in 1995. The primary cause for the increased rate was a downward revision in reserve quantities due to proved undeveloped reserves being classified as uneconomic at year-end 1995 prices and the inclusion of the amortization of a noncompete agreement entered into in conjunction with the Gerrity Acquisition. The amortization of a noncompete agreement of $2.6 million in 1996 resulted in an increase of $0.08 in the depletion, depreciation and amortization rate per Mcfe.

     Comparison of 1995 results to 1994. Total revenues in 1995 were $50.1 million as compared to $67.8 million in 1994. The 26% decrease was due to both a drop in production (17%) and in average prices received (11%). The net loss for 1995 was $2.1 million compared to net income of $3.0 million in 1994. The decrease was primarily due to the drop in production and average prices received, higher direct operating expenses and increased interest expense due to increased average debt payable to parent offset somewhat by a lower depletion rate.

     Average daily production during 1995 was 3,677 barrels and 57.5 MMcf (79.5 MMcfe), a decrease of 27% for oil and 12% for gas, as compared to 1994. The production declines resulted primarily from the Company's decision to reduce drilling in 1995 due to the continued decline in gas prices subsequent to year end 1994. During 1995, the Company placed an additional 88 wells on production compared to 360 wells during 1994. The direct operating margin (revenues less direct operating costs) for 1995 was $41.2 million, a 31% decrease from 1994. Average oil prices increased 11% to $16.43 per barrel. However, that modest increase was more than offset by the continued sharp decline in natural gas prices. The average natural gas price for 1995 was only $1.34 per Mcf, a 21% decrease from 1994. Direct operating expenses per Mcfe also increased to $0.31 from $0.23 in 1994 due to decreasing total production with a higher number of wells and higher well servicing costs in 1995.

     General and administrative expenses, net of reimbursements, were $6.0 million in 1995 as compared to $7.5 million in 1994. The Company did not have its own employees. Employees and certain office space and furniture, fixtures and equipment have been provided by SOCO. SOCO has allocated general and administrative expenses based on estimates of actual expenditures incurred on behalf of Patina. The general and administrative expenses in 1995 were $1.5 million lower than 1994, reflecting the lower overhead associated with the reduced drilling activity.

     Interest paid to parent and other expenses were $5.5 million in 1995 as compared to $3.9 million in 1994. Interest expense represents interest on debt payable to SOCO. Prior to the Gerrity Acquisition, SOCO financed all of the Company's activities. A portion of such financing was considered to be an investment by SOCO in the Company and, accordingly, no interest was charged by SOCO to Patina for this capital. The remaining portion of such financing was considered to be debt payable to SOCO with interest charged to the Company at a rate which approximated the average interest rate being paid by SOCO under its revolving credit facility. The increase in interest expense was primarily due to an increase in interest rates from 5.5% to 7%.

     Depletion, depreciation and amortization expense for 1995 decreased 24% from 1994. The decrease was primarily attributable to the decreases in production and a $2.1 million greater impairment in 1994.

DEVELOPMENT, ACQUISITION AND EXPLORATION

     During the six months ended June 30, 1997, the Company incurred $8.1 million in capital expenditures. The Company anticipates incurring development capital expenditures of approximately $7.0 million during the remaining six months of 1997. The Company's capital budget has been set at a conservative level for 1997. The Company has a significant inventory of projects that are price sensitive and could increase capital spending significantly under certain circumstances. During 1996, the Company incurred $226.9 million in capital expenditures. Of this amount, $218.4 million related to the Gerrity Acquisition by the issuance of stock and assumption of debt by the Company. Thus, for 1996, capital expenditures, exclusive of acquisitions, totaled only $8.5 million.

FINANCIAL CONDITION AND CAPITAL RESOURCES

     At June 30, 1997, the Company had total assets of $413.5 million. Total capitalization was $380.2 million, of which 52% was represented by stockholders' equity, 22% by senior debt and 26% by subordinated debt. During the six months ended June 30, 1997, net cash provided by operations was $33.5 million, as compared to $15.0 million for the same period in 1996. As of June 30, 1997, the Company had no significant commitments for capital expenditures. The Company anticipates that 1997 capital expenditures for development drilling and recompletion activity will be approximately $15.0 million, which will allow for a reduction of indebtedness and provide funds to pursue acquisitions. The level of these and other future expenditures is largely discretionary, and the amount of funds devoted to any particular activity may increase or decrease significantly, depending on available opportunities and market conditions. See "Business." The Company plans to finance its ongoing development, acquisition and exploration expenditures using internal cash flow, proceeds from asset sales and borrowings under its Credit Agreement. In addition, joint ventures or future public and private offerings of debt or equity securities may be utilized.

     Prior to the Gerrity Acquisition, SOCO financed all of the Company's activities. A portion of such financing was considered to be an investment by SOCO in the Company with the remaining portion being considered debt payable to SOCO. In conjunction with the Gerrity Acquisition, the $75.0 million debt payable to SOCO was paid in full. The Company does not have any outstanding debt with SOCO and does not expect SOCO to provide any additional funding.

     The Company entered into the Credit Agreement in April 1997. The Credit Agreement consists of a revolving credit facility in an aggregate amount up to $140.0 million. The amount available under the revolving credit facility is adjusted semiannually and equaled $110.0 million at June 30, 1997, with $85.0 million outstanding under the facility.


     Assuming a Public Offering Price of $8.50 per share, and giving effect to the Transactions, as of June 30, 1997, the Company would have had approximately $14.0 million of availability under the Credit Agreement. The Credit Agreement will permit the Company to fund up to $14.9 million of additional borrowings for the Repurchase of shares of Common Stock from SOCO.



     As of September 5, 1997, the Company had approximately $166.7 million of debt outstanding, consisting of $69.0 million of senior debt and $97.7 million of Notes.


     The Credit Agreement contains certain financial covenants, including but not limited to, a maximum total debt to capitalization ratio, a maximum total debt to EBITDA ratio, a minimum current ratio and various other negative covenants that could limit the Company's ability to incur other debt, consummate acquisitions, dispose of assets, pay dividends or repurchase securities. Borrowings under the Credit Agreement mature in 2000, but may be prepaid at anytime. The Company has periodically negotiated extensions of the Credit Agreement; however, there is no assurance the Company will be able to do so in the future.

     The Company from time to time enters into arrangements to monetize its
Section 29 tax credits. These arrangements result in revenue increases of approximately $0.40 per Mcf on production volumes from qualified Section 29 properties. As a result of such arrangements, the Company recognized additional natural gas revenues of $646,000 and $942,000 during the six months ended June 30, 1996 and 1997, respectively. These arrangements are expected to increase revenues through 2002.

     The Company's primary cash requirements following the Transactions will be to finance additional acquisitions, capital expenditures in connection with the development of proved reserves, refracing of existing wells, repayment of indebtedness and general working capital needs. However, future cash flows are subject to a number of variables, including the level of production and oil and natural gas prices, and there can be no assurance that operations and other capital resources will provide cash in sufficient amounts to maintain planned levels of capital expenditures or that increased capital expenditures will not be undertaken.

     The Company believes that available borrowings under the Credit Agreement and the Company's cash on hand will be sufficient to cover its working capital, capital expenditures, planned development activities and debt service requirements for the next 18 months. In connection with consummating any significant future acquisitions, the Company will require additional debt or equity financing, which may not be available or, if available, may not be on terms that are acceptable to the Company.

INFLATION AND CHANGES IN PRICES

     While certain of its costs are affected by the general level of inflation, factors unique to the oil and natural gas industry result in independent price fluctuations. Over the past five years, significant fluctuations have occurred in oil and natural gas prices. Although it is particularly difficult to estimate future prices of oil and natural gas, price fluctuations have had, and will continue to have, a material effect on the Company.

     The following table indicates the average oil and natural gas prices received over the last five years and highlights the price fluctuations by quarter for 1996 and 1997. Average price computations exclude hedging gains or losses and other nonrecurring items to provide comparability. Average prices per equivalent Mcf indicate the composite impact of changes in oil and natural gas prices. Oil production is converted to natural gas equivalents at the rate of one barrel per six Mcf.


                                                                        NATURAL        EQUIVALENT
                                                         OIL              GAS             Mcf
                                                     -----------       ---------       ----------
                                                      (PER Bbl)        (PER Mcf)         (McFe)
    ANNUAL
         1992......................................    $ 19.06           $1.82           $ 2.19
         1993......................................      15.87            2.08             2.22
         1994......................................      14.84            1.70             1.94
         1995......................................      16.43            1.34             1.73
         1996......................................      20.47            1.99             2.41

    QUARTERLY
         1996
           First...................................    $ 18.31           $1.55           $ 1.96
           Second..................................      20.24            1.60             2.13
           Third...................................      19.92            1.83             2.29
           Fourth..................................      22.35            2.78             3.07
         1997
           First...................................      21.79            2.63             2.93
           Second..................................      19.09            1.85             2.26

                                    BUSINESS

GENERAL

     The Company is an independent energy company engaged in the acquisition, development, exploitation and production of oil and natural gas in the Wattenberg field of Colorado's D-J Basin. The Company was formed in early 1996 to hold the Wattenberg assets of SOCO and to facilitate the Gerrity Acquisition. Mr. Edelman structured and negotiated the Gerrity Acquisition and has served as the Company's chief executive from its inception. Since the Gerrity Acquisition in May 1996, the Company has focused its efforts on consolidating its properties, developing a focused and efficient organization, reducing costs and improving operations. From May 1996 through June 30, 1997, the Company used operating cash flow to reduce indebtedness by over $40 million and repurchase $14.4 million of its equity securities, while investing $15.5 million in the further development of its properties.

     SOCO has been the Company's major stockholder since its formation and currently owns 74% of Patina's Common Stock. For strategic reasons, SOCO has decided to liquidate its stake in Patina and redeploy the proceeds in its core business. Pursuant to the Transactions described in this Prospectus, SOCO's ownership in the Company will be eliminated and the Company will be positioned to pursue an independent growth strategy.

     At December 31, 1996, the Company had total assets of $430.2 million and
431.5 Bcfe of proved reserves. The reserves had an estimated pretax present value of $649 million based on unescalated prices and costs in effect on that date. Approximately 70% of the reserves by volume were natural gas and over 90% of the pretax present value was attributable to proved developed reserves. The Company operates almost 90% of the roughly 3,550 producing wells in which it holds an interest, representing 98% of its producing reserves. In the year ended December 31, 1996, the Company generated revenues of $83.2 million and operating cash flow of $47.6 million. During that period, production averaged 93.1 MMcfe per day. During the six months ended June 30, 1997, the Company generated revenues of $52.3 million and operating cash flow of $31.9 million, with average production of 108.3 MMcfe per day. Based on pro forma production for 1996 and year-end 1996 reserves, the Company has a reserve life index of 10.3 years.

     Since 1986, the Company and its Predecessors have grown through a series of acquisitions in combination with the further exploitation and development of its properties. Mr. Edelman and certain other members of Patina's management have extensive experience in structuring and negotiating acquisitions as well as managing large scale and cost efficient operations. During the past ten years, the Company and its Predecessors have completed more than 65 acquisitions having an aggregate purchase price of over $450 million and during the past five years, have expended more than $400 million on development projects including the drilling of over 1,500 wells and the recompletion of more than 400 wells. Management believes that the Company's sizable asset base and cash flow, along with its low production costs and efficient operating structure, provide it with a competitive advantage in Wattenberg and in certain analogous basins. Given management's expertise in acquisitions and the advantages set forth above, the Company believes it will be in an excellent position after the Transactions described herein to pursue further consolidation in Wattenberg and to acquire positions in other basins where it has or can develop a competitive advantage.

     The Company, a Delaware corporation, maintains its principal executive offices at 1625 Broadway, Suite 2000, Denver, Colorado 80202, and its telephone number is (303) 389-3600.

WATTENBERG

     Patina is currently the largest oil and natural gas producer in Wattenberg. The Company has interests in approximately 3,550 wells which generate over 30% of the total annual production from the field. Wattenberg, discovered in 1970, is located approximately 35 miles northeast of Denver and stretches over Adams, Boulder and Weld Counties in Colorado. One of the most attractive features of Wattenberg is that there are at least eight potentially productive formations throughout the field ranging in depths from 2,000 to 8,000 feet. Three of the formations, the Codell, the Niobrara and the J-sand, are "blanket" zones in the area of the Company's holdings, while other formations, such as the Sussex and the Shannon are more localized. The existence of several pay sands within the geological structure allows for multiple completions within a single wellbore, keeping drilling and operating costs low. In recent years, the Codell and Niobrara formations have been the primary drilling objective in Wattenberg, although the Company has also successfully recompleted shallower formations such as the Sussex.

BUSINESS STRATEGY


     The Company plans to increase its reserves, production and cash flow in a cost-efficient manner, primarily through: (i) selectively pursuing consolidation and acquisition opportunities in existing and future core areas; (ii) efficiently controlling operating and overhead expenses; (iii) operating its properties in order to enhance production through well workovers, development activity and operational improvements; (iv) utilizing improved exploitation and development techniques to maximize the value of its properties; and (v) developing a strong financial position that affords the Company the financial flexibility to execute its business strategy.


  Pursue Consolidation and Acquisition Opportunities

     The Company intends to pursue further consolidation and exploitation opportunities in Wattenberg where it is currently the largest producer, accounting for over 30% of total annual production from the field. In addition, management intends to simultaneously pursue low-risk acquisitions of producing reserves in other Western U.S. basins where the Company can leverage its operating efficiencies and pursue consolidation opportunities. Management believes that the Company's economies of scale, focused operations and operating expertise give it a competitive advantage in pursuing further consolidation and acquisition opportunities.

  Control Operating and Overhead Costs


     As a result of its extensive operating experience and concentrated reserve base, the Company believes that it is one of the most efficient oil and natural gas producers in the United States. The Company's lease operating expenses during 1996 and for the six months ended June 30, 1997 were $0.26 and $0.30 per Mcfe, respectively. In addition, the Company's G&A expenses have been reduced to less than half those incurred by its Predecessors, resulting in G&A expenses during 1996 and for the six months ended June 30, 1997 of $0.19 and $0.13 per Mcfe, respectively. The Company's low operating costs increase its operating margin, extend the economic life of its wells and enhance its reserve value.


  Operate Properties

     The Company prefers to operate its properties in order to exercise greater control over the timing and plans for future development, well workovers, production enhancements and lease operating expenses, as well as the marketing of oil and natural gas production. The Company currently operates approximately 3,175 (or 90%) of the 3,550 producing wells in which it owns an interest and these operated properties account for approximately 98% of the pretax present value of its year-end 1996 producing reserves.

  Exploit Existing Reserves

     The Company seeks to maximize the value of its properties by increasing production and recoverable reserves through the active development, recompletion and exploitation of its properties. At December 31, 1996, the Company had 728 proved undeveloped drilling locations and 605 recompletion opportunities. A recompletion can increase per well producing reserves by up to 100% at less than half the cost of drilling a new well. During the past 12 months, the Company has focused extensively on frac design and stimulation techniques. Early results have shown an increase in productivity on newly drilled wells and recompletions. The Company initiated a refrac program in 1996 and, to date, the Company has successfully performed seven refracs and identified approximately 100 wells suitable for refrac. The Company's year-end reserve report does not include any reserves attributable to the refrac program. During 1996, the Company successfully drilled 12 development wells and recompleted an additional 61 wells at a total capital cost of $8.5 million. The Company's existing 1997 capital expenditure budget provides $15 million for the drilling of 35 new development wells, the recompletion of an additional 75 wells and the expansion of the refrac program. Through June 30, 1997, the

Company had drilled 10 development wells, recompleted 40 wells (including seven refracs) and completed the drilling of nine wells in progress at year-end 1996 for a total capital cost of $8.0 million.


  Develop Financial Flexibility


     The Company is committed to maintaining its financial flexibility. Since the Gerrity Acquisition, the Company has reduced its indebtedness by over $40 million and has repurchased $14.4 million of its equity securities. At June 30, 1997, assuming the consummation of the Transactions, the Company would have had a debt-to-book capitalization ratio of approximately 51%. Management expects future capital expenditures, excluding acquisitions, to be funded by operating cash flow. The New Preferred Investors have committed to purchase up to $63.0 million of New Preferred Stock, and the Company expects to use at least $40.0 million from the sale of shares of New Preferred Stock to complete the Repurchase. In the event the Company issues New Preferred Stock at the closing of the Offering, the balance of this commitment will remain available through December 31, 1997 for acquisition financing or for general corporate purposes.

PRODUCTION, REVENUE AND PRICE HISTORY

     The following table sets forth information regarding net production of oil and natural gas, revenues and expenses attributable to such production and certain price and cost information for each of the years in the three-year period ended December 31, 1996 and the six month periods ended June 30, 1996 and 1997. This financial and operating information reflects the Gerrity Acquisition in May 1996.

                                                   YEAR ENDED                    SIX MONTHS ENDED
                                                  DECEMBER 31,                       JUNE 30,
                                        ---------------------------------      ---------------------
                                         1994         1995         1996         1996          1997
                                        -------      -------      -------      -------      --------
                                        (DOLLARS IN THOUSANDS, EXCEPT PRICES AND PER Mcf EQUIVALENT
                                                                INFORMATION)
                                                                                   (UNAUDITED)
Production
  Oil (MBbl)...........................   1,829        1,342        1,688          693           985
  Natural gas (MMcf)...................  23,893       20,981       23,947       10,308        13,688
  Total MMcfe(a).......................  34,872       29,034       34,074       14,466        19,598
Revenues
  Oil.................................. $27,151      $22,049      $34,541      $13,556      $ 19,986
  Natural gas(b).......................  40,598       28,024       47,644       16,260        32,127
                                        -------      -------      -------      -------      --------
     Subtotal..........................  67,749       50,073       82,185       29,816        52,113
  Other................................      73           29        1,003          294           227
                                        -------      -------      -------      -------      --------
     Total.............................  67,822       50,102       83,188       30,110        52,340
                                        -------      -------      -------      -------      --------
Operating expenses
  Lease operating expenses.............   3,662        5,387        8,866        3,378         5,865
  Production taxes.....................   4,448        3,480        5,653        2,023         3,457
                                        -------      -------      -------      -------      --------
     Total.............................   8,110        8,867       14,519        5,401         9,322
                                        -------      -------      -------      -------      --------
Direct operating margin................ $59,712      $41,235      $68,669      $24,709      $ 43,018
                                        =======      =======      =======      =======      ========
Average sales price
  Oil (Bbl)............................ $ 14.84      $ 16.43      $ 20.47      $ 19.55      $  20.29
  Natural gas (Mcf)(b).................    1.70         1.34         1.99         1.58          2.35
  Mcfe(a)..............................    1.94         1.73         2.41         2.06          2.66
Average production expense/Mcfe........    0.23         0.31         0.43         0.37          0.48
Average operating margin/Mcfe..........    1.71         1.42         1.99         1.69          2.18

- ---------------
(a) Oil production is converted to natural gas equivalents at the rate of one barrel per six Mcf.
(b) Sales of NGLs are included in natural gas revenues.

OIL AND NATURAL GAS RESERVES

     The following table sets forth estimated year-end net proved reserves for each of the years in the three-year period ended December 31, 1996.

                                                         1994          1995          1996
                                                        -------       -------       -------
    Oil (MBbl)
      Developed.......................................    8,832         6,955        15,799
      Undeveloped.....................................    3,386           466         6,676
                                                         ------       -------       -------
              Total...................................   12,218         7,421        22,475
                                                         ======       =======       =======
    Natural gas (MMcf)
      Developed.......................................  147,869       133,088       242,777
      Undeveloped.....................................   30,834         5,769        53,882
                                                         ------       -------       -------
              Total...................................  178,703       138,857       296,659
                                                         ======       =======       =======
    Total MMcfe.......................................  252,012       183,384       431,509
                                                         ======       =======       =======

     The following table sets forth for the year ended December 31, 1996 pretax future net revenues from the production of proved reserves and the pretax present value of such revenues, net of estimated future capital costs, including estimated costs of $14.0 million in 1997.

                                                       DEVELOPED       UNDEVELOPED         TOTAL
                                                       ---------       -----------       ----------
                                                                      (IN THOUSANDS)
1997.................................................  $ 117,410        $  (2,154)       $  115,256
1998.................................................    101,637           (2,455)           99,182
1999.................................................     92,397            4,235            96,632
Remainder............................................    668,820          188,977           857,797
                                                        --------         --------        ----------
          Total......................................  $ 980,264        $ 188,603        $1,168,867
                                                        ========         ========        ==========
Pretax present value(a)..............................  $ 582,408        $  66,389        $  648,797
                                                        ========         ========        ==========

- ---------------
(a) The aftertax present value of the proved reserves totaled $499.9 million at year-end 1996.

     The quantities and values in the preceding tables are based on prices in effect at December 31, 1996 which averaged $25.20 per barrel of oil and $3.70 per Mcf of gas. Price declines decrease reserve values by lowering the future net revenues attributable to the reserves and reducing the quantities of reserves that are recoverable on an economic basis. Price increases have the opposite effect. A significant decline in the prices of oil or natural gas could have a material adverse effect on the Company's financial condition and results of operations.

     The present values shown should not be construed as the current market value of the reserves. The quantities and values shown in the preceding tables are based on oil and natural gas prices in effect on December 31, 1996. Those prices were significantly higher than the prices that prevailed throughout most of 1996 and since year-end, prices have fallen from year-end levels. The value of the Company's assets is in part dependent on the prices the Company receives for oil and natural gas and a significant decline in the price of oil or natural gas could have a material adverse effect on the Company's financial condition and results of operations.

     All of the proved reserves at year-end were estimated by Netherland, Sewell & Associates, Inc. No estimates of the Company's reserves comparable to those included herein have been included in reports to any federal agency other than the Commission.

DRILLING ACTIVITY SUMMARY

     The following table sets forth information with respect to wells drilled by the Company during each of the past three years and during the six months ended June 30, 1997. All the wells were development wells. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of hydrocarbons whether or not they produce a reasonable rate of return.

                                                   YEAR ENDED DECEMBER 31,
                                                   -----------------------     SIX MONTHS ENDED
                                                   1994      1995     1996       JUNE 30, 1997
                                                   -----     ----     ----     -----------------
    Productive
      Gross......................................  350.0     25.0     12.0            19.0
      Net........................................  305.6     24.1     12.0            17.9
    Dry
      Gross......................................    8.0      0.0      0.0             0.0
      Net........................................    7.9      0.0      0.0             0.0

     At June 30, 1997, no development wells were in progress.

PRODUCING WELL SUMMARY

     The following table sets forth certain information at June 30, 1997 relating to the producing wells in which the Company owned a working interest. The Company also held royalty interests in 195 producing wells at such date. The Company's average working interest in all wells was 90%. Wells are classified as oil or natural gas wells according to their predominant production stream.

                                                                       GROSS      NET
                                                                       WELLS     WELLS
                                                                       -----     -----
        Oil..........................................................  2,735     2,513
        Natural gas..................................................    613       513
                                                                       -----     -----
                  Total..............................................  3,348     3,026
                                                                       =====     =====

ACREAGE

     The following table sets forth certain information at June 30, 1997 relating to Wattenberg acreage held by the Company. Undeveloped acreage is acreage held under lease, permit, contract or option that is not in a spacing unit for a producing well, including leasehold interests identified for development or exploratory drilling. Developed acreage is acreage assigned to producing wells.

                                                                    GROSS        NET
                                                                   -------     -------
        Developed................................................  176,118     136,814
        Undeveloped..............................................  142,430     126,358
                                                                   -------     -------
                  Total..........................................  318,548     263,172
                                                                   =======     =======

MARKETS AND CUSTOMERS

     The Company's oil and natural gas production is principally sold to end users, marketers, refiners and other purchasers having access to natural gas pipeline facilities near its properties and the ability to truck oil to local refineries or oil pipelines. The marketing of oil and natural gas can be affected by a number of factors that are beyond the Company's control and whose future effect cannot be accurately predicted. The Company does not believe, however, that the loss of any of its customers would have a long-term material adverse effect on its operations.

     Natural Gas. Wattenberg natural gas is high in heating content (BTUs) and must be processed in order to strip NGLs before residue gas is sold to utilities, independent marketers and end users through both intrastate and interstate pipelines. The Company utilizes two separate arrangements to gather, process and market its natural gas production. Approximately 30% of the Company's natural gas production is sold to Duke Energy Field Services ("Duke Energy") at the wellhead under percentage of proceeds contracts. Pursuant to this type of contract, the Company receives a fixed percentage of the proceeds from the sale of its residue gas and NGLs by Duke Energy. Substantially all of the Company's remaining natural gas production is dedicated for gathering to either Duke Energy or KN Front Range Gathering Company ("KN") and is then processed at plants owned by Duke Energy, or Amoco Production Company ("AMOCO") or North American Resources Company. Under this arrangement, the Company retains the right to market its share of residue gas at the tailgate of the plant and sells it under seasonal spot market arrangements along the front range of Colorado or transports the gas to midwest markets under transportation agreements. NGLs are sold by the processor and the Company receives payment net of applicable processing fees.

     A portion of natural gas gathered by KN is processed by Amoco at the Wattenberg Processing Plant under a favorable contract that not only provides payment for a percentage of the NGLs stripped from the natural gas, but also redelivers to the tailgate the same amount of MMBtu's as was delivered to the plant under a "keepwhole" arrangement. This agreement remains in effect until December 2012.

     Oil. Oil production is principally sold to refiners, marketers and other purchasers who truck oil to local refineries or pipelines. The price is generally based on a local market posting for oil and is adjusted for transportation costs and quality. Amoco has the right to purchase oil produced from certain properties owned by the Company.

COMPETITION

     The oil and natural gas industry is highly competitive. The Company encounters competition from other oil and natural gas companies in all of its operations, including the acquisition of exploratory prospects and proven properties. Patina competes for the acquisition of oil and natural gas properties, with numerous entities, including major oil companies, other independent oil and gas concerns and individual producers and operators. Many competitors have financial and other resources substantially greater than those of the Company. Management believes that the Company has a competitive advantage over most other energy companies active in Wattenberg because of its significant operations and its technical and geological experience in the area.

REGULATION

     Regulation of Drilling and Production. The Company's operations are affected by political developments, and by federal, state and local laws and regulations. Oil and gas industry legislation and administrative regulations are periodically changed for a variety of political, economic and other reasons. Numerous federal, state and local departments and agencies issue rules and regulations binding on the oil and gas industry, some of which carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases the Company's cost of doing business, decreases flexibility in the timing of operations and may adversely affect the economics of capital projects.

     In the past, the federal government has regulated the prices at which oil and natural gas could be sold. Prices of oil and natural gas sold by the Company are not currently regulated. In recent years, the Federal Energy Regulatory Commission ("FERC") has taken significant steps to increase competition in the sale, purchase, storage and transportation of natural gas. FERC's regulatory programs allow more accurate and timely price signals from the consumer to the producer and, on the whole, have helped natural gas become more responsive to changing market conditions. To date, the Company believes it has not experienced any material adverse effect as the result of these initiatives. Nonetheless, increased competition in natural gas markets can and does add to price volatility and inter-fuel competition, which increases the pressure on the Company to manage its exposure to changing conditions and position itself to take advantage of changing market forces.

     State statutes govern exploration and production operations, conservation of oil and natural gas resources, protection of the correlative rights of oil and natural gas owners and environmental standards. State Commissions implement their authority by establishing rules and regulations requiring permits for drilling, reclamation of production sites, plugging bonds, reports and other matters. Colorado, where the Company's properties are located, amended its statute concerning oil and natural gas development in 1994 to provide the state's Oil and Gas Conservation Commission (the "Colorado OGC Commission") with enhanced authority to regulate oil and gas activities to protect public health, safety and welfare, including the environment. Several rule makings pursuant to these statutory changes have been undertaken by the Colorado OGC Commission concerning groundwater protection, soil conservation and site reclamation, setbacks in urban areas and other safety concerns, and financial assurance for industry obligations in these areas. To date, these rule changes have not adversely affected operations of the Company, as the Colorado OGC Commission is required to enact cost-effective and technically feasible regulations, and the Company has been an active participant in their development. However, there can be no assurance that, in the aggregate, these and other regulatory developments will not increase the cost of conducting operations in the future.

     In Colorado, a number of city and county governments have enacted oil and natural gas regulations. These ordinances increase the involvement of local governments in the permitting of oil and natural gas operations, and require additional restrictions or conditions on the conduct of operations so as to reduce their impact on the surrounding community. Accordingly, these local ordinances have the potential to delay, and increase the cost of, drilling and recompletion operations.

     Environmental Regulation. Operations of the Company are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. The Company currently owns or leases numerous properties that have been used for many years for natural gas and oil production. Although the Company believes that it and previous owners have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by the Company. In connection with its most significant acquisitions, the Company has performed environmental assessments and found no material environmental noncompliance or clean-up liabilities requiring action in the near or intermediate future. Such environmental assessments have not, however, been performed on all of the Company's properties.

     The Company operates its own exploration and production waste management facilities, which enable it to treat, bioremediate and otherwise dispose of tank sludges, contaminated soil and produced water generated from the Company's operations. There can be no assurance, that these facilities, or other commercial disposal facilities utilized by the Company from time-to-time, will not give rise to environmental liability in the future. To date, expenditures for the Company's environmental control facilities and for remediation of production sites have not been significant to Patina. The Company believes, however, that the trend toward stricter standards in environmental legislation and regulations will continue and could have a significant adverse impact on the Company's operating costs, as well as on the oil and natural gas industry in general.

OFFICE AND OPERATIONS FACILITIES

     The Company leases its headquarters office in Denver, Colorado. The lease covers approximately 28,600 square feet and has a remaining term of four years, expiring in November 2001. The monthly rent is approximately $37,800. The Company also owns a 6,000 square foot production facility in Platteville, Colorado and 6,000 square feet of office and shop space in Brighton, Colorado. These facilities are used to support the Company's drilling and production efforts in Wattenberg.

EMPLOYEES


     On June 30, 1997, the Company employed 167 people, including 106 that work in the Company's various field offices, none of whom are represented by a labor union. The Company believes its relationship with its employees is satisfactory.

INSURANCE

     The Company currently maintains a $5.0 million oil and natural gas lease operator policy that insures the Company against certain risks associated with drilling and completing its wells, as well as a $3.0 million policy for producing wells. There can be no assurance that this insurance will be adequate to cover any losses or exposure to liability. The Company also carries comprehensive general liability and workers' compensation policies, and a $10.0 million umbrella policy. The Company does not maintain key man life insurance on any employees.

LEGAL PROCEEDINGS

     The Company is not a party to any pending legal proceedings other than routine litigation incidental to its business. While the ultimate results of these proceedings cannot be predicted with certainty, the Company does not believe that the outcome of these matters will have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information about the executive officers and directors of the Company:

           NAME             AGE                        POSITION
- --------------------------  ---     ----------------------------------------------
 Thomas J. Edelman........  46      Chairman of the Board, President and Chief
                                    Executive Officer
 Brian J. Cree............  34      Executive Vice President and Chief Operating
                                    Officer, Director
 Keith M. Crouch..........  50      Senior Vice President and General Counsel
 Ronald E. Dashner........  44      Senior Vice President, Operations
 David J. Kornder.........  36      Vice President and Chief Financial Officer
 David R. Macosko.........  35      Vice President
 Terry L. Ruby............  38      Vice President
 David W. Siple...........  37      Vice President
*Arnold L. Chavkin........  46      Director
 Robert J. Clark..........  52      Director
 Jay W. Decker............  44      Director
*William J. Johnson.......  63      Director
 Alexander P. Lynch.......  45      Director
*William E. Macaulay......  51      Director
*John C. Snyder...........  55      Director

- ---------------

* Mr. Johnson and Mr. Snyder will resign as Directors of the Company following the completion of the Transactions and will be replaced by Mr. Chavkin and Mr. Macaulay.

     THOMAS J. EDELMAN has served as Chairman of the Board, President and Chief Executive Officer of the Company since its formation. He co-founded SOCO and was the President and a director of SOCO from 1981 through February 1997. Prior to 1981, he was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman received his Bachelor of Arts Degree from Princeton University and his Masters Degree in Finance from Harvard University's Graduate School of Business Administration. Mr. Edelman serves as Chairman of Lomak Petroleum, Inc., and is a Director of Petroleum Heat & Power Co., Star Gas Corporation, Weatherford Enterra, Inc. and Paradise Music & Entertainment, Inc. Mr. Edelman is also a Trustee of The Hotchkiss School.

     BRIAN J. CREE has served as Executive Vice President, Chief Operating Officer and Director of the Company since May 1996. Prior to the Gerrity Acquisition, he served as Chief Operating Officer and Director of Gerrity since 1993. From 1992 to 1993, Mr. Cree served as Senior Vice President -- Operations and Chief Accounting Officer of Gerrity. Prior to that, Mr. Cree served as Vice President and Treasurer of Gerrity since its inception in 1990. Mr. Cree served as Vice President and Treasurer of The Robert Gerrity Company from 1989 to 1990 and served in various accounting capacities with that company from 1987 to 1990. Prior to that, Mr. Cree was employed as an accountant at the public accounting firm of Deloitte, Haskins & Sells. Mr. Cree received his Bachelor of Arts Degree in Accounting from the University of Northern Iowa.

     KEITH M. CROUCH has served as Senior Vice President and General Counsel of the Company since May 1996. Prior to the Gerrity Acquisition, he was a Vice President of Gerrity commencing in 1993 and was appointed a Director in 1994. From 1992 to 1993, Mr. Crouch served as Corporate Counsel to Gerrity. Prior to joining Gerrity, Mr. Crouch was in private practice with the law firms of Gorsuch, Kirgis, Campbell Walker and Grover; Kirkland & Ellis and Pendleton, Friedberg, Wilson and Hennessey. Mr. Crouch received a Bachelor of Arts and Juris Doctor Degrees from the University of Colorado.

     RONALD E. DASHNER has served as Senior Vice President, Operations of the Company since its formation. He joined SOCO in 1994 and served as Operations Manager of SOCO's D-J Basin/Greater Green River Unit. In late 1995 he was appointed Vice President -- Rocky Mountain Division. From 1991 to 1994, Mr. Dashner was Onshore Gulf Coast Operations Manager for Enron Oil & Gas Company. From 1980 through 1990, Mr. Dashner held various positions with TXO Production Corp., including Drilling & Production Manager -- Rocky Mountain District and Assistant District Manager -- East Texas District. From 1978 to 1980, he was employed by Davis Oil Company in Engineering and Operations. From 1975 to 1978, he was employed by Chevron in the Drilling, Production and Construction Department. Mr. Dashner received his Bachelor of Science Degree in Civil Engineering from Colorado State University.

     DAVID J. KORNDER has served as Vice President and Chief Financial Officer of the Company since May 1996. Prior to the Gerrity Acquisition, he served as a Vice President -- Finance of Gerrity beginning in early 1993. From 1989 through 1992, Mr. Kornder was an Assistant Vice President for Gillett Group Management, Inc. Prior to that, Mr. Kornder was an accountant with the independent accounting firm of Deloitte & Touche for five years. Mr. Kornder received his Bachelor of Arts Degree in Accounting from Montana State University.

     DAVID R. MACOSKO has served as a Vice President of the Company since May 1996. Prior to the Gerrity Acquisition, he served as a Vice President of Gerrity from 1994. From 1992 to 1994, Mr. Macosko served as Operations Coordinator and Manager of Accounts Payable with Gerrity. Mr. Macosko has eleven years of experience in the oil and gas industry. Mr. Macosko received a Bachelor of Science Degree in Accounting from West Virginia University.

     TERRY L. RUBY has served as a Vice President of the Company since May 1996. Prior to the Gerrity Acquisition, Mr. Ruby was a senior landman of Gerrity beginning in 1992 and was appointed a Vice President -- Land of Gerrity in 1995. His current responsibilities include management and administration of land assets, acquisitions and divestitures. Prior to his employment with Gerrity, Mr. Ruby worked with Apache Corporation from 1990 to 1992, and with Baker Exploration Company from 1982 to 1989. Mr. Ruby holds a Bachelor of Science Degree in Minerals Land Management from the University of Colorado and an M.B.A. from the University of Denver.

     DAVID W. SIPLE has served as a Vice President of the Company since May 1996. He joined SOCO's land department in 1994 and was appointed a Land Manager with SOCO in 1995. His current responsibilities include the accomplishment of all land related aspects of the Company's drilling recompletion and refrac programs. From 1990 through May 1994, Mr. Siple was the Land Manager of Gerrity. From 1981 through 1989, Mr. Siple was employed by PanCanadian Petroleum Company in the Land Department. Mr. Siple received his Bachelor of Science Degree in Mineral Land Management from the University of Colorado.

     ARNOLD L. CHAVKIN will be appointed a Director of the Company following the completion of the Transactions. Mr. Chavkin is a General Partner at Chase Capital Partners. Chase Capital Partners is a General Partner of Chase Venture Capital Associates, L.P. Before assuming such position, Mr. Chavkin was a member of Chemical Bank's merchant banking group and, prior to that, a generalist in its corporate finance group specializing in mergers and acquisitions and private placements for the energy industry. Prior to that, Mr. Chavkin worked in corporate development for Freeport McMoRan, and held various positions with Gulf and Western Industries. Mr. Chavkin is a Certified Public Accountant. He received his Bachelor of Arts and M.B.A. degrees from Columbia University. Mr. Chavkin is also a director of American Radio Systems, Inc., Bell Sports, Reading & Bates Corporation and Wireless One, Inc.


     ROBERT J. CLARK has served as a Director of the Company since May 1996. Mr. Clark is the President of Bear Paw Energy Inc., a wholly owned subsidiary of TransMontaigne Oil Company. Mr. Clark formed a predecessor company Bear Paw Energy Inc. in 1995 and joined TransMontaigne in 1996 when TransMontaigne acquired a majority interest in the predecessor company. From 1988 to 1995 he was President of SOCO Gas Systems, Inc. and Vice President -- Gas Management for SOCO. Mr. Clark was Vice President Gas Gathering, Processing and Marketing of Ladd Petroleum Corporation, an affiliate of General Electric from 1985 to 1988. Prior to 1985, Mr. Clark held various management positions with NICOR, Inc. and its affiliates NICOR Exploration, Northern Illinois Gas and Reliance Pipeline Company. Mr. Clark received his Bachelor of Science Degree from Bradley University and an M.B.A. from Northern Illinois University.


     JAY W. DECKER has served as a Director of the Company since May 1996. Mr. Decker has been the Executive Vice President and a Director of Hugoton Energy Corporation, a public independent oil company since 1995. From 1989 until its merger into Hugoton Energy, Mr. Decker was the President and Chief Executive Officer of Consolidated Oil & Gas, Inc., a private independent oil company based in Denver, Colorado and President of a predecessor company. Prior to 1989, Mr. Decker served as Vice President -- Operations for General Atlantic Energy Company and in various capacities for Peppermill Oil Company, Wainoco Oil & Gas and Shell Oil Company. Mr. Decker received his Bachelor of Science Degree in Petroleum Engineering from the University of Wyoming. Mr. Decker also serves as a Director of FX Energy.


     WILLIAM J. JOHNSON will resign as a Director of the Company following the completion of the Transactions. Mr. Johnson has served as a Director of the Company since May 1996. Mr. Johnson, a Director of SOCO since 1994, is a private consultant to the oil and gas industry and is President and a Director of JonLoc Inc., an oil and gas company of which he and his family are the sole shareholders. From 1991 to 1994, Mr. Johnson was President, Chief Operating Officer and a Director of Apache Corporation. Previously, he was a Director, President and Chief Executive Officer of Tex/Con Oil and Gas, where he served from 1989 to 1991. Prior thereto, Mr. Johnson served in various capacities with major oil companies, including Director and President USA of BP Exploration Company, President of Standard Oil Production Company and Senior Vice President of The Standard Oil Company. Mr. Johnson received a Bachelor of Science degree in Petroleum Geology from Mississippi State University and completed the Advanced Management Course at the University of Houston. Mr. Johnson serves as a Director of Tesoro Petroleum, Camco International and J. Ray McDermott. Mr. Johnson also serves on the advisory board of Texas Commerce Bank, Houston.

     ALEXANDER P. LYNCH has served as a Director of the Company since May 1996. Mr. Lynch is currently a Partner at the Beacon Group, a financial advisory and merchant banking firm. Mr. Lynch had been Co-President and Co-Chief Executive Officer of The Bridgeford Group, a financial advisory firm, since 1995. From 1991 to 1994, he served as Senior Managing Director of Bridgeford. From 1985 until 1991, Mr. Lynch was a Managing Director of Lehman Brothers, a division of Shearson Lehman Brothers Inc. Mr. Lynch received his Bachelor of Arts Degree from the University of Pennsylvania and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Lynch also serves as a Director of Lincoln Snacks Company and Illinois Central Corporation.


     WILLIAM E. MACAULAY will be appointed a Director of the Company following the completion of the Transactions. Mr. Macaulay has been the President and Chief Executive Officer of First Reserve Corporation, a corporate manager of private investments (including First Reserve Fund VII, Limited Partnership) focusing on the energy and energy related sectors, since 1983. Prior to 1983, he was a General Partner of Meridian Capital Company, a private investment firm specializing in corporate buyouts and energy. From 1976 to 1981, Mr. Macaulay was with Oppenheimer & Co., where he served in various capacities, including as Executive Vice President of Oppenheimer Management Corp. and as Director of Corporate Finance and a Member of the Management Committee and a General Partner of Oppenheimer & Co. He holds a B.A. from the City College of New York and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Macaulay serves as a director of Weatherford Enterra, Inc., Maverick Tube Corporation, TransMontaigne Oil Company, Hugoton Energy Corporation, Cal Dive International, Inc. and Domain Energy Corporation.


     JOHN C. SNYDER will resign as a Director of the Company following the completion of the Transactions. Mr. Snyder has served as a Director of the Company since its formation. Mr. Snyder, the Chairman and Chief Executive Officer of SOCO, founded one of SOCO's predecessors in 1978. From 1973 to 1977, Mr. Snyder was an independent oil operator in Texas and Oklahoma. Previously, he was a director and the Executive Vice President of May Petroleum Inc. where he served from 1971 to 1973. Mr. Snyder was the first president of Canadian-American Resources Fund, Inc., which he founded in 1969. From 1964 to 1966, Mr. Snyder was employed by Humble Oil and Refining Company (currently Exxon Co., USA) as a petroleum engineer. Mr. Snyder received his Bachelor of Science Degree in Petroleum Engineering from the University of Oklahoma and his Masters Degree in Business Administration from the Harvard University Graduate School of Business Administration. Mr. Snyder is a director of the Community Enrichment Center, Inc., Forth Worth, Texas.

CHANGE IN CONTROL PLAN

     In June 1997, the Company adopted a Change in Control Plan (the "Change in Control Plan") which will provide payments to all employees in the event there is a "change in control" (as defined in the Change in Control Plan) of the Company and the employee is terminated, or for certain executives, constructively terminated. The Change in Control Plan provides that certain executives and key managers are entitled to receive payments, including an amount ranging from 34% to 150% of their base compensation in the year the payment is to be made plus an amount equal to their most recent bonus. Further, upon a change in control all non-vested securities of the Company held by employees (as defined in the Change in Control Plan) including non-vested options to purchase Common Stock held by employees and all non-vested rights under the Company's 401(k) plan, bonus plan and deferred compensation plan vest automatically.

EDELMAN EMPLOYMENT AGREEMENT AND RELATED MATTERS


     Mr. Edelman, the Chief Executive Officer of the Company, has entered into an employment agreement (the "Employment Agreement"), which will become effective concurrently with the sale of the shares of Common Stock offered hereby. Under the Employment Agreement, Mr. Edelman has agreed to be employed by the Company for a period of three years, at a base salary of $350,000 per year, subject to adjustment by mutual agreement. Pursuant to the Employment Agreement, Mr. Edelman will commit a substantial portion of his working time to the Company and the business of the Company will represent his primary responsibility. Under the terms of the Employment Agreement, however, he may continue to engage in outside business activities at substantially current levels. Mr. Edelman is entitled to receive an annual bonus during the term of his employment, with the target bonus set at 100% of his base salary, based on performance criteria determined by the Company's Board of Directors in its sole discretion. The Employment Agreement also provides that if Mr. Edelman's employment is terminated by the Company without cause, or by Mr. Edelman for good reason (as defined in the Employment Agreement), he will be entitled to payments equal to two times the sum of: (i) his base salary for the then-current year; plus (ii) the greater of (a) his target bonus for the then-current year and (b) the actual bonus paid to him for the prior year; plus (iii) the maximum contributions the Company would have made in the year of termination on Mr. Edelman's behalf to the Company's 401(K) plan and the amount Mr. Edelman would have accrued in the year of termination under the Company's Deferred Compensation Plan. In addition, Mr. Edelman would receive a prorated portion of his target bonus for the then-current year.



     Concurrently with the sale of the shares of Common Stock offered hereby, the Company will grant Mr. Edelman options to purchase 250,000 shares of Common Stock, which options will vest immediately pursuant to the Company's stock option plan described below under "Stock Option Plan."



     Mr. Edelman has served since 1988 and expects to continue to serve as Chairman of Lomak, a publicly traded oil and gas company whose principal areas of operation are the Midcontinent, Appalachian and Gulf Coast regions of the United States. The Company currently has no business relationships with Lomak and Lomak does not own any of the Company's securities. Although the Company does not believe that any conflicts have arisen, or are likely to arise, as a result of Mr. Edelman's position with Lomak, because of Mr. Edelman's position at Lomak, conflicts of interests may arise between the Company and Lomak. The Company intends that the terms of any future transactions and agreements between the Company and Lomak will be substantially as favorable to the Company as could be obtained from third parties. In the past, with respect to new business proposals, including acquisitions, the Company and Mr. Edelman have employed the following procedures to resolve any potential conflicts: (i) if such proposals were directed to or originated by Lomak or its employees, such proposals were deemed to be for Lomak's benefit; and (ii) if such proposals were directed to or originated by the Company or its employees, or if such proposals were not specifically identified for either company or its employees, such proposals were deemed to be for the Company's benefit. Mr. Edelman and the Company plan to continue the foregoing procedures to resolve any future conflicts that may arise.


     Delaware law imposes certain fiduciary duties on corporate directors, including a duty of loyalty. The duty of loyalty has been generally described as a duty to act in good faith and in the best interests of the corporation. Under the corporate opportunity doctrine developed by the Delaware courts, an individual who fails to offer to the corporation of which he serves as a director a business opportunity presented to such individual in his capacity as a director of that corporation may be liable for a breach of fiduciary duty. Neither the Company's Certificate of Incorporation or Bylaws, nor the certificate of incorporation or bylaws of Lomak limit a director's fiduciary duty with respect to potential conflicts of interests.

STOCK OPTION PLAN

     The Company's stock option plan, which is administered by the Compensation Committee, provides for the granting of options to purchase shares of Common Stock to key employees of the Company and certain other persons who are not employees of the Company, but who from time to time provide substantial advice or other assistance or services to the Company. The plan permits options to acquire up to 3,000,000 shares of Common Stock to be outstanding at any one time. During 1996, options to purchase 512,000 shares of Common Stock were granted to 50 employees at an average exercise price of $7.75 per share. During 1997, options to purchase 271,000 shares of Common Stock were granted to 56 employees at an average exercise price of $9.25 per common share. The exercise price of all such options was equal to the fair market value of the Common Stock on the date of grant. All options granted during 1996 and 1997 were for a term of five years, with 30% of the options becoming exercisable after one year, an additional 30% becoming exercisable after two years and the remaining options becoming exercisable after the three years.

MANAGEMENT EQUITY PARTICIPATION PROGRAM

     Concurrently with the sale of the shares of Common Stock offered hereby, the Company will sell shares of Common Stock having an aggregate value of $3,000,000 (352,941 shares of Common Stock assuming a price per share equal to the Public Offering Price) to the Management Investors (including Mr. Edelman) at a purchase price per share equal to the Public Offering Price. In connection with these sales, the Company will loan to each Management Investor (other than Mr. Edelman) up to 85% of such purchase price pursuant to five-year 8.5% loans which will be secured by all of the shares of Commom Stock purchased by, or awarded to, such Management Investor.


     Concurrently with the sale of the shares of Common Stock offered hereby, the Company also intends to award an aggregate of 500,000 shares of restricted Common Stock to the Management Investors, of which Mr. Edelman will receive 350,000 shares. The ownership of such shares will vest over a five-year period at the rate of 20% per year, or sooner if there is a "change in control" (as defined in the Company's Change in Control Plan).


     Each of the Management Investors has agreed not to sell, transfer or otherwise dispose of any shares of Common Stock for a period of 180 days following the sale of the shares of Common Stock offered hereby. See "Shares Eligible for Future Sale." Thereafter the Management Investors will be free to sell the shares of Common Stock that they have purchased, subject to compliance with the requirements of the Securities Act and any other applicable laws. The shares of restricted Common Stock that have been awarded them may not be sold until ownership of such shares has vested, as described above.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table provides information as to the beneficial ownership of Common Stock of the Company by each person who, to the knowledge of the Company, beneficially owns 5% or more of the Common Stock of the Company, each person who will be a director of the Company after the Offering, the five most highly compensated executive officers, including the Chief Executive Officer and by all such executive officers and directors of the Company as a group. Except as noted below, no director or executive officer of the Company beneficially owns any equity securities of the Company other than Common Stock and Warrants. The business address of each individual listed below, except as otherwise noted, is: c/o Patina Oil & Gas Corporation, 1625 Broadway, Suite 2000, Denver, Colorado 80202.


                                                                                    BENEFICIAL OWNERSHIP OF
                                BENEFICIAL OWNERSHIP OF    BENEFICIAL OWNERSHIP OF  COMMON STOCK AFTER THE
                               COMMON STOCK PRIOR TO THE   COMMON STOCK AFTER THE       TRANSACTIONS --
                                 TRANSACTIONS(a)(b)(c)         TRANSACTIONS(d)          AS ADJUSTED(e)
                               --------------------------  -----------------------  -----------------------
                                 NUMBER                      NUMBER                   NUMBER
                               OF SHARES       PERCENTAGE  OF SHARES    PERCENTAGE  OF SHARES    PERCENTAGE
                               ----------      ----------  ----------   ----------  ----------   ----------
Thomas J. Edelman.............     30,000         *           515,294       2.5%       985,294       4.5%
Brian J. Cree.................     39,278         *            53,985       0.3%       108,735       0.8%
Keith M. Crouch...............      9,652         *            21,417       0.1%        72,417       0.4%
Ronald E. Dashner.............      8,400         *            20,165       0.1%        68,765       0.3%
David J. Kornder..............      7,227         *            18,992       0.1%        61,592       0.3%
Jay W. Decker.................      2,927         *             2,927      *            11,427      *
Robert J. Clark...............      2,927         *             2,927      *            11,427      *
Alexander P. Lynch............      2,927         *             2,927      *            11,427      *
Arnold L. Chavkin(f)..........          0         *         2,592,532      12.7%     2,592,532      12.7%
William E. Macaulay(g)........          0         *         3,744,769      18.3%     3,744,769      18.3%
All executive officers and
  directors as a group........    118,296          0.6%     7,017,362      33.3%     7,859,482      35.8%
Snyder Oil Corporation........ 14,000,000         74.4%             0      *                 0      *
  777 Main Street
  Fort Worth, Texas 76102
Stark Investments.............  1,464,420          7.2%     1,464,420       6.7%     1,464,420       5.1%
  150 West Market Street
  Mequon, Wisconsin 53092
First Reserve Fund VII,
  Limited Partnership.........          0         *         3,744,769      18.3%     3,744,769      18.3%
  475 Steamboat Road
  Greenwich, Connecticut 06830
Chase Venture Capital
  Associates, L.P. ...........          0         *         2,592,532      12.7%     2,592,532      12.7%
  380 Madison Avenue, 12th
     Floor
  New York, New York 10017


- ---------------
 *  Less than 1%

(a) As of June 30, 1997.

(b) All shares are owned both of record and beneficially unless otherwise specified by footnote to this table. Based solely upon information furnished by such individuals or contained in filings made by such beneficial owners with the Commission.

(c) Calculated pursuant to Rule 13d-3(d) under the Exchange Act, shares not outstanding that are subject to options, warrants, rights, or conversion privileges exercisable within sixty days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by any other person.

(d) For purposes of this calculation, the number of shares of Common Stock deemed outstanding includes: (i) 100,000 shares of Common Stock issued to the New Preferred Stock Investors; (ii) 352,941 shares of Common Stock purchased by the Management Investors (assuming a Public Offering Price of $8.50 per share); (iii) 7,159,091 shares of Common Stock issuable upon conversion of the New Preferred Stock (assuming the issuance of 2,520,000 shares of New Preferred Stock having a conversion price of $8.80 per share); (iv) 250,000 shares of Common Stock issuable upon exercise of stock options issued to Mr. Edelman pursuant to the Company's Stock Option Plan; and excludes: (i) the 500,000 shares of restricted Common Stock awarded to the Management Investors (which shares will vest over a five-year period at the rate of 20% per year); and (ii) the 230,000 shares of Common Stock to be issued to the New Preferred Stock Investors under certain circumstances.



(e) For purposes of this calculation, the number of shares of Common Stock deemed outstanding includes those included in note (d) above and also includes: (i) the 500,000 shares of restricted Common Stock awarded to the Management Investors (which Shares will vest over a five-year period at the rate of 20% per year); and (ii) 788,960 shares issuable upon exercise of outstanding stock options (having a weighted average exercise price of $8.30 per share).



(f) Mr. Chavkin may be deemed to share beneficial ownership of the 900,000 shares of New Preferred Stock and 2,592,532 shares of Common Stock owned by Chase Venture Capital Associates, L.P. through his role with Chase Venture Capital Associates, L.P. Mr. Chavkin disclaims beneficial ownership of such shares of New Preferred Stock and Common Stock.



(g) Mr. Macaulay may be deemed to share beneficial ownership of the 1,300,000 shares of New Preferred Stock and 3,744,769 shares of Common Stock owned by First Reserve Fund VII, Limited Partnership through his ownership of common stock of First Reserve Corporation, which is the sole general partner of First Reserve Fund VII, Limited Partnership. Mr. Macaulay disclaims beneficial ownership of such shares of New Preferred Stock and Common Stock.



(h) Between 7,500,000 and 8,625,000 of these shares (depending on whether, and to what extent, the Underwriters exercise their overallotment option) will be sold by SOCO in this Offering, and the remaining 5,375,000 to 6,500,000 shares will be repurchased by the Company as part of the Concurrent Transactions.

                              SELLING STOCKHOLDER


     The following table sets forth certain information concerning the beneficial ownership of Common Stock by SOCO.


                 SHARES BENEFICIALLY                       SHARES BENEFICIALLY
                  OWNED PRIOR TO THE                         OWNED AFTER THE                             NUMBER OF
                     TRANSACTIONS          NUMBER OF           OFFERING(a)           NUMBER OF      SHARES BENEFICIALLY
SELLING         ----------------------    SHARES BEING    ---------------------     SHARES BEING      OWNED AFTER THE
STOCKHOLDER     NUMBER(b)      PERCENT      OFFERED        NUMBER       PERCENT    REPURCHASED(a)     TRANSACTIONS(b)
- --------------- ----------     -------    ------------    ---------     -------    --------------   -------------------
Snyder Oil
 Corporation... 14,000,000      74.1%       7,500,000     6,500,000      34.5%        6,500,000              0

- ---------------

(a) Assumes that the Underwriters' overallotment option is not exercised and that all shares offered hereby will be sold and no other shares of Common Stock will be purchased or sold by SOCO. If the Underwriters' overallotment option is exercised in full, SOCO will beneficially own 5,375,000 shares, representing approximately 28.6% of the outstanding Common Stock, and, accordingly, the number of shares repurchased by the Company as part of the Concurrent Transactions will be 5,375,000.



(b) Of the 14,000,000 shares of Common Stock owned by SOCO, 2,000,000 shares are Series A Common Stock. The Series A Common Stock has three votes per share rather than one vote per share. The Series A Common Stock will automatically convert into Common Stock upon sale.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Pursuant to the Certificate of Incorporation of the Company, the authorized capital stock consists of 40,000,000 shares of common stock, par value $.01 per share (of which 38,000,000 shares are Common Stock and 2,000,000 shares have been designated Series A Common Stock) and 5,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 1997, there were 18,820,248 shares of Common Stock outstanding, 2,000,000 of which were Series A Common Stock, and 1,467,926 shares of Old Preferred Stock outstanding. All of the Series A Common Stock is owned by SOCO and, upon sale or transfer, will convert into Common Stock. The following descriptions of the securities of the Company are summaries, do not purport to be complete or to give effect to applicable statutory or common law, and are qualified in their entirety by reference to the Certificate of Incorporation, which is included as an exhibit to the Company's Registration Statement on Form S-4 dated April 2, 1996.


COMMON STOCK

     General. The Company is authorized to issue 40,000,000 shares of common stock, par value $0.01, of which 38,000,000 shares are Common Stock and 2,000,000 shares have been designated as Series A Common Stock. The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors of the Company. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company remaining after provision for payment of liabilities and satisfaction of the liquidation preference of any shares of preferred stock that may be outstanding. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The shares of Common Stock outstanding are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to those of holders of the Old Preferred Stock and any other series of preferred stock.

     Series A Common Stock. Except as set forth below, each share of Series A Common Stock is identical in all respects to the Common Stock. The holders of shares of Series A Common Stock are entitled to vote upon all matters submitted to a vote of the stockholders of the Company, but shall in all cases be entitled to three votes per share of Series A Common Stock held. Upon sale by SOCO or upon notice to the Company that the Company is no longer eligible for inclusion in SOCO's consolidated financial statements, the Series A Common Stock shall automatically convert into shares of Common Stock.

PREFERRED STOCK

     The Company is authorized to issue 5,000,000 shares of preferred stock, par value $.01 per share. The Company presently has one series of preferred stock outstanding and will issue another series of preferred stock concurrently with the Offering.

  Old Preferred Stock

     As of June 30, 1997, 1,467,926 shares of the Company's 7.125% Preferred Stock (the "Old Preferred Stock") were outstanding. Shares of the Old Preferred Stock are convertible into Common Stock at any time at $8.61 per share. Shares of Old Preferred Stock are redeemable at 105.7% at the option of the Company at any time after May 2, 1998 if the average closing price of the Company's Common Stock is greater than $12.92 per share for 20 of the 30 days prior to and not less than five days preceding the redemption date. Shares of Old Preferred Stock are redeemable at any time after May 2, 1999 at 104.988% of their stated value, declining to 100% in 2006. The stated value of the Old Preferred Stock is $25.00 per share; the liquidation preference is $25.00 per share, plus accrued and unpaid dividends. Holders of shares of Old Preferred Stock are not generally entitled to vote, except with respect to certain limited matters.

  New Preferred Stock


     Subject to the conditions described under "Concurrent Transactions," the Company will issue, in connection with the sale of the shares of Common Stock offered hereby, between 1,600,000 and 2,520,000 shares of New Preferred Stock to the New Preferred Stock Investors. The New Preferred Stock will be convertible into Common Stock, based on the $25.00 per share liquidation preference, at the
option of the holders thereof at any time at a conversion price equal to $   per
share (10% over the Public Offering Price, subject to a maximum of $8.80). Holders of New Preferred Stock will be entitled to vote their shares of New Preferred Stock with the Common Stock, based upon the number of shares of Common Stock into which the shares of New Preferred Stock are convertible. In addition, the two holders of New Preferred Stock holding the largest number of shares of New Preferred Stock shall each be entitled to designate a member of the Company's Board of Directors.


     The New Preferred Stock will have a stated value of $25.00 per share and will carry an 8.5% annual dividend payable quarterly. The dividend will be payable in-kind (the "PIK Dividend") for two years from the issuance date (the "PIK Period") and payable in cash thereafter. The PIK Dividend will be payable based on the New Preferred Stock's stated value of $25.00 per share. During the PIK Period, the New Preferred Stock Investors have agreed not to sell short any of the Company's securities. This restriction shall also apply during the PIK Period to future purchasers of the New Preferred Stock or of the underlying Common Stock into which they are convertible. The Company has agreed that, following the PIK Period, it will register the shares of New Preferred Stock (and the shares of Common Stock underlying them) with the Commission, as described below under "Registration Rights."

     The Company will have the right to redeem the New Preferred Stock at any time, in whole or in part, beginning three years after the issuance date at 106% of its stated value, plus accrued and unpaid interest thereon to the redemption date. Thereafter, the redemption price will decline by two percentage points per annum until the redemption price reaches the stated value of the New Preferred Stock. The New Preferred Stock will have a liquidation preference equal to $25.00 per share plus accrued dividends.

  Future Issuances of Preferred Stock

     To the extent that the Company elects to sell more than 1,600,000 but less than 2,520,000 shares of New Preferred Stock concurrently with the sale of the shares of Common Stock offered hereby, it shall retain the right to sell, in a subsequent sale, up to the balance of such shares of New Preferred Stock to the New Preferred Stock Investors at any time prior to December 31, 1997 for a purchase price of $25.00 per share. Any such sale shall be subject to certain conditions, including: (i) the absence of any material adverse change in the business of the Company since the date hereof; and (ii) the average price of the Common Stock over the ten-day period prior to the date the Company notifies the New Preferred Stock Investors that it is electing to sell such shares shall be at least 90% of the Public Offering Price.

     The Board of Directors also has authority, without stockholder approval, to issue up to 886,392 additional shares of preferred stock (assuming 2,520,000 shares of New Preferred Stock are issued) in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

WARRANTS

     In 1996, the Company issued 3,000,000 warrants (the "Warrants"), initially representing the right to purchase an aggregate of 3,000,000 shares of Common Stock. Each Warrant entitles the holder thereof initially to purchase one share of Common Stock for an initial exercise price of $12.50 per share. The Company repurchased 80,549 Warrants during 1996 and 2,919,451 Warrants are currently outstanding. The Warrants are exercisable at any time prior to May 2, 2001, at which time they expire.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock, Warrants and Preferred Stock is ChaseMellon Shareholder Services, L.L.C., 2323 Bryan Street, Suite 2300, Dallas, Texas, 75201.

REGISTRATION RIGHTS

     The Company has granted the New Preferred Stock Investors customary "demand" registration rights with respect to the shares of New Preferred Stock, the shares of Common Stock issuable upon conversion of shares of the New Preferred Stock and the shares of Common Stock issued to the New Preferred Stock Investors in consideration for their prior commitment to purchase the New Preferred Stock (collectively, the "Registrable Securities"). At any time after the second anniversary of the date hereof the holder or holders of not less than one-third of the Registrable Securities then outstanding may demand that the Company to register Registrable Securities for sale pursuant to the Securities Act; provided that the number of shares of Registrable Securities proposed to be sold shall be at least 25% of the aggregate number of shares of Registrable Securities then outstanding. The holders of Registrable Securities shall be entitled to no more than three such demands in the aggregate. In addition, the Company has agreed that, under certain circumstances, holders of Registrable Securities may have the right to include their shares of Registrable Securities in registrations by the Company of its securities being offered for sale for its own account. All such registrations shall be effected at the Company's sole expense.

     In addition, the Company has granted the Management Investors certain registration rights with respect to the shares of Common Stock that they are acquiring. The Company has agreed with the Management Investors that if the Company registers securities for sale pursuant to the Securities Act, it will, subject to certain conditions, use its reasonable efforts to include in such registration shares of Common Stock owned by Management Investors who wish to have their shares so included.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of certain indebtedness of the Company. To the extent such summary contains descriptions of the Credit Agreement and the Notes, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents, which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

CREDIT AGREEMENT

     In April 1997, the Company entered into its Credit Agreement. The Credit Agreement consists of a revolving credit facility in an aggregate amount up to $140.0 million. The amount available under the Credit Agreement is adjusted semiannually and equaled $110.0 million at June 30, 1997, with $85.0 million outstanding under the revolving credit facility.


     Assuming an offering price of $8.50 per share, and the closing of the Transactions as of June 30, 1997, the Company would have had approximately $14 million of availability under the Credit Agreement on such date. In the event the sale of the New Preferred Stock is insufficient to fund the repurchase of the shares of Common Stock owned by SOCO, the Credit Agreement, will permit the Company to fund up to $14.9 million of any shortfall through borrowings under the Credit Agreement.


     The Company may elect that all or a portion of the credit facility bear interest at a rate equal to: (i) the higher of (a) prime rate plus a margin equal to .25% (the "Applicable Margin") or (b) the Federal Funds Effective Rate plus 0.5% plus the Applicable Margin; or (ii) the rate at which Eurodollar deposits for one, two, three or six months (as selected by the Company) are offered in the interbank Eurodollar market plus a margin which fluctuates from 0.625% to 1.125%, determined by a debt to EBITDA ratio. During the six months ended June 30, 1997, the average interest rate under the facility approximated 6.9%.


     The Credit Agreement contains certain financial covenants, including but not limited to a maximum total debt to capitalization ratio, a maximum total debt to EBITDA ratio and a minimum current ratio. The Credit Agreement also contains certain negative covenants that could limit the Company's ability to incur other debt, dispose of assets, pay dividends or repurchase securities. The negative covenants include, among other things, restrictions on indebtedness, certain liens, guaranties, speculative derivative instruments and other similar obligations, asset dispositions, dividends, loans and advances, creation of subsidiaries, investments, leases, acquisitions, mergers, changes in fiscal year, transactions with affiliates, changes in business conducted, sale and leaseback and operating lease transactions, sale of receivables, prepayment of other indebtedness, amendments to principal documents, negative pledge clauses, issuance of securities and non-speculative commodity hedging. Borrowings under the Credit Agreement mature in 2000 but may be prepaid at anytime.


SENIOR SUBORDINATED NOTES


     In connection with the Gerrity Acquisition, the Company assumed $100 million principal amount of the Notes issued by Gerrity in 1994. The Notes have been reflected in the financial statements since the Gerrity Acquisition at a book value of 105.875% of their principal amount. Interest is payable each January 15, and July 15. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 1999, initially at 105.875% of their principal amount, declining to 102.938% on or after July 15, 2000 and declining to 100% on or after July 15, 2001. Upon a change of control, as defined in the Notes (which, as so defined, does not include the consummation of the Transactions described herein), the Company is obligated to make an offer to purchase all outstanding Notes at a price of 101% of the principal amount thereof. In addition, the Company would be obligated, subject to certain conditions, to make offers to purchase Notes with the net cash proceeds of certain asset sales or other dispositions of assets at a price of 101% of the principal amount thereof. Subsequent to the Gerrity Acquisition, the Company repurchased and retired $7.7 million principal amount of the Notes, resulting in $92.3 million of principal amount of Notes outstanding, or a book value of $97.7 million as of June 30, 1997. The Notes are unsecured general obligations of the Company and are subordinated to all senior indebtedness of the Company and to any existing and future indebtedness of the Company's subsidiaries.

     The Notes contain covenants that, among other things, limit the ability of the Company to incur additional indebtedness, pay dividends, engage in transactions with shareholders and affiliates, create liens, sell assets, engage in mergers and consolidations and make investments in unrestricted subsidiaries. Specifically, the Notes restrict the Company from incurring indebtedness (exclusive of the Notes) in excess of approximately $51.0 million, if after giving effect to the incurrence of such additional indebtedness and the receipt and application of the proceeds therefrom, the Company's interest coverage ratio is less than 2.5:1 or adjusted consolidated net tangible assets is less than 150% of the aggregate indebtedness of the Company. The Company currently meets these ratios and accordingly is not limited in its ability to incur additional debt.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Immediately following consummation of the Transactions, there will be 13,273,189 shares of Common Stock issued and outstanding (excluding shares of Common Stock issuable upon the exercise of all currently outstanding options and warrants and the conversion of all outstanding Preferred Stock). Of such shares, all of the 8,625,000 shares of Common Stock potentially sold in the Offering will be immediately eligible for resale in the public market, except for any of such shares owned by an "affiliate" of the Company within the meaning of Rule 144 under the Securities Act ("Rule 144"), which shares may be subject to certain of the resale limitations of Rule 144. Of the 4,648,189 remaining outstanding shares, 600,000 are "restricted securities" within the meaning of Rule 144 and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has held "restricted securities" for at least one year (including a person who may be deemed an affiliate of the Company) is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock of the Company, and the average weekly trading volume of the Company's Common Stock on all exchanges and on the NYSE during the four calendar weeks preceding the sale. In addition to the previously described volume limitations on the sale of restricted securities and securities held by affiliates of the Company, sales under Rule 144 are also subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who has not been an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has held restricted shares for at least one year, would be entitled to sell such shares immediately under Rule 144(k) without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

     The Company and each of the Management Investors have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without prior written consent of the Underwriters, offer, sell, contract to sell or otherwise dispose of any Common Stock or securities convertible, exercisable or exchangeable for Common Stock or grant any options or warrants to purchase Common Stock, subject to certain exceptions. Upon expiration of the 180-day
period,        shares of Common Stock (assuming the exercise of all currently outstanding options and warrants) will be eligible for immediate resale without restriction under the Securities Act, subject to certain volume, timing and other requirements of Rule 144. Each of the New Preferred Stock Investors has agreed, in connection with the purchase of the New Preferred Stock, not to offer, sell, contract to sell or otherwise dispose of any New Preferred Stock or any Common Stock or securities convertible, exercisable or exchangeable for Common Stock or grant any options or warrants to purchase Common Stock, for a period of one year from the date of this Prospectus, and has agreed not to transfer any such securities between the first and the second anniversary of the closing of the Offering, except with the consent of the Company's Board of Directors or pursuant to Rule 144; thereafter, the New Preferred Stock Investors will be free to sell such shares, but any such sale, transfer or disposition must be in compliance with the requirements of the Securities Act and any other applicable laws. In addition, each of the New Preferred Stock Investors has agreed: (i) not to sell short any of the Company's securities for a period of two years; and (ii) to certain standstill provisions with respect to the Company's voting securities, including, among other provisions, a five-year restriction on the Preferred Stock Investors' ability to transfer any shares of New Preferred Stock or Common Stock to any person who, after giving effect to such transfers, would be the beneficial owner of 5% or more of the aggregate voting power of all of the Company's securities, except for transfers in connection with certain qualifying tender or exchange offers and transfers to persons who agree to substantially similar restrictions as those agreed to by the New Preferred Stock Investors. See "Concurrent Transactions -- Issuance of New Preferred Stock" and "Description of Capital Stock -- Preferred Stock -- New Preferred Stock."

     The Company has agreed, under certain circumstances, to register for sale pursuant to the Securities Act, the shares of New Preferred Stock, the shares of Common Stock issuable upon conversion thereof and the shares of Common Stock issued to the New Preferred Stock Investors in consideration for their prior commitment to purchase shares of New Preferred Stock and the shares of Common Stock purchased by, or awarded to, the Management Investors. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, SOCO has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Smith Barney, Inc. is acting as representative (the "Representative"), has severally agreed to purchase from SOCO, the respective number of shares of Common Stock set forth opposite its name below.


                                                                              NUMBER OF
                                                                              SHARES OF
    UNDERWRITER                                                              COMMON STOCK
    -----------------------------------------------------------------------  ------------
    Smith Barney Inc. .....................................................
    Morgan Stanley & Co. Incorporated......................................
    A.G. Edwards & Sons, Inc. .............................................
    Jefferies & Company, Inc. .............................................
    PaineWebber Incorporated...............................................
                                                                              ----------
              Total........................................................    7,500,000
                                                                              ==========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the overallotment option described below) if any such shares are taken.

     The Underwriters initially propose to offer part of the shares offered hereby directly to the public at the public offering price set forth on the cover of this Prospectus and part of the shares offered hereby to certain
dealers at a price which represents a concession not in excess of $          per
share under the public offering price. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $          per share to other
Underwriters, or to certain other dealers.


     SOCO has granted to the Underwriters an overallotment option to purchase up to an additional 1,125,000 shares of Common Stock on the same terms per share. If the Underwriters exercise such option, each of the Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares offered hereby. The Underwriters may exercise such option on or before the thirtieth day from the date of the public offering of the shares offered hereby and only to cover over allotments made of the shares in connection with the Offering. Under the terms of the Share Repurchase Agreement, the Company is obligated to purchase from SOCO all shares of Common Stock owned by SOCO that are not sold in the Offering at the initial closing of the Offering. Accordingly, if the Underwriters exercise their overallotment option and the purchase of the additional shares occurs after the initial closing, then the Underwriters will purchase the overallotment shares from the Company instead of SOCO.



     In connection with this Offering and in compliance with applicable law, the Underwriters may over allot (i.e., sell more Common Stock than the total amount shown on the list of Underwriters and participations which appears above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Common Stock or effecting purchase of the Common Stock for the purpose of pegging, fixing or maintaining the price of the Common Stock or for the purpose of reducing a syndicate short position created in connection with the offering. A syndicate short position may be covered by exercise of the option described above in lieu or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Representative purchases Common Stock in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Common Stock in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The

Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

     The Company and each of the Management Investors have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without prior written consent of the Underwriters, offer, sell, contract to sell or otherwise dispose of any Common Stock or securities convertible, exercisable or exchangeable for Common Stock or grant any options or warrants to purchase Common Stock, subject to certain exceptions. See "Shares Eligible for Future Sale."


     A.G. Edwards & Sons, Inc. ("Edwards"), one of the Underwriters, has been engaged by the Independent Committee to render the opinion concerning the fairness, from a financial point of view, of: (i) the consideration to be paid to the Company for the New Preferred Stock and (ii) the Repurchase, as described in "Concurrent Transactions -- Approval of Transactions." For such services, Edwards will receive a fee of $250,000. Edwards was previously engaged by the Company to deliver a fairness opinion to Gerrity in connection with the formation of the Company and the execution by the Company of a certain subordinated loan agreement. Edwards was also engaged to deliver a fairness opinion to the holders of Gerrity Preferred Stock in connection with a transaction pursuant to which holders of depository shares of Gerrity received shares of the Company's convertible preferred stock. Edwards received customary fees in connection with the delivery of each of the opinions described in the preceding two sentences.



     The Company and SOCO have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock will be passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Certain legal matters with respect to the Common Stock will be passed upon for the Underwriters by Mayer, Brown & Platt, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 have been incorporated by reference and included herein in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, incorporated by reference and included herein, and upon the authority of such firm as experts in accounting and auditing.


     The financial statements of Gerrity Oil & Gas Corporation for each of the three years in the period ended December 31, 1995 have been incorporated by reference and included herein in reliance upon the reports of Arthur Andersen LLP and Coopers & Lybrand, L.L.P., independent certified public accountants, incorporated by reference and included herein, and upon the authority of such firms as experts in accounting and auditing.


     Certain information with respect to the oil and natural gas reserves of the Company derived from reports of Netherland, Sewell & Associates, Inc., a firm of independent petroleum consultants, has been included and incorporated herein in reliance upon the authority of such firm as experts with respect to the matters contained in its reports.

                         GLOSSARY OF OIL AND GAS TERMS

     The following are abbreviations and definitions of terms commonly used in the oil and gas industry and in this Prospectus.

     "Bbl" means barrel.

     "Bcf" means billion cubic feet.

     "Bcfe" means billion cubic feet of natural gas equivalent, which is determined using the ratio of six Mcf of natural gas to one barrel of oil so that one barrel of oil is referred to as six Mcf of natural gas or "Mcfe."

     "Boe" means barrel of oil equivalent, determined using the ratio of six Mcf of natural gas (including natural gas liquids) to one Bbl of oil.

     "Btu" means British Thermal Unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

     "Capital expenditures" means costs associated with development and successful exploratory drilling, leasehold acquisitions, producing property acquisitions, and other miscellaneous capital expenditures.

     "Completion" means the stimulation and installation of equipment for the production of oil or natural gas.

     "Developed acreage" means the number of acres that are allocated or assignable to producing wells or wells capable of production.

     "Development well" means a well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

     "Frac" means the initial Completion of a well for production.

     "Exploitation" means further development of a known oil or natural gas area.

     "Gross" oil and gas wells or "gross" acres are the total number of wells or acres in which the Company has an interest, without regard to the size of that working interest.

     "Lease operating expense" means all direct costs associated with and necessary to operate a producing property, excluding production taxes.

     "MBbl" means a thousand barrels of oil.

     "Mcf" means thousand cubic feet.

     "Mcfe" means a thousand cubic feet of natural gas equivalent, which is determined using the ratio of six Mcf of natural gas to one barrel of oil, so that one barrel of oil is referred to as six Mcf of natural gas equivalent or "Mcfe."

     "MMBtu" means million Btus.

     "MMcf" means million cubic feet.

     "MMcfe" means million cubic feet of natural gas equivalent.

     "Net" oil and gas wells or "net" acres are determined by multiplying gross wells or acres by the Company's working interest in those wells or acres.

     "Pretax present value" means when used with respect to required disclosure respecting oil and gas reserves, a calculation of the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%. "Present value of estimated pre tax net revenues" or "pretax present value at constant prices of estimated future net revenues" means estimated future net revenues discounted by a factor of ten percent per annum, before income taxes and with no price or cost escalation or de-escalation, in accordance with guidelines promulgated by the Securities and Exchange Commission.

     "Productive well" means a well that is producing oil and/or natural gas or that is capable of production.

     "Proved reserves" refer to those quantities of oil and natural gas which, upon analysis of geologic and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions. Proved reserves are limited to those quantities of oil and natural gas which can be expected, with little doubt, to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating method.

     "Proved developed reserves" include proved developed producing reserves and proved developed non-producing reserves.

     "Proved developed producing reserves" include only those reserves expected to be recovered from existing completion intervals in existing wells.

     "Proved developed nonproducing reserves" include those reserves contained in geological formations through which an existing well has been drilled but from which the well has not yet produced. The reserves are said to be nonproducing or "behind-the-pipe" because the oil and gas are sealed out of the well bore by the casing leading to the existing completion interval. Behind-the-pipe reserves are classified as proved developed only if the cost of completing the well for production of such reserves is relatively small compared to the cost of a new well.

     "Proved undeveloped reserves" include those reserves expected to be recovered from new wells on proved undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     "Recompletion" refers to the completion of an existing well for production from a new formation that exists within the well. See "proved developed nonproducing reserves."

     "Refrac" is similar to a recompletion except that the stimulation occurs within the existing producing formation in an attempt to increase production and reserves.

     "Reserve life index" means the calculation of total proved reserves divided by oil and natural gas production for the relevant annual period.

     "Reserves" means natural gas and oil, on a net revenue interest basis, found to be commercially recoverable.

     "Royalty" means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalty interests, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

     "Spot price" means average of reported natural gas or oil prices for location-specific contracts with durations of 31 days or less as quoted in various publications such as Inside FERC.

     "Undeveloped acreage" means lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

     "Working interest" means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners royalties. See the definitions of "net revenue interest" and "royalty" above. For example, the owner of a 100% working interest in a lease burdened only by a typical 1/8 landowner's royalty would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production. The remaining 12.5% would accrue to the royalty owners.

     "Workover" means to perform recompletion or mechanical work in an existing well bore.

     In this Prospectus, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located at 60 degrees Fahrenheit.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                          PATINA OIL & GAS CORPORATION


                                                                                        PAGE
                                                                                        ----
CONDENSED CONSOLIDATED PRO FORMA INFORMATION
  Introduction........................................................................   F-2
  Unaudited Pro Forma Condensed Consolidated Balance Sheet, June 30, 1997.............   F-3
  Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Six
     Months Ended June 30, 1997.......................................................   F-4
  Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year
     Ended December 31, 1996..........................................................   F-5
  Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements............   F-6

CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Public Accountants............................................   F-8
  Consolidated Balance Sheets.........................................................   F-9
  Consolidated Statements of Operations...............................................  F-10
  Consolidated Statements of Changes in Stockholders' Equity..........................  F-11
  Consolidated Statements of Cash Flows...............................................  F-12
  Notes to Consolidated Financial Statements..........................................  F-13

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS OF THE COMPANY

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1997 and the related Pro Forma Condensed Consolidated Statement of Operations for the Six Months then Ended and the Year Ended December 31, 1996, give effect to the Gerrity Acquisition and the Concurrent Transactions. The pro forma consolidated financial statements are based upon the assumptions set forth in the accompanying notes to such statements. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable under the circumstances.

     The pro forma consolidated financial statements as adjusted comprise historical financial data that have been retroactively adjusted or combined to reflect the effect of the Gerrity Acquisition and the Concurrent Transactions on the historical financial statements included elsewhere in this Prospectus. The Unaudited Pro Forma Condensed Consolidated Balance Sheet at June 30, 1997 was prepared as if the Concurrent Transactions were consummated on June 30, 1997, the related Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 1997 was prepared as if the Concurrent Transactions were consummated on January 1, 1997 and the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended, December 31, 1996 was prepared as if both the Gerrity Acquisition and the Concurrent Transactions were consummated on January 1, 1996. The historical information provided under the heading "Gerrity Acquisition" in the statement of operations for the year ended December 31, 1996, includes results for Gerrity for the period from January 1, 1996 until its purchase on May 2, 1996. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the related historical financial statements and are not necessarily indicative of the results that would have actually occurred had the Gerrity Acquisition and the Concurrent Transactions been consummated on the dates or for the period indicated or which may occur in the future.

                          PATINA OIL & GAS CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997
                                 (IN THOUSANDS)


                                                                            PRO FORMA        UNAUDITED
                                                   PATINA HISTORICAL       ADJUSTMENTS       PRO FORMA
                                                   -----------------       -----------       ----------
                     ASSETS
Current assets...................................      $  29,610            $                 $ 29,610
Oil and gas properties and equipment, net........        382,573                               382,573
Other noncurrent assets, net.....................          1,334                                 1,334
                                                        --------                              --------
                                                       $ 413,517                              $413,517
                                                        ========                              ========
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities..............................      $  27,729            $                 $ 27,729
Long-term debt...................................        182,685               10,061(b)       193,685
                                                                                  939(d)
Other noncurrent liabilities.....................          5,561                                 5,561

Stockholders' equity
  Preferred stock, $.01 par......................             15                   16(a)            31
  Common stock, $.01 par.........................            188                  (65)(b)          133
                                                                                   10(c)
  Capital in excess of par value.................        189,620              (52,146)(b)      178,659
                                                                               39,984(a)
                                                                                2,990(c)
                                                                                 (850)(c)
                                                                                 (939)(d)
Retained earnings................................          7,719                                 7,719
                                                        --------                              --------
                                                         197,542                               186,542
                                                        --------                              --------
                                                       $ 413,517                              $413,517
                                                        ========                              ========


        The accompanying notes are an integral part of these statements.

                          PATINA OIL & GAS CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                            PRO FORMA        UNAUDITED
                                                   PATINA HISTORICAL       ADJUSTMENTS       PRO FORMA
                                                   -----------------       -----------       ----------
REVENUES
  Oil and natural gas sales......................       $52,113              $                $ 52,113
  Other..........................................           227                                    227
                                                        -------                                -------
                                                         52,340                                 52,340
                                                        -------                                -------

EXPENSES
  Direct Operating...............................         9,322                                  9,322
  Exploration....................................            62                                     62
  General and administrative.....................         2,611                  184(f)          3,050
                                                                                 255(g)
  Interest and other.............................         8,485                  385(e)          8,870
  Depletion, depreciation, and amortization......        24,776                                 24,776
                                                        -------                                -------
                                                         45,256                                 46,080
                                                        -------                                -------
Income before taxes..............................         7,084                                  6,260
Provision for (benefit from) income taxes........            --                                     --
                                                        -------                                -------
Net income.......................................         7,084                                  6,260
Dividends on preferred stock.....................         1,330                1,718(h)          3,048
                                                        -------                                -------
Net income applicable to common stock............       $ 5,754                               $  3,212
                                                        =======                                =======
Net income per share.............................       $  0.30                               $   0.24
                                                        =======                                =======
Weighted average shares outstanding..............        18,921               (5,547)(b)(c)     13,374
                                                        =======                                =======


        The accompanying notes are an integral part of these statements.

                          PATINA OIL & GAS CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              GERRITY                                  UNAUDITED
                                  PATINA        GERRITY      PRO FORMA      UNAUDITED   TRANSACTION    PRO FORMA
                               (HISTORICAL)   ACQUISITION   ADJUSTMENTS     PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                               ------------   -----------   -----------     ---------   -----------   -----------
REVENUES
  Oil and gas sales...........   $ 82,185       $16,540       $             $  98,725     $            $  98,725
  Other.......................      1,003           410                         1,413                      1,413
                                  -------       -------                      --------                   --------
                                   83,188        16,950                       100,138                    100,138

EXPENSES
  Direct Operating............     14,519         2,841           525(i)       17,718                     17,718
                                                                 (167)(j)
  Exploration.................        224           434                           658                        658
  General and
     administrative...........      6,151         2,275          (476)(j)       7,425         369(f)       8,049
                                                                 (525)(i)                     255(g)
  Interest and other..........     14,304         4,533           361(k)       19,198         770(e)      19,968
  Depletion, depreciation, and
     amortization.............     44,822         8,968        (2,127)(l)      51,663                     51,663
                                  -------       -------                      --------                   --------
                                   80,020        19,051                        96,662                     98,056
                                  -------       -------                      --------                   --------
Income (loss) before taxes....      3,168        (2,101)                        3,476                      2,082
Provision for (benefit from)
  income taxes................       (394)         (714)        1,108(m)           --                         --
                                  -------       -------                      --------                   --------
Net income (loss).............      3,562        (1,387)                        3,476                      2,082
Dividends on preferred
  stock.......................      2,129         1,518          (802)(n)       2,845       3,510(h)       6,355
                                  -------       -------                      --------                   --------
Net income (loss) applicable
  to common stock.............   $  1,433       $(2,905)                    $     631                  $  (4,273)
                                  =======       =======                      ========                   ========
Net income (loss) per share...   $   0.08                                   $    0.03                  $   (0.30)
                                  =======                                    ========                   ========
Weighted average shares
  outstanding.................     17,796                                      19,787                     14,240
                                  =======                                    ========                   ========


        The accompanying notes are an integral part of these statements.

                          PATINA OIL & GAS CORPORATION

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

     The unaudited pro forma condensed consolidated financial statements reflect the adjustments described below.

BALANCE SHEET


(a) To reflect the issuance of 1,600,000 shares of New Preferred Stock at $25.00 per share to the New Preferred Stock Investors. The estimated net proceeds of $40.0 million will be used to repurchase common shares from SOCO. Under the Preferred Stock Purchase Agreement, the New Preferred Stock Investors have agreed to purchase in the aggregate a minimum of $40.0 million and a maximum of $63.0 million of New Preferred Stock.



(b) To reflect the Repurchase of 6,500,000 common shares from SOCO at $8.03 per share for $52,211,250. The Repurchase will be financed with proceeds from issuance of 1,600,000 shares of New Preferred Stock to the New Preferred Stock Investors, the issuance of 352,941 shares of Common Stock to the Management Investors and $10.1 million of borrowings under the Company's bank credit facility.



(c) To reflect the sale of 352,941 common shares to the Management Investors at $8.50 per share, the granting of 350,000 restricted common shares to Mr. Edelman, the granting of 150,000 restricted common shares to the Management Investors and the granting of 100,000 common shares to the New Preferred Stock Investors. The 350,000 restricted common shares granted to Mr. Edelman have been accounted for as transaction costs, and accordingly, netted against the equity proceeds. The 150,000 restricted common shares granted to the Management Investors have been accounted for as deferred compensation within the equity section on the balance sheet at the estimated fair value of $8.50 per share and also shown as a related reduction in equity and will be expensed over the five year vesting period. The 100,000 common shares issued to the New Preferred Stock Investors have been accounted for as equity with the allocation of the net proceeds received from the sale of the New Preferred Stock to be allocated to the New Preferred Stock and Common Stock based upon the relative fair value of the securities at the date of issuance. The Company will loan 85% or $850,000 of the purchase price to the Management Investors, excluding Mr. Edelman.


(d) To record the estimated costs incurred in conjunction with the Transactions.

STATEMENT OF OPERATIONS

(e) To adjust interest expense to reflect the increase in bank borrowings under the Company's Credit Agreement due to the shortfall in proceeds netted from the issuance of $40.0 million of New Preferred Stock, the Management Investors purchase of restricted Common Stock, and the repurchase of $52.2 million of common stock owned by SOCO, net of transaction costs.


(f) To reflect the terms of the employment agreement entered into with Mr. Edelman concurrently with the Transactions.



(g) To reflect the compensation expense associated with the Management Investors stock grant (30,000 common shares vested annually at an estimated fair value of $8.50 per share).



(h) To reflect the non-cash dividends on 1,600,000 shares of New Preferred Stock issued to the New Preferred Stock Investors. The Company has the ability to issue up to 2,520,000 shares of New Preferred Stock. For each additional 100,000 shares of New Preferred Stock issued, the six month dividends and annual dividends would increase by $107,000 and $219,000, respectively.



(i) To conform the financial statement presentation by Gerrity of various overhead changes and recoveries to a basis consistent with that of the Company.

(j) To reflect the reduction in direct operating and general and administrative expenses that result from the elimination of redundant personnel, lease space and other corporate services.



(k) To adjust interest expense to reflect the refinancing or payment of: (i) $1,200,000 (or 1.20%) of Gerrity's 11 3/4% Senior Subordinated Notes (the "Notes"); (ii) Gerrity's bank borrowings under the terms of the Company's bank credit facility; (iii) the payable to parent; and (iv) transaction costs. The interest expense reflects the Eurodollar Margin set forth in the current bank credit agreement, which margin was applied to the current Eurodollar Rate resulting in an average borrowing rate of approximately 6.75%.



(l) To adjust depletion, depreciation and amortization of oil and gas properties based on the purchase price allocated to Gerrity oil and gas properties and the use of a combined depletion, depreciation and amortization rate.



(m) To record the estimated provision for income taxes to reflect the anticipated effective income tax rate of the combined entity after the Gerrity Acquisition.



(n) To reduce dividends paid on Gerrity Preferred Stock reflecting the exchange of all Gerrity Preferred Stock into Old Preferred Stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders,
  Patina Oil & Gas Corporation:

     We have audited the accompanying consolidated balance sheets of Patina Oil & Gas Corporation (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Patina Oil & Gas Corporation and subsidiaries as of December 31, 1995 and 1996, and results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
Fort Worth, Texas
February 17, 1997

                          PATINA OIL & GAS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                               DECEMBER 31,
                                                          -----------------------      JUNE 30,
                                                            1995          1996           1997
                                                          ---------     ---------     -----------
                                                                                      (UNAUDITED)
ASSETS
Current assets
  Cash and equivalents..................................  $   1,000     $   6,153      $  10,568
  Accounts receivable...................................      6,611        19,977         15,840
  Inventory and other...................................      2,000         1,457          3,202
                                                          ---------     ---------      ---------
                                                              9,611        27,587         29,610
                                                          ---------     ---------      ---------
Oil and gas properties, successful efforts method.......    333,513       559,072        564,902
  Accumulated depletion, deprecation and amortization...   (118,919)     (160,432)      (183,886)
                                                          ---------     ---------      ---------
                                                            214,594       398,640        381,016
                                                          ---------     ---------      ---------
Gas facilities and other................................      4,775         6,421          5,140
  Accumulated depreciation..............................     (4,459)       (4,917)        (3,583)
                                                          ---------     ---------      ---------
                                                                316         1,504          1,557
                                                          ---------     ---------      ---------
Other assets, net.......................................         --         2,502          1,334
                                                          ---------     ---------      ---------
                                                          $ 224,521     $ 430,233      $ 413,517
                                                          =========     =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable......................................  $   3,852     $  15,063      $  18,854
  Accrued liabilities...................................        415        11,509          8,875
  Payable to parent.....................................      5,344            --             --
                                                          ---------     ---------      ---------
                                                              9,611        26,572         27,729
                                                          ---------     ---------      ---------

Senior debt.............................................         --        94,500         85,000
Subordinated debt.......................................         --       103,094         97,685
Debt to parent..........................................     75,000            --             --
Other noncurrent liabilities............................     26,247         9,831          5,561
Commitments and contingencies
Stockholders' equity....................................
  Preferred stock, $.01 par, 5,000,000 shares
     authorized, -0- and 1,593,608 shares issued and
     outstanding at December 31, 1995 and December 31,
     1996 and 1,467,926 issued and outstanding at June
     30, 1997...........................................         --            16             15
  Common stock, $.01 par, 40,000,000 shares authorized,
     14,000,000 and 18,886,932 shares issued and
     outstanding at December 31, 1995 and December 31,
     1996 and 18,820,248 issued and outstanding at June
     30, 1997...........................................        140           189            188
  Capital in excess of par value........................         --       194,066        189,620
  Investment by parent..................................    113,523            --             --
  Retained earnings.....................................         --         1,965          7,719
                                                          ---------     ---------      ---------
                                                            113,663       196,236        197,542
                                                          ---------     ---------      ---------
                                                          $ 224,521     $ 430,233      $ 413,517
                                                          =========     =========      =========

                          PATINA OIL & GAS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                    SIX MONTHS
                                                  YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                               -----------------------------    ------------------
                                                1994       1995       1996       1996       1997
                                               -------    -------    -------    -------    -------
                                                                                   (UNAUDITED)
REVENUES
  Oil and gas sales........................... $67,749    $50,073    $82,185    $29,816    $52,113
  Other.......................................      73         29      1,003        294        227
                                               -------    -------    -------    -------    -------
                                                67,822     50,102     83,188     30,110     52,340
                                               -------    -------    -------    -------    -------
EXPENSES
  Direct operating............................   8,110      8,867     14,519      5,401      9,322
  Exploration.................................     784        416        224        149         62
  General and administrative..................   7,484      5,974      6,151      3,113      2,611
  Interest and other..........................   3,869      5,476     14,304      4,979      8,485
  Depletion, depreciation and amortization....  43,036     32,591     44,822     18,723     24,776
                                               -------    -------    -------    -------    -------
Income (loss) before taxes....................   4,539     (3,222)     3,168     (2,255)     7,084
                                               -------    -------    -------    -------    -------
Provision (benefit) for income taxes
  Current.....................................      --         --         --         --         --
  Deferred....................................   1,589     (1,128)      (394)      (394)        --
                                               -------    -------    -------    -------    -------
                                                 1,589     (1,128)      (394)      (394)        --
                                               -------    -------    -------    -------    -------
Net income (loss)............................. $ 2,950    $(2,094)   $ 3,562    $(1,861)   $ 7,084
                                               =======    =======    =======    =======    =======
Net income (loss) per common share............ $  0.21    $ (0.15)   $  0.08    $ (0.16)   $  0.30
                                               =======    =======    =======    =======    =======
Weighted average shares outstanding...........  14,000     14,000     17,796     15,959     18,921
                                               =======    =======    =======    =======    =======

        The accompanying notes are an integral part of these statements.

                          PATINA OIL & GAS CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                 PREFERRED STOCK       COMMON STOCK      CAPITAL IN                  RETAINED
                                 ----------------    ----------------    EXCESS OF     INVESTMENT    EARNINGS
                                 SHARES    AMOUNT    SHARES    AMOUNT    PAR VALUE     BY PARENT     (DEFICIT)
                                 ------    ------    ------    ------    ----------    ----------    --------
Balance, December 31, 1993......    --      $ --     14,000     $140      $      --    $   92,725    $     --
  Credit in lieu of taxes.......    --        --         --       --             --        (8,190)         --
  Change in investment by
     parent.....................    --        --         --       --             --        28,221          --
  Net income....................    --        --         --       --             --         2,950          --
                                 -----      ----     ------     ----       --------     ---------     -------
Balance, December 31, 1994......    --        --     14,000      140             --       115,706          --
  Credit in lieu of taxes.......    --        --         --       --             --         1,107          --
  Change in investment by
     parent.....................    --        --         --       --             --        (1,196)         --
  Net loss......................    --        --         --       --             --        (2,094)         --
                                 -----      ----     ------     ----       --------     ---------     -------
Balance, December 31, 1995......    --        --     14,000      140             --       113,523          --
  Credit in lieu of taxes.......    --        --         --       --             --           171          --
  Change in investment by
     parent.....................    --        --         --       --             --        (7,514)         --
  Net loss through the Gerrity
     Acquisition date...........    --        --         --       --             --          (532)         --
  Gerrity Acquisition........... 1,205        12      6,000       60        194,291      (105,648)         --
  Issuance of common............    --        --          4       --             27            --          --
  Repurchase of common and
     warrants...................    --        --     (1,117)     (11)        (9,722)           --          --
  Issuance of preferred.........   389         4         --       --          9,470            --          --
  Preferred dividends...........    --        --         --       --             --            --      (2,129)
  Net income subsequent to the
     Gerrity Acquisition........    --        --         --       --             --            --       4,094
                                 -----      ----     ------     ----       --------     ---------     -------
Balance, December 31, 1996...... 1,594        16     18,887      189        194,066            --       1,965
  Issuance of common............    --        --          4       --             31            --          --
  Repurchase of common and
     preferred..................  (126)       (1)       (71)      (1)        (4,477)           --          --
  Preferred dividends...........    --        --         --       --             --            --      (1,330)
  Net income....................    --        --         --       --             --            --       7,084
                                 -----      ----     ------     ----       --------     ---------     -------
Balance, June 30, 1997
  (Unaudited)................... 1,468      $ 15     18,820     $188      $ 189,620    $       --    $  7,719
                                 =====      ====     ======     ====       ========     =========     =======

        The accompanying notes are an integral part of these statements.

                          PATINA OIL & GAS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   SIX MONTHS
                                               YEAR ENDED DECEMBER 31,           ENDED JUNE 30,
                                           --------------------------------    -------------------
                                             1994        1995        1996       1996        1997
                                           --------    --------    --------    -------    --------
                                                                                   (UNAUDITED)
Operating activities
  Net income (loss)....................... $  2,950    $ (2,094)   $  3,562    $(1,861)   $  7,084
  Adjustments to reconcile net income
     (loss) to net cash provided by
     operations
     Exploration expense..................      784         416         224        149          62
     Depletion, depreciation and
       amortization.......................   43,036      32,591      44,822     18,723      24,776
     Deferred taxes.......................    1,589      (1,128)       (394)      (394)         --
     Amortization of deferred credits.....   (2,539)     (2,025)       (605)      (646)         --
     Changes in current and other assets
       and liabilities
       Decrease (increase) in
          Accounts receivable.............    3,642       1,472      (1,057)     1,384       4,015
          Inventory and other.............       --          --         338        102          52
       Increase (decrease) in
          Accounts payable................   (1,552)    (10,902)     (4,249)    (5,052)      4,042
          Accrued liabilities.............     (220)         77       4,844      1,504      (2,313)
          Other liabilities...............       --          --       5,511      1,059      (4,237)
                                           --------    --------     -------    -------     -------
     Net cash provided by operations......   47,690      18,407      52,996     14,968      33,481
                                           --------    --------     -------    -------     -------
Investing activities
  Acquisition, development and
     exploration..........................  (95,596)    (21,842)     (8,532)    (1,375)     (8,348)
  Gerrity Acquisition expenditures, net of
     cash acquired........................       --          --      (2,375)    (1,040)         --
  Sale of oil and gas properties..........     (782)        782       1,111         --          --
                                           --------    --------     -------    -------     -------
     Net cash used by investing...........  (96,378)    (21,060)     (9,796)    (2,415)     (8,348)
                                           --------    --------     -------    -------     -------
Financing activities
  Increase (decrease) in payable/debt
     to parent............................   18,476       1,011     (80,466)   (78,615)         --
  Increase (decrease) in indebtedness.....       --          --      72,863     96,108     (14,909)
  Deferred credits........................    1,991       2,838         814        624          --
  Increase (decrease) in investment by
     parent...............................   28,221      (1,196)     (7,514)    (7,514)         --
  Cost of common stock issuance...........       --          --     (11,882)    (9,310)         --
  Repurchase of common stock and
     warrants.............................       --          --      (9,733)      (923)     (4,479)
  Preferred dividends.....................       --          --      (2,129)      (710)     (1,330)
                                           --------    --------     -------    -------     -------
     Net cash realized (used) by
       financing..........................   48,688       2,653     (38,047)      (340)    (20,718)
                                           --------    --------     -------    -------     -------
Increase in cash..........................       --          --       5,153     12,213       4,415
Cash and equivalents, beginning of
  period..................................    1,000       1,000       1,000      1,000       6,153
                                           --------    --------     -------    -------     -------
Cash and equivalents, end of period....... $  1,000    $  1,000    $  6,153    $13,213    $ 10,568
                                           ========    ========     =======    =======     =======

        The accompanying notes are an integral part of these statements.

                          PATINA OIL & GAS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (INFORMATION FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)

(1) ORGANIZATION AND NATURE OF BUSINESS

     The Company, a Delaware corporation, was incorporated in January 1996 to hold the assets and operations of SOCO in the Wattenberg Field and to facilitate the acquisition of Gerrity. Previously, SOCO's Wattenberg operations had been conducted through SOCO or its wholly owned subsidiary, SOCO Wattenberg Corporation ("SWAT"). On May 2, 1996, SOCO contributed the balance of its Wattenberg assets to SWAT and transferred all of the shares of SWAT to the Company. Immediately thereafter, Gerrity merged into another wholly owned subsidiary of the Company. As a result of these transactions, SWAT and Gerrity became subsidiaries of the Company. The Company's operations currently consist of the acquisition, development, and production of oil and gas properties in the Wattenberg field.

     SOCO currently owns approximately 74% of the common stock of the Company. In conjunction with the Gerrity Acquisition, the Company offered to exchange the Company's preferred stock for Gerrity's preferred stock (the "Original Exchange Offer"). A total of 1,204,847 shares were issued in exchange for approximately 75% of Gerrity's preferred stock. In October 1996, Gerrity's certificate of incorporation was amended to provide that all shares of Gerrity's preferred stock not exchanged in the Original Exchange Offer be exchanged for the Company's preferred stock on the same terms as the Original Exchange Offer. Upon consummation of this exchange, the Company had approximately 1.6 million preferred shares outstanding.

     The above transactions were accounted for as a purchase of Gerrity. The amounts and results of operations of the Company for periods prior to the Gerrity Acquisition reflected in these financial statements include the historical amounts and results of SOCO's Wattenberg operations. Certain amounts in the accompanying financial statements have been allocated in a reasonable and consistent manner in order to depict the historical financial position, results of operations and cash flows of the Company on a stand-alone basis prior to the Gerrity Acquisition.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Producing Activities

     The Company utilizes the successful efforts method of accounting for its oil and gas properties. Consequently, leasehold costs are capitalized when incurred. Unproved properties are assessed periodically within specific geographic areas and impairments in value are charged to expense. Exploratory expenses, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined to be unsuccessful. Costs of productive wells, unsuccessful developmental wells and productive leases are capitalized and amortized on a unit-of-production basis over the life of the remaining proved or proved developed reserves, as applicable. Gas is converted to equivalent barrels at the rate of six Mcf to one barrel. Amortization of capitalized costs has generally been provided over the entire D-J Basin as the wells are located in the same reservoir. No accrual has been provided for estimated future abandonment costs as management estimates that salvage value will approximate such costs.

     In 1995, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets". SFAS 121 requires the Company to assess the need for an impairment of capitalized costs of oil and gas properties on a field-by-field basis. During 1995, 1996, and the six months ended June 30, 1997 the Company did not provide for any impairments. Changes in the underlying assumptions or the amortization units could, however, result in impairments in the future.

                          PATINA OIL & GAS CORPORATION

  Other Assets



     Other assets reflect the value assigned to a noncompete agreement entered into as part of the Gerrity Acquisition. The value is being amortized over five years at a rate intended to approximate the decline in value of the noncompete agreement. Amortization expense for the year ended December 31, 1996 and the six months ended June 30, 1997 was $2,632,000 and $1,167,000, respectively. Scheduled amortization for the next five years is $333,000 for the remainder of 1997, $500,000 in 1998, and $250,000 in each of 1999 and 2000.


  Section 29 Tax Credits


     The Company from time to time enters into arrangements to monetize its
Section 29 tax credits.These arrangements result in revenue increases of approximately $0.40 per Mcf on production volumes from qualified Section 29 properties. As a result of such arrangements, the Company recognized additional gas revenues of $2.5 million, $2.0 million, $1.5 million and $942,000 during 1994, 1995, 1996 and the six months ended June 30, 1997, respectively. These arrangements are expected to increase revenues through 2002.


  Gas Imbalances


     The Company uses the sales method to account for gas imbalances. Under this method, revenue is recognized based on the cash received rather than the Company's proportionate share of gas produced. Gas imbalances at December 31, 1995, 1996 and June 30, 1997 were insignificant.


  Financial Instruments

     The book value and estimated fair value of cash and equivalents was $1.0 million, $6.2 and $10.6 million at December 31, 1995, 1996 and June 30, 1997, respectively. The book value approximates fair value due to the short maturity of these instruments. The book value and estimated fair value of the Company's debt to parent and senior debt was $75.0 million, $94.5 million and $85.0 million at December 31, 1995, 1996 and June 30, 1997, respectively. The fair value is presented at face value given its floating rate structure. The book value of the Notes was $103.1 million and $97.7 million and the estimated fair value was $105.6 million and $101.5 million at December 31, 1996 and June 30, 1997, respectively. The fair value is estimated based on their price on the New York Stock Exchange.

     From time to time, the Company enters into commodity contracts to hedge the price risk of a portion of its production. Gains and losses on such contracts are deferred and recognized in income as an adjustment to oil and gas sales revenues in the period to which the contracts relate.

     In the fourth quarter of 1996, the Company entered into various swap sales contracts with a weighted average oil price (NYMEX based) of $22.19 for contract volumes of 95,000 barrels of oil for January 1997 through February 1997. The Company recognized $113,000 of losses related to these contracts based on settlements during the first quarter of 1997. These losses were reflected as deductions from oil revenues in the period settled.

     In the fourth quarter of 1996 and early 1997, the Company entered into various swap sales contracts with a weighted average natural gas price (CIG-Inside FERC based) of $3.02 for contract volumes of 2,250,000 MMBtu's of natural gas for January 1997 through March 1997. The Company recognized $1.6 million of gains related to these contracts based on settlements during the first quarter of 1997. These gains were reflected as additions to gas revenues in the period settled.

                          PATINA OIL & GAS CORPORATION

     In the second quarter of 1997, the Company entered various swap sales contracts with terms as follows:

                                                                           WEIGHTED AVERAGE
                                                           QUANTITY           PRICE PER
                 PERIOD                   PRODUCT         (MMBtu's)           MMBtu's(a)       INDEX
    ---------------------------------   -----------    ----------------    ----------------    -----
    July - September.................   Natural Gas          460,000            $ 1.75         CIG
    July - September.................   Natural Gas          920,000            $ 2.14         NGPL
    July - September.................   Natural Gas          920,000            $ 2.15         PEPL
                                                       ----------------
                                                           2,300,000
                                                       =============

- ---------------
(a) The average wellhead price related to the above swap contracts taking into consideration the value of the related natural gas liquids, net of any gathering, transportation and processing fees, is estimated at $2.05 per Mcf.

  Supplemental Cash Flow Information

     The Gerrity Acquisition involved cash and non-cash consideration as presented below (in thousands):

        Cash payments made for merger.....................................  $ 14,257
        Senior debt assumed...............................................    19,000
        Subordinated debt assumed.........................................   105,805
        Minority interest in Gerrity preferred stock not exchanged at
          merger date.....................................................     9,878
        Preferred stock issued............................................    30,122
        Common stock and warrants issued..................................    46,750
        Other liabilities assumed.........................................    12,423
                                                                            --------
        Fair value of assets acquired.....................................  $238,235
                                                                            ========

     The above cash payments made include approximately $4.9 million of costs capitalized and allocated to oil and gas properties. The above cash payments are reduced in the accompanying consolidated statements of cash flows by $2.1 million of cash acquired in the Gerrity Acquisition.

  Risks and Uncertainties

     Historically, the market for oil and gas has experienced significant price fluctuations. Prices for natural gas in the Rocky Mountain region have traditionally been particularly volatile and have been depressed since 1994. In large part, the decreased prices are the result of mild weather, increased production in the region and limited transportation capacity to other regions of the country. In the fourth quarter of 1996, both oil and natural gas prices increased considerably, however, there can be no assurance that these increases will be sustained. Increases or decreases in prices received could have a significant impact on the Company's future results of operations. Subsequent to year-end, both oil and gas prices have declined to levels similar to the Company's realized average prices in 1996.

  Other

     All liquid investments with an original maturity of three months or less are considered to be cash equivalents. Certain amounts in prior period consolidated financial statements have been reclassified to conform with current classification.

     All cash payments for income taxes were made by SOCO during 1994, 1995 and through May 2, 1996 at which point the Company began paying its own taxes. The Company was charged interest by SOCO on its debt to SOCO of $3.9 million, $5.4 million and $1.6 million during 1994, 1995 and through May 2, 1996, which was reflected as an increase in debt to SOCO.

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires

                          PATINA OIL & GAS CORPORATION
management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) OIL AND GAS PROPERTIES

     The cost of oil and natural gas properties at December 31, 1994, 1995 and 1996 and June 30, 1997 includes no significant unevaluated leasehold. Acreage is generally held for exploration, development or resale and its value, if any, is excluded from amortization. The following table sets forth costs incurred related to oil and natural gas properties.

                                                                                SIX MONTHS
                                                                                   ENDED
                                           1994        1995         1996       JUNE 30, 1997
                                          -------     -------     --------     -------------
                                                   (IN THOUSANDS)               (UNAUDITED)
        Acquisition.....................  $ 7,556     $   650     $218,380        $   101
        Development.....................   88,213      12,141        8,301          7,972
        Exploration and other...........    1,693         429          224             62
                                          -------     -------     --------         ------
                                          $97,462     $13,220     $226,905        $ 8,135
                                          =======     =======     ========         ======

     In May 1996, the Gerrity Acquisition discussed in Note 1 was consummated. The following table summarizes the unaudited pro forma effects on the Company's financial statements assuming that the Gerrity Acquisition and the Original Exchange Offer had been consummated on January 1, 1995 and 1996. Future results may differ substantially from pro forma results due to changes in these assumptions, changes in oil and natural gas prices, production declines and other factors. Therefore, pro forma statements cannot be considered indicative of future operations.

                                                  YEAR ENDED DECEMBER
                                                          31,               SIX MONTHS
                                                 ---------------------         ENDED
                                                   1995         1996       JUNE 30, 1996
                                                 --------     --------     -------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
        Total revenues.........................  $103,962     $100,138        $47,060
        Total expenses.........................  $111,300     $ 96,662        $50,713
        Depletion, depreciation and
          amortization.........................  $ 63,383     $ 51,662        $27,945
        Net income (loss)......................  $ (7,338)    $  3,476        $(3,653)
        Net income (loss) per common share.....  $  (0.51)    $   0.03        $ (0.27)
        Weighted average shares outstanding....    20,000       19,796         18,921

(4) INDEBTEDNESS

     The following indebtedness was outstanding on the respective dates:

                                                            DECEMBER 31,
                                                       ----------------------      JUNE 30,
                                                        1995           1996          1997
                                                       -------       --------     -----------
                                                                   (IN THOUSANDS) (UNAUDITED)
    Bank facilities..................................  $    --       $ 94,500       $85,000
    Less current portion.............................       --             --            --
                                                       -------       --------       -------
      Senior debt, net...............................  $    --       $ 94,500       $85,000
                                                       =======       ========       =======
    Subordinated notes...............................  $    --       $103,094       $97,685
                                                       =======       ========       =======
    Debt to parent...................................  $75,000       $     --       $    --
                                                       =======       ========       =======

     As of July 24, 1997, the Company had approximately $173.7 million of debt outstanding, consisting of $76.0 million of senior debt and $97.7 million of Notes.

                          PATINA OIL & GAS CORPORATION

     In April 1997, the Company entered into an amended bank credit agreement (the "Facility"). The Facility is a revolving credit facility in an aggregate amount up to $140.0 million. The amount available under the Facility is adjusted semiannually and equaled $110.0 million at June 30, 1997, with $85.0 million outstanding under the revolving credit facility.

     The borrower may elect that all or a portion of the credit facility bear interest at a rate equal to: (i) the higher of (a) prime rate plus a margin equal to 0.25% (the "Applicable Margin") or (b) the Federal Funds Effective Rate plus .5% plus the Applicable Margin, or (ii) the rate at which Eurodollar deposits for one, two, three or six months (as selected by the Company) are offered in the interbank Eurodollar market plus a margin which fluctuates from 0.625% to 1.125%, determined by a debt to EBITDA ratio. During the six months ended June 30, 1997, the average interest rate under the facility approximated 6.8%.

     The bank credit agreement contains certain financial covenants, including but not limited to, a maximum total debt to capitalization ratio, a maximum total debt to EBITDA ratio and a minimum current ratio. The bank credit agreement also contains certain negative covenants, including but not limited to restrictions on indebtedness; certain liens; guaranties, speculative derivatives and other similar obligations; asset dispositions; dividends, loans and advances; creation of subsidiaries; investments; leases; acquisitions; mergers; changes in fiscal year; transactions with affiliates; changes in business conducted; sale and leaseback and operating lease transactions; sale of receivables; prepayment of other indebtedness; amendments to principal documents; negative pledge causes; issuance of securities; and non-speculative commodity hedging.


     In conjunction with the Gerrity Acquisition, the Company assumed $100 million of 11.75% Senior Subordinated Notes due July 15, 2004 issued by Gerrity in 1994. Under purchase accounting, the Notes have been reflected in the accompanying financial statements at a book value of 105.875% of their principal amount. Interest is payable each January 15, and July 15. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 1999, initially at 105.875% of their principal amount, declining to 102.938% on or after July 15, 2000 and declining to 100% on or after July 15, 2001. Upon a change of control, as defined in the Notes, the Company is obligated to make an offer to purchase all outstanding Notes at a price of 101% of the principal amount thereof. In addition, the Company would be obligated, subject to certain conditions, to make offers to purchase Notes with the net cash proceeds of certain asset sales or other dispositions of assets at a price of 101% of the principal amount thereof. Subsequent to the Gerrity Acquisition, the Company repurchased and retired $7.7 million of the Notes, resulting in $92.3 million of principal amount of Notes outstanding, or a book value of $97.7 million in the accompanying financial statements. The Notes are unsecured general obligations of the Company and are subordinated to all senior indebtedness of the Company and to any existing and future indebtedness of the Company's subsidiaries.


     The Notes contain covenants that, among other things, limit the ability of the Company to incur additional indebtedness, pay dividends, engage in transactions with shareholders and affiliates, create liens, sell assets, engage in mergers and consolidations and make investments in unrestricted subsidiaries. Specifically, the Notes restrict the Company from incurring indebtedness (exclusive of the Notes) in excess of approximately $51.0 million, if after giving effect to the incurrence of such additional indebtedness and the receipt and application of the proceeds therefrom, the Company's interest coverage ratio is less than 2.5:1 or adjusted consolidated net tangible assets is less than 150% of the aggregate indebtedness of the Company. The Company currently meets these ratios and accordingly, is not limited in its ability to incur additional debt.

     Prior to the Gerrity Acquisition, SOCO financed all of the Company's activities. A portion of such financing was considered to be an investment by parent in the Company with the remaining portion being considered debt to parent. The portion considered to be debt to parent versus an investment by parent was a discretionary percentage determined by SOCO after consideration of the Company's internally generated cash flows and level of capital expenditures. Subsequent to the Gerrity Acquisition, the $75.0 million debt to parent was paid in full and the Company does not expect SOCO to provide any additional funding.

                          PATINA OIL & GAS CORPORATION

     On the portion of such financing which was considered to be debt to parent, SOCO charged interest at a rate which approximated the average interest rate being paid by SOCO under its revolving credit facility (5.5%, 7.0% and 6.9% for 1994, 1995 and the four month period ended May 2, 1996, respectively).

     Scheduled maturities of indebtedness for the next five years are zero for 1997, 1998, and 1999, and $85.0 million in 2000, and zero in 2001. The long-term portions of the credit facilities are scheduled to expire in 2000; however, it is management's intent to review both the short-term and long-term facilities and extend the maturities on a regular basis.

     There were no cash payments for interest expense in 1994, 1995 or in the first four months of 1996. Cash payments for interest totaled $10.5 million in the eight months ended December 31, 1996 and $8.7 million for the six months ended June 30, 1997.

(5)  STOCKHOLDERS' EQUITY

     A total of 40,000,000 common shares, $0.01 par value, are authorized of which 18,820,248 were issued and outstanding at June 30, 1997. The Company issued 6,000,000 common shares and 3,000,000 warrants exercisable at $12.50 in exchange for all of the outstanding stock of Gerrity upon consummation of the Gerrity Acquisition. Of the 18,820,248 shares outstanding, 2,000,000 are designated as Series A Common Stock. The Series A Common Stock is identical to the common shares except that the Series A Common Stock is entitled to three votes per share rather than one vote per share. The Series A Common Stock is owned by SOCO and reverts to regular common shares upon certain conditions. Subsequent to the merger date, the Company repurchased 1,187,200 shares of common stock, 500,000 warrants issued to Gerrity's former chief executive officer, and 80,549 warrants for total consideration of $10.5 million. No dividends have been paid on common stock as of June 30, 1997.

     A total of 5,000,000 preferred shares, $0.01 par value, are authorized of which 1,467,926 were issued and outstanding at June 30, 1997. In May 1996, 1.2 million shares of 7.125% preferred stock were issued to certain Gerrity preferred shareholders electing to exchange their preferred shares in the Original Exchange Offer. Thus there were no proceeds received related to this issuance. In October 1996, Gerrity's certificate of incorporation was amended to provide that all shares of Gerrity's preferred stock not exchanged in the Original Exchange Offer be exchanged for the Company's preferred shares on the same terms as the Original Exchange Offer. This exchange resulted in the issuance of an additional 389,000 preferred shares. The stock is convertible into common stock at any time at $8.61 per share. The 7.125% preferred stock is redeemable at the option of the Company at any time after May 2, 1998 if the average closing price of the Company's common stock for 20 of the 30 days prior to not less than five days preceding the redemption date is greater than $12.92 per share or at any time after May 2, 1999. The liquidation preference is $25.00 per share, plus accrued and unpaid dividends. The Company paid $2.1 and $1.3 million ($1.78 per 7.125% convertible share per annum) in preferred dividends during the year ended December 31, 1996 and for the six months ended, June 30, 1997 and had accrued an additional $354,000 at December 31, 1996 and $327,000 at June 30, 1997 for dividends.

     Earnings per share are computed by dividing net income, less dividends on preferred stock, by weighted average common shares outstanding. Net income
(loss) applicable to common for 1994, 1995, 1996 and the six months ended June 30, 1997, was $2,950,000, ($2,094,000), $1,433,000 and $5,754,000, respectively.
Differences between primary and fully diluted earnings per share were insignificant for all periods presented.

     In 1996, the shareholders adopted a stock option plan for employees providing for the issuance of options at prices not less than fair market value. Options to acquire up to three million shares of common stock may be outstanding at any given time. The specific terms of grant and exercise are determinable by a committee of independent members of the Board of Directors. A total of 512,000 options were issued in May 1996 with an exercise price of $7.75 per common share and 271,000 options were issued in February 1997 with an exercise

                          PATINA OIL & GAS CORPORATION
price of $9.25 per common share. The options vest over a three-year period (30%, 60%, 100%) and expire five years from date of grant.

     In 1996, the shareholders adopted a stock grant and option plan (the "Directors' Plan") for nonemployee Directors of the Company. The Directors' Plan provides for each nonemployee Director to receive common shares having a market value equal to $2,250 quarterly in payment of one-half their retainer. A total of 3,632 shares were issued in 1996 and 2,076 shares were issued during the first six months of 1997. It also provides for 5,000 options to be granted annually to each nonemployee Director. A total of 20,000 options were issued in May 1996 with an exercise price of $7.75 per common share and 20,000 options were issued in May 1997 with an exercise price of $8.625. The options vest over a three-year period (30%, 60%, 100%) and expire five years from date of grant.

     At December 31, 1996, the Company had a fixed stock option compensation plan, which is described above. The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for the plans. Accordingly, no compensation cost has been recognized for these fixed stock option plans. Had compensation cost for the Company's fixed stock option compensation plans been determined consistent with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," the Company's net income (in thousands) and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                               1996
                                                                              -------
        Net income (loss)
          As reported.......................................................  $ 3,562
          Pro forma.........................................................  $ 3,281
        Income (loss) per common share
          As reported.......................................................  $  0.08
          Pro forma.........................................................  $  0.06

     The fair value of each option grant is estimated on the date of grant using the Black-Sholes option-pricing model with the following weighted-average assumptions used for grants in 1996: dividend yield of 0%; expected volatility of 30%; risk-free interest rate of 6.4%; and expected life of 4.5 years.

     A summary of the status of the Company's fixed stock option plan as of December 31, 1996 and changes during the year is presented below (shares are in thousands):

                                                                                1996
                                                                          WEIGHTED-AVERAGE
                                                                 SHARES    EXERCISE PRICE
                                                                 ------   ----------------
        Outstanding at beginning of year.......................     --         $   --
        Granted................................................    532           7.75
        Exercised..............................................     --             --
        Forfeited..............................................    (29)          7.75
                                                                   ---
        Outstanding at end of year.............................    503           7.75
        Options exercisable at year end........................     --             --
                                                                   ---
        Weighted-average fair value of options granted during
          the year.............................................                $ 2.81

     The following table summarizes information about fixed stock options outstanding at December 31, 1996:

                                   OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                   ---------------------------------------------------     ---------------------------------
                       NUMBER         WEIGHTED-AVG.                            NUMBER
                   OUTSTANDING AT       REMAINING         WEIGHTED-        EXERCISABLE AT       WEIGHTED-
                    DECEMBER 31,       CONTRACTUAL         AVERAGE          DECEMBER 31,         AVERAGE
EXERCISE PRICE          1996              LIFE          EXERCISE PRICE          1996          EXERCISE PRICE
- --------------     --------------     -------------     --------------     --------------     --------------
7.75......             503,000          4.3 years           $ 7.75               --                 --

                          PATINA OIL & GAS CORPORATION

(6) FEDERAL INCOME TAXES

     Prior to the Gerrity Acquisition, the Company had been included in the tax return of SOCO. Current and deferred income tax provisions allocated by SOCO were determined as though the Company filed as an independent company, making the same tax return elections used in SOCO's consolidated return. Subsequent to the Gerrity Acquisition, the Company will not be included in the tax return of SOCO.

     A reconciliation of the statutory rate to the Company's effective rate as they apply to the provision (benefit) for the years ended December 31, 1994, 1995, 1996 and the six months ended, June 30, 1997 follows:

                                                                               SIX MONTHS
                                                                                  ENDED
                                                   1994     1995     1996     JUNE 30, 1997
                                                   ----     ----     ----     -------------
        Federal statutory rate...................   35%      (35)%     35%           35%
        Utilization of net deferred tax asset....   --        --      (35)%         (35)%
        Tax benefit recognized prior to Gerrity
          Acquisition............................   --        --      (12)%          --
                                                    --
                                                             ---      ---           ---
        Effective income tax rate................   35%      (35)%    (12)%          --%
                                                    ==       ===      ===           ===

     For book purposes the components of the net deferred asset and liability at December 31, 1995 and 1996, respectively, were:

                                                                    1995        1996
                                                                  --------     -------
                                                                     (IN THOUSANDS)
        Deferred tax assets
          NOL carryforwards.....................................  $ 15,716     $24,586
          Production payment receivables and other..............       128      27,382
                                                                  --------     -------
                                                                    15,844      51,968
                                                                  --------     -------
        Deferred tax liabilities
          Depreciable and depletable property...................    41,169      48,145
          Investments and other.................................        --          --
                                                                  --------     -------
                                                                    41,169      48,145
                                                                  --------     -------
        Deferred tax assets (liability).........................   (25,325)      3,823
                                                                  --------     -------
        Valuation allowance.....................................        --      (3,823)
                                                                  --------     -------
        Net deferred tax asset (liability)......................  $(25,325)    $    --
                                                                  ========     =======

     For tax purposes, the Company had regular net operating loss carryforwards of $70.2 million and alternative minimum tax ("AMT") loss carryforwards of $35.1 million at December 31, 1996. Utilization of $31.9 million regular net operating loss carryforwards and $31.6 million AMT loss carryforwards will be limited to $5.2 million per year as a result of the merger of Gerrity and SWAT on May 2, 1996. These carryforwards expire from 2006 through 2011. At December 31, 1996, the Company had alternative minimum tax credit carryforwards of $478,000 which are available indefinitely. No cash payments were made by the Company for federal taxes during 1995 and 1996. As discussed in Note 1, the accompanying financial statements include certain Wattenberg operations previously owned directly by SOCO. Accordingly, certain operating losses generated by these properties were retained by SOCO. In addition, certain taxable income generated by SOCO did not offset the Company's net operating loss carryforwards. Prior to the Gerrity Acquisition, the effect of such items has been reflected as a charge or credit in lieu of taxes in the Company's consolidated statement of changes in stockholders' equity.

                          PATINA OIL & GAS CORPORATION

(7) MAJOR CUSTOMERS

     During 1996 and the six months ended June 30, 1997, PanEnergy, Inc. accounted for 38% and 42% of revenues, respectively. During 1994, 1995, 1996 and the six months ended June 30, 1997, Amoco Production Company accounted for 25%, 22%, 19% and 15%, subsidiaries of SOCO accounted for 59%, 46%, 0% and 0%, and Total Petroleum accounted for 15%, 20%, 10%, and 8% of revenues, respectively. Management believes that the loss of any individual purchaser would not have a long-term material adverse impact on the financial position or results of operations of the Company.

(8) RELATED PARTY

     Prior to the Gerrity Acquisition, the Company did not have its own employees. Employees, certain office space and furniture, fixtures and equipment were provided by SOCO. SOCO allocated general and administrative expenses to the Company based on its estimate of expenditures incurred on behalf of the Company. Subsequent to the Gerrity Acquisition, certain field, administrative and executive employees of SOCO and Gerrity became employees of the Company. SOCO will continue to provide certain services to the Company under the Transition Agreement. During 1996 and the first six months of 1997, the Company paid approximately $650,000 and $898,000, respectively to SOCO under a corporate services agreement.

(9) COMMITMENTS AND CONTINGENCIES


     The Company leases office space and certain equipment under non-cancellable operating leases. Future minimum lease payments under such leases approximate $500,000 per year from 1997 through 2001.


     The Company is a party to various other lawsuits incidental to its business, none of which are anticipated to have a material adverse impact on its financial position or results of operations.

(10) UNAUDITED SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION

     Independent petroleum consultants directly evaluated 89%, 100% and 100% of proved reserves at December 31, 1994, 1995 and 1996, respectively. All reserve estimates are based on economic and operating conditions at that time. Future net cash flows as of each year-end were computed by applying then current prices to estimated future production less estimated future expenditures (based on current costs) to be incurred in producing and developing the reserves. All reserves are located onshore in the United States.

     Future prices received for production and future production costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods indicated or that prices and costs will remain constant. With respect to certain properties that historically have experienced seasonal curtailment, the reserve estimates assume that the seasonal pattern of such curtailment will continue in the future. There can be no assurance that actual production will equal the estimated amounts used in the preparation of reserve projections.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. The data in the tables below represent estimates only. Oil and natural gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and estimates of other engineers might differ materially from those shown above. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgement. Results in drilling, testing and production after the date of the estimate may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and natural gas that are ultimately recovered.

                          PATINA OIL & GAS CORPORATION

QUANTITIES OF PROVED RESERVES --

                                                                 OIL         NATURAL GAS
                                                                ------       -----------
                                                                (MBbl)         (MMcf)
        Balance, December 31, 1993............................  16,928         229,862
          Revisions...........................................  (4,450)        (50,021)
          Extensions, discoveries and additions...............   1,372          20,900
          Production..........................................  (1,829)        (23,893)
          Purchases...........................................     197           1,855
          Sales...............................................      --              --
                                                                ------         -------
        Balance, December 31, 1994............................  12,218         178,703
          Revisions...........................................  (3,609)        (19,618)
          Extensions, discoveries and additions...............     154             785
          Production..........................................  (1,342)        (20,981)
          Purchases...........................................      --              --
          Sales...............................................      --             (32)
                                                                ------         -------
        Balance, December 31, 1995............................   7,421         138,857
          Revisions...........................................     720          (1,314)
          Extensions, discoveries and additions...............     194           1,342
          Production..........................................  (1,688)        (23,947)
          Purchases...........................................  15,834         183,729
          Sales...............................................      (6)         (2,008)
                                                                ------         -------
        Balance, December 31, 1996............................  22,475         296,659
                                                                ======         =======

PROVED DEVELOPED RESERVES --

                                                                 OIL         NATURAL GAS
                                                                ------       -----------
                                                                (MBbl)         (MMcf)
        December 31, 1993.....................................   7,365         136,765
                                                                ======         =======
        December 31, 1994.....................................   8,832         147,869
                                                                ======         =======
        December 31, 1995.....................................   6,955         133,088
                                                                ======         =======
        December 31, 1996.....................................  15,799         242,777
                                                                ======         =======

                          PATINA OIL & GAS CORPORATION

STANDARDIZED MEASURE --

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                               1995             1996
                                                            ----------       ----------
                                                                  (IN THOUSANDS)
        Future cash inflows...............................  $  356,224       $1,668,475
        Future costs:
          Production......................................    (100,505)        (338,752)
          Development.....................................     (13,428)        (160,856)
                                                            ----------       ----------
        Future net cash flows.............................     242,291        1,168,867
        Undiscounted income taxes.........................     (29,873)        (294,407)
                                                            ----------       ----------
        After tax net cash flows..........................     212,418          874,460
        10% discount factor...............................     (84,902)        (374,524)
                                                            ----------       ----------
        Standardized measure..............................  $  127,516       $  499,936
                                                            ==========       ==========

CHANGES IN STANDARDIZED MEASURE --

                                                          YEAR ENDED DECEMBER 31,
                                                    -----------------------------------
                                                      1994         1995         1996
                                                    --------     --------     ---------
                                                              (IN THOUSANDS)
        Standardized measure, beginning of year...  $191,011     $161,481     $ 127,516
        Revisions:
          Prices and costs........................   (56,928)       2,240       351,724
          Quantities..............................   (29,498)     (14,230)          501
          Development costs.......................    (8,044)      (1,182)      (11,024)
          Accretion of discount...................    19,101       16,148        27,619
          Income taxes............................    23,121       10,963      (129,612)
          Production rates and other..............    (8,422)     (21,265)       (3,706)
                                                    --------     --------     ---------
          Net revisions...........................   (60,670)      (7,326)      235,502
        Extensions, discoveries and additions.....    19,583        2,064         3,791
        Production................................   (58,099)     (40,877)      (67,666)
        Future development costs incurred.........    67,484       12,192         7,906
        Purchases(a)..............................     2,172           --       193,998
        Sales (b).................................        --          (18)       (1,111)
                                                    --------     --------     ---------
        Standardized measure, end of year.........  $161,481     $127,516     $ 499,936
                                                    ========     ========     =========

- ---------------
(a) "Purchases" includes the present value at the end of the period acquired during the year plus the cash flow received on such properties during the period, rather than their estimated present value at the time of the acquisition.

(b) "Sales" represents the present value at the beginning of the period of properties sold, less the cash flow received on such properties during the period.

======================================================

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION SET HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Prospectus Summary....................    3
Risk Factors..........................   11
Concurrent Transactions...............   17
Capitalization........................   21
Use of Proceeds.......................   21
Price Range of Common Stock...........   22
Dividend Policy.......................   22
Selected Historical and Pro Forma
  Consolidated Financial Data.........   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   25
Business..............................   30
Management............................   38
Security Ownership of Certain
  Beneficial Owners and Management....   43
Selling Stockholder...................   45
Description of Capital Stock..........   45
Description of Certain Indebtedness...   48
Shares Eligible for Future Sale.......   50
Underwriting..........................   51
Legal Matters.........................   52
Experts...............................   52
Glossary of Oil and Gas Terms.........   53
Index to Consolidated Financial
  Statements..........................  F-1


======================================================

======================================================

                                7,500,000 SHARES

                                PATINA OIL & GAS
                                  CORPORATION

                                  COMMON STOCK
                                  ------------
                                   PROSPECTUS
                                             , 1997
                                  ------------
                               SMITH BARNEY INC.

                           MORGAN STANLEY DEAN WITTER
                           A.G. EDWARDS & SONS, INC.
                           JEFFERIES & COMPANY, INC.
                            PAINEWEBBER INCORPORATED

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES IN ISSUANCE AND DISTRIBUTION

     Expenses of issuance and distribution, other than underwriting discounts and commissions, have been estimated as follows:


        Securities and Exchange Commission registration fee................  $ 22,216
        Transfer agent fees................................................         *
        Legal fees and expenses............................................         *
        Accounting fees....................................................         *
        Engineering fees...................................................         *
        Printing expenses..................................................         *
        Blue sky fees and expenses (including fees of counsel).............         *
        Miscellaneous......................................................         *
                  Total....................................................         *
                                                                              -------
                                                                             $      *
                                                                              =======



     SOCO will not pay any portion of such expenses.

- ---------------
* To be completed by amendment


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     (a) Exhibits -


 1.1**       Form of Underwriting Agreement
 2.1         Amended and Restated Agreement and Plan of Merger dated as of January 16, 1996 as amended and restated as of March 20, 1996 -- incorporated by reference to Exhibit
             2.1 to Amendment No. 1 to the Registration Statement on Form S-4 of Patina Oil &
             Gas Corporation (Registration No. 333-572)
 4.1         Certificate of Incorporation -- incorporated herein by reference to the Exhibit
             3.1 to the Company's Registration Statement on Form S-4 (Registration No.
             333-572)
4.1.1**      Certificate of Designation for New Preferred Stock (included in Exhibit 10.11)
 4.2         Bylaws -- incorporated herein by reference to Exhibit 3.3 to the Company's
             Registration Statement on Form S-4 (Registration No. 333-572)
 4.3         Certificate of Ownership and Merger of Gerrity Oil & Gas Corporation with and into the Company, effective March 21, 1997 -- incorporated herein by reference to
             Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended
             March 31, 1997
 4.4**       Indenture, dated as of June 30, 1994, between Gerrity Oil & Gas Corporation and
             Chemical Bank (now known as The Chase Manhattan Bank)
 4.4.1       Supplemental Indenture dated as of March 31, 1997 among Gerrity Oil & Gas
             Corporation, the Company and The Chase Manhattan Bank (formerly known as Chemical
             Bank) as Trustee -- incorporated herein by reference to Exhibit 10.1.7 to the
             Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996
             (Commission file number 1-14344)
 5.1*        Opinion of Simpson Thacher & Bartlett as to the validity of the shares of Common
             Stock of the Registrant being registered
10.1         Business Opportunity Agreement -- incorporated herein by reference to Exhibit 2.2 to the Company's Form 8-K dated May 2, 1996 (Commission file number 1-14344)

10.1.1**     Form of Termination of Business Opportunity Agreement dated      , 1997, between
             the Company and Snyder Oil Corporation
10.2         Corporate Services Agreement -- incorporated by reference to Exhibit 2.3 to the
             Registration Statement on Form S-4 of Patina Oil & Gas Corporation (Registration
             No. 333-572)
10.2.1**     Form of Termination of Corporate Services Agreement, dated      , 1997, between
             the Company and Snyder Oil Corporation
10.3**       Form of Transition Agreement, dated                  , 1997, between the Company
             and Snyder Oil Corporation
10.4         Credit Agreement dated as of May 2, 1996 among the Company, Gerrity Oil & Gas
             Corporation and SOCO Wattenberg Corporation, as Borrowers, certain financial institutions, and Texas Commerce Bank National Association, as Administrative
             Agent, and certain commercial lending institutions -- incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K dated May 2, 1996 (Commission file number 1-14344)
10.4.1       First Amendment to Credit Agreement dated June 28, 1996 by and among the Company,
             Gerrity Oil & Gas Corporation and SOCO Wattenberg Corporation, as Borrowers, and
             Texas Commerce Bank National Association, as Administrative Agent, and certain commercial lending institutions -- incorporated herein by reference to Exhibit
             10.1.1 to the Company's Form 10-Q for the quarter ending June 30, 1996
             (Commission file number 1-14344)
10.4.2       Second Amendment to Credit Agreement effective October 8, 1996 by and among the
             Company, Gerrity Oil & Gas Corporation and SOCO Wattenberg Corporation, as
             Borrowers, and Texas Commerce Bank National Association, as Administrative Agent,
             and certain commercial lending institutions -- incorporated herein by reference to Exhibit 10.74 of the Company's Form 10-Q for the quarter ending September 30,
             1996 (Commission file number 1-14344)
10.4.3       Third Amendment to Credit Agreement effective November 1, 1996 by and among the
             Company, Gerrity Oil & Gas Corporation and SOCO Wattenberg Corporation, as
             Borrowers, and Texas Commerce Bank National Association, as Administrative Agent,
             and certain commercial lending institutions -- incorporated herein by reference to Exhibit 10.75 of the Company's Form 10-Q for the quarter ending September 30,
             1996 (Commission file number 1-14344)
10.4.4       Amended and Restated Credit Agreement dated April 1, 1997 by and among the
             Company, as Borrower, and Texas Commerce Bank National Association, as
             Administrative Agent, and certain commercial lending institutions -- incorporated herein by reference to Exhibit 10.1.5 to the Company's Quarterly Report on Form
             10-Q for the quarter ended March 31, 1997 (Commission file number 1-14344)
10.4.5       First Amendment to the Amended and Restated Credit Agreement effective May 1,
             1997 by and among the Company, as Borrower, and Texas Commerce Bank National
             Association, as Administrative Agent, and certain commercial lending institutions -- incorporated herein by reference to Exhibit 10.1.6 to the
             Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997
             (Commission file number 1-14344)
10.5         Agreement dated July 16, 1996 by and between F. H. Smith, employee, and the
             Company -- incorporated herein by reference to Exhibit 10.3 of the Company's Form
             10-Q for the quarter ending June 30, 1996 (Commission file number 1-14344)
10.5.1       Deferred Compensation Plan for Selected Employees adopted by the Company effective May 1, 1996 -- incorporated herein by reference to Exhibit 10.3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996
10.5.2**     Employment Agreement, dated July 31, 1997, between the Registrant and Thomas J.
             Edelman
10.7         Sublease Agreement dated as of May 1, 1996 by and between Snyder Oil Corporation, as Sublandlord, and the Company, as Subtenant -- incorporated herein by reference to Exhibit 10.4 of the Company's Form 10-Q for the quarter ending June 30, 1996
             (Commission file number 1-14344)

10.7.1       Sublease Agreement dated as of October 7, 1996 by and between Gerrity Oil & Gas
             Corporation, as Sublandlord, and Shadownet Technologies, L.L.C. -- incorporated herein by reference to Exhibit 10.76 of the Company's Form 10-Q for the quarter ending September 30, 1996 (Commission file number 1-14344)
10.9         Registration Rights Agreement -- incorporated herein by reference to Exhibit 2.4 to the Company's Form 8-K dated May 2, 1996 (Commission file number 1-14344)
10.10        Cross Indemnification Agreement -- incorporated herein by reference to Exhibit
             2.5 to the Company's Form 8-K dated May 2, 1996 (Commission file number 1-14344)
10.11**      Stock Purchase Agreement, dated as of July 31, 1997 among the Company and the New
             Preferred Stock Investors
10.12**      Share Repurchase Agreement, dated as of July 31, 1997, by and between the Company and Snyder Oil Corporation (included in Exhibit 10.11)
10.13**      Management Stock Purchase Agreement, dated as of September 4, 1997, by and among the Company and the Management Investors
10.13.1**    Form of Pledge Agreement (included in exhibit 10.13)
10.13.2**    Form of Promissory Note (included in exhibit 10.13)
10.14**      Form of Restricted Stock Agreement, dated September 4, 1997, by and among the
             Company and the Management Investors
11.1         Computation of Per Share Earnings -- incorporated herein by reference to Exhibit
             11.1 to the Company's Annual Report on Form 10-K for the year ended December 31,
             1996
12           Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to
             Combined Fixed Charges and Preferred Stock Dividends -- incorporated herein by reference to Exhibit 12 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996
20**         Fairness opinion of A.G. Edwards & Sons, Inc. dated July 30, 1997.
23.1**       Consent of Arthur Andersen L.L.P.
23.2*        Consent of Netherland, Sewell & Associates, Inc.
23.3*        Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1)
23.4**       Consent of A.G. Edwards & Sons, Inc.
23.5***      Consent of Coopers & Lybrand L.L.P.
24.1*        Power of Attorney of directors and officers
27           Financial Data Schedule -- incorporated herein by reference to Exhibit 27 to the
             Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997
99.1         Reserve letter from Netherland, Sewell & Associates, Inc. Dated February 5, 1997
             to the Patina Oil & Gas Corporation interest as of December 31,
             1996 -- incorporated herein by reference to Exhibit 99 to the Company's Annual
             Report on Form 10-K for the year ended December 31, 1996
99.2*        Consent of Mr. Arnold L. Chavkin to being named in the Registration Statement as a person about to become a director of the Registrant
99.3*        Consent of Mr. William E. Macaulay to being named in the Registration Statement as a person about to become a director of the Registrant


- ---------------

  * Previously filed



 ** Filed herewith



*** To be filed by amendment

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO
DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON THE      DAY OF
SEPTEMBER, 1997.


                                          PATINA OIL & GAS CORPORATION
                                          (Registrant)


                                          By:

                                            ------------------------------------
                                            Brian J. Cree
                                            Executive Vice President and
                                            Chief Operating Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



               SIGNATURES                               TITLE                      DATE
- ----------------------------------------   -------------------------------  -------------------
           THOMAS J. EDELMAN*              Chairman of the Board,           September   , 1997
- ----------------------------------------     President, Chief Executive
           Thomas J. Edelman                 Officer and Director

                                           Executive Vice President, Chief  September   , 1997
- ----------------------------------------     Operating Officer and
             Brian J. Cree                   Director

           DAVID J. KORNDER*               Vice President and Chief         September   , 1997
- ----------------------------------------     Financial Officer
            David J. Kornder

            ROBERT J. CLARK*               Director                         September   , 1997
- ----------------------------------------
            Robert J. Clark

             JAY W. DECKER*                Director                         September   , 1997
- ----------------------------------------
             Jay W. Decker

          WILLIAM J. JOHNSON*              Director                         September   , 1997
- ----------------------------------------
           William J. Johnson

          ALEXANDER P. LYNCH*              Director                         September   , 1997
- ----------------------------------------
           Alexander P. Lynch

            JOHN C. SNYDER*                Director                         September   , 1997
- ----------------------------------------
             John C. Snyder

                  *By:
- ----------------------------------------
             Brian J. Cree
            Attorney in Fact

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                         DESCRIPTION
- ---------     --------------------------------------------------------------------------------
  1.1**       Form of Underwriting Agreement
  2.1         Amended and Restated Agreement and Plan of Merger dated as of January 16, 1996 as amended and restated as of March 20, 1996 -- incorporated by reference to
              Exhibit 2.1 to Amendment No. 1 to the Registration Statement on Form S-4 of
              Patina Oil & Gas Corporation (Registration No. 333-572)
  4.1         Certificate of Incorporation -- incorporated herein by reference to the Exhibit
              3.1 to the Company's Registration Statement on Form S-4 (Registration No.
              333-572)
  4.1.1**     Certificate of Designation for New Preferred Stock (included in Exhibit 10.11)
  4.2         Bylaws -- incorporated herein by reference to Exhibit 3.3 to the Company's
              Registration Statement on Form S-4 (Registration No. 333-572)
  4.3         Certificate of Ownership and Merger of Gerrity Oil & Gas Corporation with and into the Company, effective March 21, 1997 -- incorporated herein by reference to Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997
  4.4**       Indenture, dated as of June 30, 1994, between Gerrity Oil & Gas Corporation and
              Chemical Bank (now known as The Chase Manhattan Bank)
  4.4.1       Supplemental Indenture dated as of March 31, 1997 among Gerrity Oil & Gas
              Corporation, the Company and The Chase Manhattan Bank (formerly known as
              Chemical Bank) as Trustee -- incorporated herein by reference to Exhibit 10.1.7 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31,
              1996 (Commission file number 1-14344)
  5.1*        Opinion of Simpson Thacher & Bartlett as to the validity of the shares of Common
              Stock of the Registrant being registered
 10.1         Business Opportunity Agreement -- incorporated herein by reference to Exhibit
              2.2 to the Company's Form 8-K dated May 2, 1996 (Commission file number 1-14344)
 10.1.1**     Form of Termination of Business Opportunity Agreement dated      , 1997, between
              the Company and Snyder Oil Corporation
 10.2         Corporate Services Agreement -- incorporated by reference to Exhibit 2.3 to the
              Registration Statement on Form S-4 of Patina Oil & Gas Corporation (Registration
              No. 333-572)
 10.2.1**     Form of Termination of Corporate Services Agreement, dated      , 1997, between
              the Company and Snyder Oil Corporation
 10.3**       Form of Transition Agreement, dated                  , 1997, between the Company
              and Snyder Oil Corporation
 10.4         Credit Agreement dated as of May 2, 1996 among the Company, Gerrity Oil & Gas
              Corporation and SOCO Wattenberg Corporation, as Borrowers, certain financial institutions, and Texas Commerce Bank National Association, as Administrative
              Agent, and certain commercial lending institutions -- incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K dated May 2, 1996
              (Commission file number 1-14344)
 10.4.1       First Amendment to Credit Agreement dated June 28, 1996 by and among the
              Company, Gerrity Oil & Gas Corporation and SOCO Wattenberg Corporation, as
              Borrowers, and Texas Commerce Bank National Association, as Administrative
              Agent, and certain commercial lending institutions -- incorporated herein by reference to Exhibit 10.1.1 to the Company's Form 10-Q for the quarter ending
              June 30, 1996 (Commission file number 1-14344)

 EXHIBIT
 NUMBER                                         DESCRIPTION
- ---------     --------------------------------------------------------------------------------
 10.4.2       Second Amendment to Credit Agreement effective October 8, 1996 by and among the
              Company, Gerrity Oil & Gas Corporation and SOCO Wattenberg Corporation, as
              Borrowers, and Texas Commerce Bank National Association, as Administrative
              Agent, and certain commercial lending institutions -- incorporated herein by reference to Exhibit 10.74 of the Company's Form 10-Q for the quarter ending
              September 30, 1996 (Commission file number 1-14344)
 10.4.3       Third Amendment to Credit Agreement effective November 1, 1996 by and among the
              Company, Gerrity Oil & Gas Corporation and SOCO Wattenberg Corporation, as
              Borrowers, and Texas Commerce Bank National Association, as Administrative
              Agent, and certain commercial lending institutions -- incorporated herein by reference to Exhibit 10.75 of the Company's Form 10-Q for the quarter ending
              September 30, 1996 (Commission file number 1-14344)
 10.4.4       Amended and Restated Credit Agreement dated April 1, 1997 by and among the
              Company, as Borrower, and Texas Commerce Bank National Association, as
              Administrative Agent, and certain commercial lending
              institutions -- incorporated herein by reference to Exhibit 10.1.5 to the
              Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997
              (Commission file number 1-14344)
 10.4.5       First Amendment to the Amended and Restated Credit Agreement effective May 1,
              1997 by and among the Company, as Borrower, and Texas Commerce Bank National
              Association, as Administrative Agent, and certain commercial lending institutions -- incorporated herein by reference to Exhibit 10.1.6 to the
              Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997
              (Commission file number 1-14344)
 10.5         Agreement dated July 16, 1996 by and between F. H. Smith, employee, and the
              Company -- incorporated herein by reference to Exhibit 10.3 of the Company's
              Form 10-Q for the quarter ending June 30, 1996 (Commission file number 1-14344)
 10.5.1       Deferred Compensation Plan for Selected Employees adopted by the Company effective May 1, 1996 -- incorporated herein by reference to Exhibit 10.3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996
 10.5.2**     Employment Agreement, dated July 31, 1997, between the Registrant and Thomas J.
              Edelman
 10.7         Sublease Agreement dated as of May 1, 1996 by and between Snyder Oil
              Corporation, as Sublandlord, and the Company, as Subtenant -- incorporated herein by reference to Exhibit 10.4 of the Company's Form 10-Q for the quarter ending June 30, 1996 (Commission file number 1-14344)
 10.7.1       Sublease Agreement dated as of October 7, 1996 by and between Gerrity Oil & Gas
              Corporation, as Sublandlord, and Shadownet Technologies, L.L.C. -- incorporated herein by reference to Exhibit 10.76 of the Company's Form 10-Q for the quarter ending September 30, 1996 (Commission file number 1-14344)
 10.9         Registration Rights Agreement -- incorporated herein by reference to Exhibit 2.4 to the Company's Form 8-K dated May 2, 1996 (Commission file number 1-14344)
 10.10        Cross Indemnification Agreement -- incorporated herein by reference to Exhibit
              2.5 to the Company's Form 8-K dated May 2, 1996 (Commission file number 1-14344)
 10.11**      Stock Purchase Agreement, dated as of July 31, 1997 among the Company and the
              New Preferred Stock Investors
 10.12**      Share Repurchase Agreement, dated as of July 31, 1997, by and between the
              Company and Snyder Oil Corporation (included in Exhibit 10.11)

 EXHIBIT
 NUMBER                                         DESCRIPTION
- ---------     --------------------------------------------------------------------------------
 10.13**      Management Stock Purchase Agreement, dated as of September 4, 1997, by and among the Company and the Management Investors
10.13.1**     Form of Pledge Agreement (included in Exhibit 10.13)
10.13.2**     Form of Promissory Note (included in Exhibit 10.13)
 10.14**      Form of Restricted Stock Agreement, dated September 4, 1997, by and among the
              Company and the Management Investors
 11.1         Computation of Per Share Earnings -- incorporated herein by reference to Exhibit
              11.1 to the Company's Annual Report on Form 10-K for the year ended December 31,
              1996
 12           Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to
              Combined Fixed Charges and Preferred Stock Dividends -- incorporated herein by reference to Exhibit 12 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996
 20**         Fairness opinion of A.G. Edwards & Sons, Inc, dated July 30, 1997.
 23.1**       Consent of Arthur Andersen L.L.P.
 23.2*        Consent of Netherland, Sewell & Associates, Inc.
 23.3*        Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1)
 23.4**       Consent of A.G. Edwards & Sons, Inc
 23.5***      Consent of Coopers & Lybrand L.L.P.
 24.1*        Power of Attorney of directors and officers
 27           Financial Data Schedule -- incorporated herein by reference to Exhibit 27 to the
              Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997
 99.1         Reserve letter from Netherland, Sewell & Associates, Inc. Dated February 5, 1997
              to the Patina Oil & Gas Corporation interest as of December 31,
              1996 -- incorporated herein by reference to Exhibit 99 to the Company's Annual
              Report on Form 10-K for the year ended December 31, 1996
 99.2*        Consent of Mr. Arnold L. Chavkin to being named in the Registration Statement as a person about to become a director of the Registrant
 99.3*        Consent of Mr. William E. Macaulay to being named in the Registration Statement as a person about to become a director of the Registrant


- ---------------

*   Previously filed



**  Filed herewith



*** To be filed by amendment